UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.  )

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KNOWLES CORPORATION

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(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Knowles Corporation

1151 Maplewood Drive

Itasca, Illinois 60143

www.knowles.com

Notice of Annual Meeting of Stockholders

March 14, 2018

Dear Fellow Stockholders:

You are cordially invited to attend our Annual Meeting of Stockholders at Sofitel Chicago Magnificent Mile, 20 East Chestnut Street, Chicago, Illinois 60611 on Tuesday, May 1, 2018 at 9:15 a.m. local time, to be held for the following purposes:

1.	To elect the four Class II directors named in the proxy statement;

2.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2018;

3.	To approve, on an advisory basis, our named executive officer compensation;

4.	To approve an amendment to our Amended and Restated Certificate of Incorporation to declassify our Board of Directors;

5.	To approve the Knowles Corporation 2018 Equity and Cash Incentive Plan; and

6.	To transact any other business that may properly come before the meeting or any postponement or adjournment thereof.

All holders of record at the close of business on March 5, 2018 are entitled to vote at the meeting or any postponement or adjournment thereof. Your vote is very important. Whether or not you plan to attend the meeting, we urge you to review the proxy materials and vote your shares as soon as possible. You may submit your proxy (1) by mail using a traditional proxy card, (2) by telephone at 1-800-690-6903 or (3) through the internet at www.proxyvote.com.

By authority of the Board of Directors,

THOMAS G. JACKSON

Secretary

Important Notice Regarding the Availability of Proxy Materials

for the Annual Meeting of Stockholders to be held on May 1, 2018.

The Notice of Annual Meeting of Stockholders and Proxy Statement and the Annual Report on Form 10-K for the fiscal year ended December 31, 2017 are available at investor.knowles.com.

PROXY STATEMENT

i

GENERAL INFORMATION ABOUT THE ANNUAL MEETING

We are providing this Proxy Statement to our stockholders in connection with the solicitation of proxies by the Board of Directors for voting at our Annual Meeting of Stockholders (the “Meeting”). We are mailing the Notice of Meeting and this Proxy Statement beginning on or about March 14, 2018.

Date, Place and Time of Meeting

The 2018 Annual Meeting of Stockholders will be held at Sofitel Chicago Magnificent Mile, 20 East Chestnut Street, Chicago, Illinois 60611 on Tuesday, May 1, 2018 at 9:15 a.m. local time.

Record Date

The record date for determining stockholders eligible to vote at the Meeting is March 5, 2018. As of the close of business on that date, we had outstanding 89,878,005 shares of common stock. Each share of common stock is entitled to one vote on each matter and stockholders may not cumulate their votes.

A list of stockholders entitled to vote at the Meeting will be available for examination by any stockholder for any purpose relevant to the Meeting during ordinary business hours at our offices at 1151 Maplewood, Itasca, Illinois 60143, for ten days prior to the Meeting, and also at the Meeting.

Quorum

For purposes of the Meeting, there will be a quorum if the holders of a majority of the outstanding shares of our common stock are present in person or by proxy. Abstentions and broker non-votes will be counted for purposes of determining whether a quorum is present.

Electronic Delivery of Proxy Materials

As permitted under the rules of the Securities and Exchange Commission (the “SEC”), we are mailing to many of our stockholders a Notice about the internet availability of our Proxy Statement and our Annual Report to stockholders (of which our 2017 Annual Report on Form 10-K is a part) instead of a paper copy of those proxy materials. We believe that this process expedites receipt of our proxy materials by stockholders, while lowering the costs and reducing the environmental impact of the Meeting. All stockholders receiving the Notice will have the ability to access the proxy materials over the internet and to request a paper copy by mail or an electronic copy by e-mail by following the instructions in the Notice. In addition, the proxy card contains instructions for electing to receive proxy materials over the internet in future years.

Stockholders of Record; Beneficial Owners

Most holders of our common stock hold their shares beneficially through a broker, bank or other nominee rather than of record directly in their own name. As summarized below, there are some differences in the way to vote shares held of record and those owned beneficially.

If your shares are registered directly in your name with our transfer agent, you are considered the stockholder of record of those shares, and the proxy materials are being sent directly to you. As a stockholder of record, you have the right to grant your voting proxy directly to the persons named by our Board of Directors as proxy holders (by following the instructions on the proxy card) or, if you choose, you may vote in person at the Meeting. If you received printed copies of the proxy materials, we have enclosed a proxy card for you to use. You may also vote on the internet or by telephone using the directions included on the proxy card.

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of the shares held in “street name,” and these proxy materials are being forwarded to you by your broker or other nominee who is considered the stockholder of record of those shares. As the beneficial owner, you have the right to direct your broker or other nominee on how to vote your shares and you are also invited to attend the Meeting. However, since you are not the stockholder of record, you may not vote those shares in person at the Meeting unless you have a proxy, executed in your favor, from the holder of record of your shares. Your broker or other nominee has enclosed a voting instruction card for you to use in directing your broker or other nominee as to how to vote your shares. We strongly encourage you to instruct your broker or nominee how you wish to vote.

Items of Business

There are five proposals scheduled to be voted on at the Meeting:

1.	the election of the four Class II directors named in this Proxy Statement;

2.	the ratification of the appointment of PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm for 2018;

3.	the approval, on an advisory basis, of our named executive officer (“NEO”) compensation;

4.	the approval of an amendment to our Amended and Restated Certificate of Incorporation to declassify our Board of Directors; and

5.	the approval of the Knowles Corporation 2018 Equity and Cash Incentive Plan (the “2018 Plan”).

Vote Required

The Board has adopted a majority vote standard for the election of directors in uncontested elections. Accordingly, each nominee will be elected if the number of votes cast “for” such nominee’s election exceeds the number of votes cast “against” such nominee’s election. The ratification of the appointment of PwC as our independent registered public accounting firm and the approval of the 2018 Plan each require the affirmative vote of a majority of the shares present in person or by proxy and entitled to vote at the Meeting. The proposal to approve our NEO compensation is an advisory, non-binding, resolution and the affirmative vote of a majority of shares present in person or by proxy and entitled to vote at the Meeting will be deemed to be approval by the stockholders. The approval of an amendment to our Amended and Restated Certificate of Incorporation requires the affirmative vote of the holders of at least 80% of the outstanding common stock.

Voting Procedures

If you are a stockholder of record, you may vote in person at the Meeting, or by proxy over the internet, by telephone or by mail by following the instructions provided in our proxy materials. If you hold your shares beneficially in “street name” through a broker or other nominee, you must follow the instructions provided by your broker or other nominee to vote your shares.

If you are a stockholder of record and sign and return your proxy card or vote electronically or by telephone without making any specific selection, then your shares will be voted FOR Proposals 1, 2, 3, 4 and 5.

If you are a beneficial owner of shares and do not provide your broker or other nominee with voting instructions, the broker or other nominee will have discretionary authority to vote on a routine matter. If your broker or other nominee does not receive instructions from you on how to vote your shares on a non-routine matter, the broker or other nominee will inform us that it does not have the authority to vote on that matter with respect to your shares. This is generally referred to as a “broker non-vote.” Only Proposal 2 will be considered a routine matter for the Meeting.

Effect of Abstentions and Broker Non-Votes

Broker non-votes will not affect the outcome of the vote on Proposals 1, 2, 3 or 5 but will have the same effect as a vote against Proposal 4.

If you specify that you wish to “abstain” from voting on an item, then your shares will not be voted on that particular item. Abstentions will not affect the outcome of the vote on Proposal 1. However, they will have the same effect as a vote against Proposals 2, 3, 4 and 5.

Revoking Your Proxy

If you are a stockholder of record, whether you give your proxy over the internet, by telephone or by mail, you may revoke it at any time before it is exercised. You may enter a new vote by voting in person at the Meeting, by using the internet or the telephone or by mailing a new proxy card bearing a later date so long as it is received prior to the Meeting. If you hold your shares beneficially in “street name” through a broker or other nominee, you must follow the instructions provided by your broker or nominee as to whether and how you may revoke your proxy.

Stockholders Sharing the Same Address

Rules of the SEC permit us to deliver only one copy of our proxy materials to multiple stockholders of record who share the same address and have the same last name, unless we have received contrary instructions from one or more of the stockholders. This delivery method, called “householding,” reduces our printing and mailing costs. Stockholders who participate in householding will continue to receive separate proxy cards.

If you are a stockholder of record who currently receives a single copy of our proxy materials and wishes to receive a separate copy of our proxy materials or if you are currently receiving multiple copies of our proxy materials at the same address and wish to receive only a single copy, please write to or call the Secretary of Knowles Corporation at 1151 Maplewood Drive, Itasca, Illinois 60143, telephone: 630-238-5353.

Beneficial owners sharing an address who are currently receiving multiple copies of our proxy materials and wish to receive only a single copy in the future, or who currently receive a single copy and wish to receive separate copies in the future, should contact their bank, broker or other holder of record to request that only a single copy or separate copies, as the case may be, be delivered to all stockholders at the shared address in the future.

Proxy Solicitation Costs

We will pay the cost of printing and mailing proxies, but we will not pay a fee to any of our officers or employees or to officers or employees of any of our subsidiaries as compensation for soliciting proxies.

Inspector of Election

A representative of Broadridge Financial Solutions will serve as the inspector of election at the Meeting.

Voting Results

We will announce preliminary voting results at the Meeting and report final voting results within four business days of the Meeting on a Form 8-K. You can access that Form 8-K and our other reports we file with the SEC at our website investor.knowles.com or at the SEC’s website www.sec.gov. The information provided on these websites is for information purposes only and is not incorporated by reference into this Proxy Statement.

Cameras, recording equipment, electronic devices, or packages will not be permitted in the Meeting. You must present valid photo identification to be admitted to the Meeting. For directions to the Meeting, please call 630-238-5353.

ITEMS TO BE VOTED UPON

Proposal 1 — Election of the Four Class II Directors Named in this Proxy Statement

Information about Our Board and the Nominees

Our Board of Directors currently consists of ten members and is divided into three classes, each having three-year terms that expire in successive years. The term of the Class II directors expires at the 2018 Annual Meeting of Stockholders. The Board proposes that the four nominees named below, Mr. Hirsch, Mr. Jankov, Ms. Li and Dr. Shavers, each of whom is currently serving as a Class II director, be elected or re-elected to Class II for a new term of three years expiring at the 2021 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified or their earlier removal, resignation or retirement.

Proxies may be voted “for,” “against” or “abstain” for each of the Board’s recommended nominees proposed for election or re-election. To be elected or re-elected as a Class II director, the number of votes cast “for” a director nominee’s election must exceed the number of votes cast “against” such nominee’s election. Abstentions and broker non-votes will have no effect in determining whether the required vote for the election of a director has been obtained. If an affirmative majority vote has not been obtained with respect to any director nominee, such nominee will be required to tender his or her resignation for consideration by the Board, and the Board will then determine whether or not to accept the resignation.

If any nominee for election or re-election becomes unavailable to serve as a director before the Meeting, an event which we do not anticipate, the proxy holders selected by our Board of Directors may vote for a substitute nominee or nominees as may be designated by our Board of Directors for election at the Meeting.

Policy Regarding Director Qualification

The Board, in part through its delegation to the Governance and Nominating Committee, seeks to recommend qualified individuals to become members of the Board. The Board selects individuals as director nominees who, in the opinion of the Board, demonstrate the highest personal and professional integrity, who have demonstrated exceptional ability and judgment, who can serve as a sounding board for our CEO on planning and policy, and who will be most effective, in connection with the other directors and director nominees, in collectively serving the long-term interests of all our stockholders. The Board prefers nominees to be independent of the Company but believes it is desirable to have on the Board at least one representative of current management. In considering diversity in selecting director nominees, the Governance and Nominating Committee gives weight to the extent to which candidates would increase the effectiveness of the Board by broadening the mix of experience, knowledge, backgrounds, skills, ages and tenures represented among its members. The Board believes that diversity (inclusive of gender and race) should be a consideration in Board succession planning and recruiting, consistent with nominating only the most qualified candidates for the Board who bring the required skills, competencies and fit to the Boardroom. The Board remains committed to considering Board candidate slates that are as diverse as possible and, to that end, requires that diversity be a central component of search criteria for director candidates. Given the global reach and the complexity of businesses operated by Knowles, the Board also considers multi-industry and multi-geographic experience a significantly favorable characteristic.

Recent Changes to Our Board

In an effort to continue to augment the breadth and diversity of experience on the Board, the Board determined it would be beneficial to the Company and our stockholders to appoint additional directors to the Board. To identify high quality director candidates, the Governance and Nominating Committee initiated a search process by engaging Egon Zehnder, a global executive search firm. The Governance and Nominating Committee, in designing the specifications for the new directors search, took into account many factors including, but not limited to, requirements for independence; general understanding of the various disciplines relevant to the success of our Company as a globally-operated, publicly-traded technology company; understanding of the Company’s businesses and its industry and markets; professional expertise and educational background; the candidate’s ethics, integrity, values, inquisitive and objective perspectives, practical wisdom, judgment and availability; and other factors that promote diversity of thought, views and experience. Candidates were evaluated by the Governance and Nominating Committee and were interviewed through a series of meetings with directors. In addition, background reviews of each candidate were conducted by Egon Zehnder. The Governance and Nominating Committee evaluated each individual in the context of our Board as a whole, with the objective of recommending director candidates who would be the most likely to best contribute to the success of the Company and represent stockholder interests.

Appointment of Cheryl Shavers in 2017

In 2017, the Governance and Nominating Committee selected Cheryl Shavers from a slate of director candidates identified by Egon Zehnder as the candidate who best satisfied the applicable director search criteria employed at the time, and recommended her to our Board for appointment. On August 1, 2017, our Board increased the size of our Board from eight to nine persons (increased the size of Class II from two to three directors), and appointed Dr. Shavers as a Class II director effective as of August 1, 2017.

Appointment of Ye Jane Li in 2018

In 2018, the Governance and Nominating Committee selected Ye Jane Li from a slate of director candidates identified by Egon Zehnder as the candidate who best satisfied the applicable director search criteria employed at the time, and recommended her to our Board for appointment. On February 21, 2018, our Board increased the size of our Board from nine to ten persons (increased the size of Class II from three to four directors), and appointed Ye Jane Li as a Class II director effective as of February 21, 2018.

NOMINEES FOR DIRECTOR – CLASS II DIRECTORS – TERM IF ELECTED EXPIRING 2021

Didier Hirsch

Independent Director Nominee

Age: 67

Director since: December 2014

Committees served: Audit; Governance and Nominating

Business Experience: Senior Vice President and Chief Financial Officer (since 2010) of Agilent Technologies, Inc., a global leader in life science, diagnostics and applied chemical markets, providing instruments, software, services and consumables for the entire laboratory workflow. Previously served as Agilent’s Chief Accounting Officer (from 2007 to 2010), interim Chief Financial Officer (2010), Vice President, Corporate Controllership and Tax (from 2006 to 2010), Vice President and Controller (from 2003 to 2006) and Vice President and Treasurer (from 1999 to 2003). Prior to joining Agilent, Mr. Hirsch served in various financial capacities and roles (from 1989 to 1999) at Hewlett-Packard Company.

Other Board Experience: Director of Logitech International S.A. (since 2012). Former director of International Rectifier Corporation (from 2012 to 2015).

Skills and Qualifications: Mr. Hirsch’s qualifications to serve on our Board include his experience as Chief Financial Officer of a public company, his financial and risk management expertise, his experience on the boards of directors of two other public companies (including his service as chair of an audit committee), his international experience, his regulatory knowledge and his work with technology and semiconductor companies throughout his career.

Ronald Jankov

Independent Director Nominee

Age: 59

Director since: February 2014

Committees served: Compensation; Governance and Nominating

Business Experience: Founder and CEO of GlobalLink1 Capital, an investment firm (since 2014). Previously served as the Senior Vice President and General Manager of the Processors and Wireless Infrastructure Division (from 2012 to 2014) of Broadcom Corp., a provider of semiconductor solutions for wired and wireless communications. Mr. Jankov joined Broadcom in 2012 following its acquisition of NetLogic Microsystems Inc., a fabless semiconductor company that went public in 2004, where Mr. Jankov served as President and Chief Executive Officer (from 2000 to 2012). Previously, Mr. Jankov served as Vice President of Sales and then Vice President and General Manager for the Multimedia Division (from 1995 to 1999) of NeoMagic Corporation, as Vice President (from 1994 to 1995) of Cyrix Corporation and as founder (from 1990 to 1994) of Accell Corp.

Other Board Experience: Director of Xilinx, Inc. (since 2016); former director of NetLogic Microsystems Inc. (from 2000 to 2012) and eASIC Corporation (from 2014 to 2016).

Skills and Qualifications: As a successful technology entrepreneur, Mr. Jankov brings valuable insights and a unique perspective into the product, the technology and the market, and also contributes to the strategic vision for Knowles as a result of his expertise in growth via acquisitions and development of innovations. He brings extensive hands-on, deal-making experience through his leadership of several ventures through an initial public offering or a sale to a strategic buyer. Furthermore, as a public technology company Chief Executive Officer, he has developed substantial knowledge, understanding and skill in building and managing a technology company such as Knowles.

Ye Jane Li

Independent Director Nominee

Age: 50

Director since: February 2018

Committees served: Audit, Governance and Nominating

Business Experience: Strategic Advisor, Diversis Capital, LLC, a private equity firm that invests in middle-market companies (since 2013). Chief Operating Officer, Huawei Enterprise USA, Inc., a company that markets IT products and solutions to datacenters and enterprises (from 2012 to 2015). Previously, General Manager at Huawei Symantec USA, Inc. (from 2010 to 2012), consultant to The Gores Group, a private equity firm focusing on the technology sector (2009). Executive Vice President and General Manager at Fujitsu Compound Semiconductor Inc. and its Joint Venture with Sumitomo Electric Industries, Ltd., Eudyna Devices Inc., (from 2004 to 2009). Prior to 2004, held executive and management positions with NeoPhotonics Corporation, Novalux Inc. and Corning Incorporated.

Other Board Experience: Semtech Corporation (since 2016) an analog and mixed signal semiconductor company; ServicePower (since 2017), mobile workforce management software solutions. Director, Women in Cable TV and Telecommunications (from 1998 to 2001), a non-profit organization promoting women’s leadership in Cable TV and Telecommunications industries.

Skills and Qualifications: Ms. Li’s qualifications to serve as a member of the Board include her senior executive level experience in a wide range of technology companies from telecommunication components and systems, to semiconductor to IT and datacenters representing a variety of market segments Knowles serves. Her background and experience also provides the board with invaluable insights into Asian markets, which are important strategic markets for Knowles.

Dr. Cheryl Shavers

Independent Director Nominee

Age: 64

Director since: August 2017

Committees served: Audit; Governance and Nominating

Business Experience: Dr. Shavers has been the Chairman and Chief Executive Officer of Global Smarts, Inc. (business advisory services) since February 2001. She served as Under Secretary of Commerce for Technology for the United States Department of Commerce (from 1999 to 2001) after having served as its Under Secretary Designate in 1999. She has served on the Advisory Boards for E.W. Scripps Company and the Anita Borg Institute for Technology. She also has served in several engineering and managerial roles for Intel Corporation as well as Portfolio Manager, Microprocessor Products Group in Intel Capital prior to 1999.

Other Board Experience: She served as Non-Executive Chairman of BitArts Ltd. (from 2001 to 2003) and served as a director of ATMI, Inc. (from 2006 to 2014). She is currently on the Board of Rockwell Collins, Inc. (from 2014 to present) and formerly served on Mentor Graphics Corporation (from 2016 to 2017)

Skills and Qualifications: Dr. Shavers brings extensive leadership and operations experience as CEO along with particular experience with developing technology plans and the transition of advanced technology into business opportunities.

CLASS III DIRECTORS – TERM EXPIRING 2019

Jean-Pierre M. Ergas

Independent Chairman

Age: 78

Director since: February 2014

Committees served: Audit; Governance and Nominating

Business Experience: Mr. Ergas is a private investor. Since 2010, he has been the Managing Partner of Ergas Ventures, LLC. He is also the former Chief Executive Officer (from 2000 to 2007) of BWAY Corporation, a steel and plastic container manufacturer, and American National Can Company, Cegedur Pechiney, Cebal S.A. and Alcan Europe, and former senior executive at Pechiney S.A. and Alcan Aluminum Limited.

Other Board Experience: Director (since 1995) and former Chairman of the Board of Directors (from 2000 to 2010) of BWAY Corporation. Former director of Dover Corporation (from 1994 to 2016) and Plastic Omnium (from 1990 to 2016).

Skills and Qualifications: Mr. Ergas brings to the Board substantial international management experience as a former Chief Executive Officer and Chairman of five companies in the United States and Europe. Drawing on his background, knowledge and experience managing all aspects of international businesses, including privatizations, acquisitions, cross-border transactions, post-merger integrations, productivity and performance initiatives, Mr. Ergas provides important advice to Knowles’ President & Chief Executive Officer and contributes to the Board’s oversight of matters involving Knowles’ operations in international markets, business development and corporate strategies, as well as acquisition and divestiture activities.

Prof. Dr. Hermann Eul

Independent Director

Age: 59

Director since: July 2015

Committees served: Compensation; Governance and Nominating

Business Experience: Former Corporate Vice President and General Manager (from 2011 to 2016) and President and Managing Director (from 2011 to 2015), Intel Mobile Communications/Intel Deutschland GmbH. Prof. Dr. Eul joined Intel Corporation with its acquisition of Infineon’s wireless solutions business. At Infineon Technologies, Prof. Dr. Eul served as Executive Vice President and a member of the management board (from 2005 to 2011) responsible for research and development (Chief Technology Officer) as well as sales and marketing (Chief Marketing Officer). He also served as President of Infineon’s communications business (from 2005 to 2008). From 1991, before being promoted into Infineon’s executive board, he held numerous management positions at Infineon, including eight years at Siemens in various business positions. He also served as a member of Acatech, BDI and Bitkom, each a significant German association, and Tactual Labs, Inc. and a director of Cradle IP LLC (since 2017).

Skills and Qualifications: As a seasoned leader and executive, Prof. Dr. Eul brings to the Board extensive technical and industry experience from leading a global operation, particularly in the area of development of wireless consumer mobile devices, and contributes substantial knowledge in the areas of research and development, manufacturing and sales and marketing as well as an understanding of Knowles’ technology, products, markets and customers. Prof. Dr. Eul has a masters degree in electrical engineering from Bochum University (Germany), a bachelors degree in electrical engineering from Koblenz University (Germany) and a Ph.D in engineering from Bochum University. Prof. Dr. Eul was also a full professor at the University of Hanover and served as a vocational professor.

Donald Macleod

Independent Director

Age: 69

Director since: February 2014

Committees served: Compensation; Governance and Nominating (Chair)

Business Experience: Former Chief Executive Officer (from 2009 to 2011) of National Semiconductor Corporation, an analog semiconductor company, until National Semiconductor was acquired by Texas Instruments Incorporated. Mr. Macleod joined National Semiconductor in 1978 and served in a variety of executive positions prior to becoming Chief Executive Officer, including Chief Operating Officer (from 2001 to 2009), and Chief Financial Officer (from 1991 to 2001).

Other Board Experience: Director of Broadcom Ltd (formerly, Avago Technologies Limited) (since 2007). Former Chairman of the Board of Intersil Corporation (from 2012 to 2017) and former Chairman of the Board of National Semiconductor (from 2010 to 2011).

Skills and Qualifications: Mr. Macleod’s qualifications to serve as a director include his strategic perspectives in product development and marketing and supply chain optimization and guiding financial performance developed through his more than 30 years of experience in senior management and executive positions in the semiconductor industry (both in Europe and the United States). As a member of the board of directors of several publicly-traded semiconductor companies, he has also gained substantial knowledge and understanding of how to successfully operate a technology company like Knowles. Furthermore, he brings significant accounting and finance qualifications and experience to the Board. Mr. Macleod is a member of the Institute of Chartered Accountants of Scotland.

CLASS I DIRECTORS – TERM EXPIRING 2020

Jeffrey S. Niew

Director

Age: 51

Director since: February 2014

Business Experience: President & Chief Executive Officer of Knowles (since 2013). Former Vice President of Dover Corporation and President and Chief Executive Officer of Dover Communication Technologies (from 2011 to February 2014). Mr. Niew joined Knowles Electronics LLC in 2000, and became Chief Operating Officer in 2007, President in 2008 and President and Chief Executive Officer in 2010. Prior to joining Knowles Electronics, Mr. Niew was employed by Littelfuse, Inc. (from 1995 to 2000) where he held various positions in product management, sales and engineering in the Electronic Products group, and by Hewlett-Packard Company (from 1988 to 1994) where he served in various engineering and product management roles in the Optoelectronics Group.

Other Board Experience: Director of Advanced Diamond Technologies, Inc.; member of the Advisory Board of the University of Illinois – College of Engineering.

Skills and Qualifications: Mr. Niew is Knowles’ current Chief Executive Officer and the Board believes it is desirable to have on the Board at least one active management representative to facilitate its access to timely and relevant information and its oversight of the Company’s strategy, planning, performance and enterprise risks. Mr. Niew brings to the Board considerable management experience and a deep understanding of Knowles’ markets and operating model which he gained during more than 18 years in management positions at Knowles, including 10 years in senior management positions. His broad experience in all aspects of management and Knowles’ products, technologies, customers, markets, operations and executive team enable him to give valuable input to the Board in matters involving business strategy, capital allocation, transactions and succession planning.

Keith L. Barnes

Independent Director

Age: 66

Director since: February 2014

Committees served: Audit (Chair); Governance and Nominating

Business Experience: Chairman and CEO of Barnes Capital Management, a family office investment company, since 2011. Mr. Barnes is the retired Chairman and CEO of Verigy Pte. Ltd. Mr. Barnes served as CEO at Verigy Ltd from 2006 to 2010 and Chairman of the Board from 2008 to 2011; Chairman and CEO of Electroglas, Inc., from 2003 to 2006; and CEO of Integrated Measurement Systems, Inc., from 1995 to 2001. Before that, he was a division president at Cadence Design Systems, Inc., and prior thereto, division president of Valid Logic Systems, Inc.

Other Board Experience: Viavi Solutions Corporation (since 2011 and chairman of the compensation committee, currently); Rogers Corporation (since 2015). Former director of Director of Mentor Graphics Corporation (from 2012 to 2017); Spansion, Inc. (from 2011 to 2015) (Spansion merged with Cypress Semiconductor Corporation in 2015), Intermec Inc. (from 2012 to 2013), Verigy Ltd. (from 2006 to 2010), Cascade Microtech, Inc. (from 2004 to 2010), Electroglas Inc. (from 2003 to 2006) and DATAIO Corporation (from 1996 to 2001). Former Vice Chairman of the Board of Directors of Oregon Growth Account (from 2002 to 2003).

Skills and Qualifications: Mr. Barnes has had extensive experience as a specialist in maximizing shareholder value and leading companies through initial public offerings, secondary offerings and debt financings. At Verigy, he led the company in a successful spin-off from Agilent and through an IPO in 2006. In 2011, as chairman of the board, he led the sale of Verigy to Advantest Corporation of Japan. At Cadence Design Systems, Inc., he led the spinoff of the Integrated Measurement Systems division and led the successful IPO in 1995 and then a second offering. In 2001, Integrated Measurement Systems was acquired by Credence Systems, creating significant shareholder value.

Richard K. Lochridge

Independent Director

Age: 74

Director since: February 2014

Committees served: Compensation (Chair); Governance and Nominating

Business Experience: Retired President (from 1986 to 2010) of Lochridge & Company, Inc., a management consulting firm.

Other Board Experience: Over a period of 30 years, Mr. Lochridge has served on the boards of seven public companies, including his current service as a director of Dover Corporation (since 1999). Mr. Lochridge is a former director of PetSmart, Inc. (from 1998 to 2015) and The Lowe’s Company, Inc. (from 1998 to 2016). He also serves as a director of Both Ends Believing (not for profit).

Skills and Qualifications: Mr. Lochridge’s experience in management consulting makes him a valuable contributor to the Board and advisor to Knowles’ President & Chief Executive Officer as an expert on strategic planning, management styles, succession planning and similar matters. He worked many years with Boston Consulting Group where a majority of his experience was with non-U.S. companies or covering international or global markets, and where he was responsible for the general management of Boston Consulting Group’s international offices. His consulting work has enabled him to work closely with the boards and senior management of many public companies on complex and important transactions and projects in global arenas, giving him experience and insight that are beneficial to Knowles.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE FOUR NOMINEES FOR CLASS II DIRECTOR.

Board of Directors and Committees

All of our directors, other than Mr. Niew, satisfy the criteria for being “independent” members of our Board established by the SEC and the New York Stock Exchange (“NYSE”), as well as our standards for classification as an independent director which are available on our website at investor.knowles.com.

Our Board has three standing committees: the Audit Committee, the Compensation Committee and the Governance and Nominating Committee. Our Board of Directors has determined that each member of the Audit Committee qualifies as an “audit committee financial expert” as defined by the SEC rules, is “financially literate” as defined in the NYSE Listing Standards and qualifies as independent under special standards established by the SEC and the NYSE for members of audit committees. Our Board of Directors has also determined that each member of the Compensation Committee meets the definitions of “outside director” under Section 162(m) of the Internal Revenue Code of 1986, as amended, and “non-employee director” under Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and qualifies as independent under special standards established by the SEC and the NYSE for members of compensation committees.

Our Board of Directors met six times in 2017 and each director attended at least 93% of the Board and committee meetings held while such director was a member of the Board or the relevant committee.

The table below sets forth a summary of our committee structure and membership information.

Directors	Audit Committee	Compensation Committee	Governance and Nominating Committee
Jean-Pierre M. Ergas*	✓		✓
Jeffrey S. Niew
Keith L. Barnes	Chair		✓
Hermann Eul		✓	✓
Didier Hirsch	✓		✓
Ronald Jankov		✓	✓
Ye Jane Li	✓		✓
Richard K. Lochridge		Chair	✓
Donald Macleod		✓	Chair
Cheryl Shavers	✓		✓

*	Chairman of the Board of Directors

Audit Committee

The primary functions of the Audit Committee consist of:

•	selecting and engaging our independent registered public accounting firm (“independent auditors”);

•	overseeing the work of our independent auditors and our internal audit function;

•	overseeing our compliance with legal and regulatory requirements;

•	approving in advance all services to be provided by, and all fees to be paid to, our independent auditors, who report directly to the committee;

•	reviewing with management and the independent auditors the audit plan and results of the auditing engagement; and

•	reviewing with management and our independent auditors the quality and adequacy of our internal control over financial reporting.

The Audit Committee’s responsibilities, authority and resources are described in greater detail in its written charter, which is available on our website at investor.knowles.com. The Audit Committee met four times in 2017.

Compensation Committee

The Compensation Committee, together with our independent directors, approves compensation for our Chief Executive Officer. The Compensation Committee also:

•	approves compensation for non-CEO executive officers;

•	grants awards and approves payouts under our equity plans and our Annual Executive Incentive Plan;

•	approves changes to our compensation plans;

•	reviews and recommends compensation for the Board of Directors; and

•	supervises the administration of the compensation plans.

The Compensation Committee’s responsibilities, authority and resources are described in greater detail in its written charter, which is available on our website at investor.knowles.com. The Compensation Committee met seven times in 2017.

Governance and Nominating Committee

The Governance and Nominating Committee develops and recommends corporate governance policies and practices to our Board. The Governance and Nominating Committee also:

•	identifies and recommends to our Board candidates for election as directors and any changes it believes desirable in the size and composition of our Board; and

•	makes recommendations to our Board concerning the structure and membership of the committees of the Board.

The Governance and Nominating Committee’s responsibilities, authority and resources are described in greater detail in its written charter, which is available on our website at investor.knowles.com. The Governance and Nominating Committee met four times in 2017.

Corporate Governance

We are committed to conducting our business in accordance with the highest level of ethical and corporate governance standards. Our Board periodically reviews Knowles’ corporate governance practices and takes other actions to address changes in regulatory requirements, developments in governance best practices and matters raised by stockholders. The following describes some of the actions taken to help ensure that our conduct earns the respect and trust of stockholders, customers, business partners, employees and the communities in which we live and work.

Governance Guidelines and Codes

Our Board of Directors has adopted written corporate governance guidelines that set forth the policies and procedures by which the Company and the Board are governed. In addition, our Board and its committees have adopted policies and procedures that govern how the Company and its executives conduct business and manage risk, including codes of conduct for employees and senior financial officers that, among other things, prohibit our employees from buying or selling instruments to hedge against decreases in the market value of Knowles’ equity securities. All of these documents (referred to collectively as “governance materials”) are available on our website at investor.knowles.com.

Director Independence

Our Corporate Governance Guidelines provide that at least two-thirds of the Board and all of the members of the Audit, Compensation, and Governance and Nominating Committees must be independent from management and must meet all of the applicable criteria for independence established by the NYSE, the SEC and Knowles. Our Board makes an annual determination of the independence of each director. No director may be deemed independent unless the Board determines that neither the director nor any of the director’s immediate family members has a material relationship with Knowles, directly or as an officer, stockholder or partner of an organization that has a material relationship with Knowles.

Our Board has determined that each director, except for Mr. Niew, has no material relationship with Knowles and meets the independence requirements of the NYSE and the SEC. In addition, all members of our Board, except for Mr. Niew, meet our Standards for Director Independence, which are available on our website at investor.knowles.com.

Board Leadership Structure

Our Board has adopted a structure whereby the Chairman of the Board is an independent director. Our Board believes that having a chairman who is independent of management provides strong leadership for the Board and helps ensure critical and independent thinking with respect to our Company’s strategy and performance. Our Chief Executive Officer is also a member of the Board of Directors as the management representative. We believe this is important to make information and insight directly available to the directors in their deliberations. Our Board believes that this structure provides an appropriate, well-functioning balance between non-management and management directors that combines experience, accountability and effective risk oversight.

Risk Oversight

Senior management is responsible for day-to-day management of risks facing Knowles, including the creation of appropriate risk management policies and procedures. The Board is responsible for overseeing management in the execution of these responsibilities and for assessing the Company’s overall approach to risk management. The Board regularly assesses significant risks to the Company in the course of its review and oversight of the Company’s strategy and the Company’s annual operating plan. As part of its responsibilities, the Board and its standing committees also regularly review material strategic, operational, financial, legal, compensation and compliance risks with executive officers. The Audit Committee also performs an oversight role with respect to financial, legal cybersecurity, enterprise and compliance risks, and reports on its findings and assessments at each regularly scheduled Board meeting. The Compensation Committee considers risk in connection with its design of compensation programs, and has engaged an independent compensation consultant to assist in mitigating compensation-related risk. The Governance and Nominating Committee oversees and monitors risks relating to the Company’s governance structure and processes.

Compensation and Risk

We believe that our compensation programs are designed with appropriate risk mitigators, including:

•	stock ownership guidelines for executive officers that align the interests of the executive officers with those of our stockholders;

•	mix of base salary, cash incentive opportunities, and long-term equity compensation, that provide a balance of short-term and long-term incentives with fixed and variable components;

•	capped payout levels for cash incentives;

•	inclusion of non-financial metrics, such as qualitative performance factors, in determining actual compensation payouts; and

•	use of stock options and other equity awards, including performance shares, that typically vest over a multi-year period, with stock options being exercisable for a seven-year period to encourage executives to take actions that promote the long-term sustainability of our business.

In October 2017, management of the Company engaged Willis Towers Watson to conduct an analysis of whether Knowles’ compensation policies and practices create material risks to Knowles. This analysis was reviewed by management, the Compensation Committee and Semler Brossy Consulting Group LLC (“Semler Brossy”), the Compensation Committee’s independent compensation consultant. The Compensation Committee concluded that Knowles’ compensation programs do not create risks that are reasonably likely to have a material adverse effect on the Company.

Change in Director Occupation

Directors who retire or substantially change their principal position of employment are required to tender their resignation from the Board to the Governance and Nominating Committee, which the Committee then considers and recommends to the Board whether to accept or reject the resignation.

Succession Protocols

The Governance and Nominating Committee reviews emergency CEO succession protocols, developed by management, to ensure effective communications with the Board and other stakeholders in the event that the CEO is unable to perform the powers and duties of the office either temporarily or permanently due to resignation, retirement or death, illness or other disability. The Governance and Nominating Committee also proposes revisions to the emergency CEO succession protocols from time to time as appropriate.

Director Attendance at Stockholders Meetings

Our directors are expected to attend the Meeting. All directors then serving as directors attended the 2017 Annual Meeting of Stockholders.

Stock Ownership Guidelines

Our Board has adopted a policy that executive officers are expected to hold a number of shares with a value at least equal to a pre-determined multiple of each executive officer’s annual salary. This policy is discussed in the “Other Compensation Programs and Policies” section of the Compensation Discussion and Analysis. In addition, each independent director is expected to hold a number of shares with a value at least equal to four times the base annual cash compensation paid to each such director during the period he or she is a director. See the section titled “Directors’ Compensation” for additional information.

Directors’ Meetings

Our Board conducts executive sessions in conjunction with its regularly scheduled meetings at least quarterly without management representatives present. Mr. Ergas, as Chairman of the Board of Directors, presides at these sessions. If Mr. Ergas is determined to no longer be an independent director or is not present at any of these sessions, the Chair of the Governance and Nominating Committee, who is currently Mr. Macleod, will preside. Our Board and its committees conduct annual self-evaluations of their performance.

Director Evaluations

The Company’s Corporate Governance Guidelines charge the Governance and Nominating Committee with implementing a process of individual director evaluations, the objective of which is to have a substantive, positive dialogue with the director being evaluated to help the director be an even more effective member of the Board.

Under the process adopted by the Governance and Nominating Committee, approximately one third of the board is evaluated annually resulting in each director being evaluated at least once every three years, with the exception of new directors who are evaluated in each of their first two years on the Board. Each year, directors whose terms will expire at the next Annual Meeting of Stockholders are evaluated. The Chairman of the Board and the Chair of the Governance and Nominating Committee jointly evaluate and provide feedback to each director being evaluated, except when either the Chairman of the Board or the Chair of the Governance and Nominating Committee are slated to be evaluated. In that event, their evaluations are jointly conducted by the other Chair and either the Chair of the Compensation Committee or the Chair of the Audit Committee. Prior to a director’s evaluation, the Chairman and Chair jointly and privately discuss the performance of each director that is slated to be evaluated individually with the other members of the Board and a summary of that feedback is provided to the director during his or her evaluation.

Audit Committee Procedures; Disclosure Controls and Procedures Committee

The Audit Committee holds quarterly meetings at which it routinely meets separately with each of our independent registered public accounting firm, PwC, our Chief Audit Executive and management to assess certain matters including the status of the independent audit process and management’s assessment of the effectiveness of the Company’s internal controls over financial reporting. In addition, the Audit Committee, as a whole, reviews and meets to discuss each Form 10-Q and Form 10-K (including the financial statements) prior to the filing of those forms with the SEC. Management has a Disclosure Controls and Procedures Committee, which includes among its members our Chief Financial Officer, Controller, Vice President of Investor Relations, Vice President of Tax, Chief Audit Executive and General Counsel. This management committee meets at least quarterly to review our quarterly earnings releases and each Form 10-Q and Form 10-K and our disclosure controls and procedures.

Complaints “Hotline”; Communication with Directors

In accordance with the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”), the Audit Committee has established procedures for (i) the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters (“accounting matters”), and (ii) the confidential, anonymous submission by employees of concerns regarding questionable accounting matters. Such complaints or concerns may be submitted anonymously to Knowles, in care of our General Counsel or the Director of Compliance, or through an external service provider, by mail, telephone or via the internet as described in our Code of Business Conduct and Ethics, which is available on our website at investor.knowles.com. Stockholders and other interested persons may also communicate with our Board and the non-management directors using any of these methods or channels.

Procedures for Approval of Related Person Transactions

We generally do not engage in transactions in which our executive officers or directors, any of their immediate family members or any of our 5% stockholders have a material interest. Should a proposed transaction or series of similar transactions involve any such persons and in an amount that exceeds $120,000, the transaction would be reviewed by the Governance and Nominating Committee in accordance with a written policy and the procedures adopted by our Board, which are posted on our website.

Under the procedures, management determines whether a proposed transaction requires review under the policy and, if so, presents the transaction to the Governance and Nominating Committee. The Governance and Nominating Committee reviews the relevant facts and circumstances of the transaction and approves, rejects or ratifies the transaction. If the proposed transaction is immaterial or it is impractical to postpone the proposed transaction until the next meeting of the Governance and Nominating Committee, the Chair of the Governance and Nominating Committee decides whether to (i) approve the transaction and report the transaction at the next meeting Governance and Nominating Committee or (ii) call a special meeting of the Governance and Nominating Committee to review the transaction. Should the proposed transaction involve the Chief Executive Officer or enough members of the Governance and Nominating Committee to prevent a quorum, the disinterested members of the committee will review the transaction and make a recommendation to the Board, and the disinterested members of the Board will then approve, reject or ratify the transaction. No director may participate in the review of any transaction in which he or she is a related person.

Compensation Consultant Independence and Fee Disclosure

The Compensation Committee has the authority and discretion to retain external compensation consultants and other advisors as it deems appropriate. The Compensation Committee has adopted a policy providing for the continuing independence and accountability to the committee of any advisor retained by the committee to assist the committee in the discharge of its duties. The policy formalizes the independent relationship between the committee’s advisors and Knowles, while permitting management limited ability to access the advisors’ knowledge of Knowles for compensation matters.

In order to ensure the independence of the compensation consultant, the consultant reports directly to the Compensation Committee and works specifically for the committee solely on executive compensation matters. Under the policy, the Compensation Committee will annually review and pre-approve services that may be provided by the independent advisor to management without further committee approval. Compensation Committee approval is required prior to management retaining the Compensation Committee’s independent advisor for any executive compensation services or other consulting services or products above an aggregate annual limit of $50,000.

The Compensation Committee’s independent compensation consultant periodically reviews and advises on the adequacy and appropriateness of our overall executive compensation plans, programs and practices and, from time to time, answers specific questions raised by the Compensation Committee or management. Compensation decisions are made by, and are the responsibility of, the Compensation Committee and our Board, and may reflect factors and considerations other than the information and recommendations provided by the Compensation Committee’s consultant.

The Compensation Committee has engaged Semler Brossy as its independent compensation consultant. In 2017, Semler Brossy provided no other services to, and had no other relationship with, Knowles. Semler Brossy focuses on executive compensation matters and does not have departments, groups or affiliates that provide services other than those related to executive compensation and benefits.

Qualifications and Nominations of Directors

The Governance and Nominating Committee considers and recommends to the Board of Directors nominees for election to, or for filling any vacancy on, our Board or its committees in accordance with our by-laws, our Corporate Governance Guidelines, and the Governance and Nominating Committee’s charter. The Governance and Nominating Committee periodically reviews the requisite skills and characteristics of Board members as well as the size, composition, functioning and needs of our Board as a whole. To be considered for Board membership, a nominee for director must be an individual who has the highest personal and professional integrity, who has demonstrated exceptional ability and judgment, and who will be most effective, in conjunction with the other members of our Board, in serving the long-term interests of our stockholders.

The Governance and Nominating Committee also considers directors’ qualifications as independent directors (the Board requires that at least two-thirds of its members be independent and all of the members of the Audit, Compensation, and Governance and Nominating Committees be independent), the financial literacy of members of the Audit Committee, the qualification of Audit Committee members as “audit committee financial experts,” the qualification of Compensation Committee members as “outside directors” and “non-employee directors” and the diversity, skills, background and experiences of Board members in the context of the needs of the Board. The Governance and Nominating Committee may also consider such other factors as it may deem to be in the best interests of Knowles and its stockholders. The Board believes that a diverse membership having a variety of skills, styles, experience and competencies is an important feature of a well-functioning board. Accordingly, the Board believes that diversity (inclusive of gender and race) should be a consideration in Board succession planning and recruiting, consistent with nominating only the most qualified candidates for the Board who bring the required skills, competencies and fit to the Boardroom. The Board remains committed to considering board candidate slates that are as diverse as possible and, to that end, requires that diversity be a central component of search criteria for director candidates.

Whenever the Governance and Nominating Committee concludes, based on the reviews or considerations described above or due to a vacancy, that a new nominee to our Board is required or advisable, it will consider recommendations from directors, management, stockholders and, if it deems appropriate, consultants retained for that purpose. It is the policy of the Governance and Nominating Committee to consider director candidates recommended by the Company’s stockholders and apply the same criteria in considering those director candidates that it employs in considering candidates proposed from any other source. Stockholders who wish to recommend an individual for nomination should send that person’s name and supporting information to the committee, in care of the Secretary of Knowles. Stockholders who wish to directly nominate an individual for election as a director, without going through the Governance and Nominating Committee must comply with the procedures in our by-laws discussed under “Stockholder Proposals and Nominations for the 2019 Annual Meeting.”

Directors’ Compensation

We use a combination of cash and stock-based incentives to attract and retain qualified candidates to serve on the Board. In setting director compensation, we consider the significant amount of time that directors expend to fulfill their duties, the skill level required of the members of the Board and competitive practices among peer companies. Employee directors do not receive additional compensation for their service on the Board. If a director serves for less than a full calendar year, the compensation to be paid to that director may be prorated as deemed appropriate by the Compensation Committee.

To further align the interest of the independent directors of the Board with the Company’s stockholders, the Board has adopted stock ownership guidelines for the non-employee directors. Under the guidelines, each non-employee director is expected to own Company common stock with a value at least equal to four times the base annual cash compensation paid to such director during the period he or she serves as a director, not including any additional cash compensation paid to chairs of the Board or committees. Non-employee directors are expected to meet these requirements within five years after the date of their election or appointment to the Board.

For 2017, non-employee director compensation was set as follows:

•	an annual retainer of $235,000, payable $65,000 in cash and $170,000 in stock;

•	Chairman of the Board — additional retainer of $100,000, payable in cash; and

•	Committee Chairs — additional retainer of $15,000 for the Audit Committee Chair and $12,500 for the Compensation Committee and Governance and Nominating Committee Chairs, payable in cash.

In addition, non-employee directors  are reimbursed for all reasonable travel and out-of-pocket expenses associated with attending Board and committee meetings and continuing education seminars.

Each non-employee director serving at the 2017 Annual Meeting received the stock portion of his or her annual retainer in the form of a grant of 9,687 restricted stock units on May 2, 2017, and these units convert into common stock on a one-for-one basis and vest (subject to continued service) on May 2, 2018. Ms. Shavers received a pro-rated annual equity grant of 7,777 RSUs when she joined the Board on August 1, 2017, which will convert into common stock on a one-for-one basis and vest on May 1, 2018 (subject to her continued service).

2017 Director Compensation Table

The following table shows information regarding the compensation earned or paid during 2017 to non-employee directors who served on the Board during the year. The compensation paid to Mr. Niew is shown under “Executive Compensation” in the table entitled “2017 Summary Compensation Table” and the related tables. Mr. Niew does not receive any additional compensation for his service as a member of the Board. The table does not include the compensation for Ms. Li, who was appointed to the Board on February 21, 2018.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Jean-Pierre M. Ergas	165,000	170,000	335,000
Keith L. Barnes	80,000	170,000	250,000
Hermann Eul	65,000	170,000	235,000
Didier Hirsch	65,000	170,000	235,000
Ronald Jankov	65,000	170,000	235,000
Richard K. Lochridge	77,500	170,000	247,500
Donald Macleod	77,500	170,000	247,500
Cheryl Shavers (2)	48,616	227,150	275,766

(1)	In accordance with SEC rules, the amounts shown reflect the aggregate grant date fair value of restricted stock units granted to non-employee directors during 2017, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC 718”). The grant date fair value is measured based on the closing price of our common stock on the date of grant.

(2)	Ms. Shavers joined the Board on August 1, 2017 and she received a one-time RSU grant (6, 452 RSUs) with a grant date fair value of $100,000 that vests on July 31, 2018 and her annual retainer was prorated for her service during the year.

2017 Outstanding Stock Awards for Directors Table

The following table shows the number of shares subject to outstanding stock awards held by each of the non-employee directors as of December 31, 2017.

Name	Number of Shares Subject to Outstanding Stock Awards as of 12/31/17(1)
Jean-Pierre M. Ergas	9,687
Keith L. Barnes	29,038
Hermann Eul	9,687
Didier Hirsch	9,687
Ronald Jankov	9,687
Richard K. Lochridge	37,701
Donald Macleod	20,043
Cheryl Shavers	14,229
(1)	Pursuant to a Nonemployee Director Deferral Program adopted by the Compensation Committee on February 28, 2014, each non-employee director may elect to defer the receipt of all (but not less than all) of the shares earned in a calendar year until termination of services as a non-employee director or, if earlier, until a specified date elected by the non-employee director that is at least one year and not more than 15 years after the date of grant. Under this deferral program, Mr. Barnes has deferred receipt of 29,038 shares; Mr. Hirsch has deferred receipt of 9,687 shares; Mr. Lochridge has deferred receipt of 37,701 shares and Mr. Macleod has deferred receipt of 10,356 shares.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information regarding the beneficial ownership, as of March 5, 2018 (except as otherwise stated), of our common stock by:

•	each director and each of our executive officers named in “Executive Compensation —Summary Compensation Table”;

•	all of the directors and executive officers as a group, including our named executive officers; and

•	each person known to us to own beneficially more than 5% of our outstanding common stock.

The beneficial ownership set forth in the table is determined in accordance with the rules of the SEC. The percentage of beneficial ownership is based on 89,878,005 shares of common stock outstanding on March 5, 2018. In computing the number of shares beneficially owned by any stockholder and the percentage ownership of such stockholder, shares of common stock subject to options or stock settled stock appreciation rights (“SSARs”) held by that person that are currently exercisable or exercisable within 60 days of March 5, 2018, and restricted stock units and restricted stock held by that person that vest within 60 days of March 5, 2018 have been included. Such shares, however, are not deemed to be outstanding for purposes of computing the percentage ownership of any other person. Any fractional shares held in a 401(k) account have been rounded down.

Unless otherwise indicated in the footnotes below, the persons and entities named in the table have sole voting and investment power as to all shares beneficially owned.

Name of Beneficial Owner	Number of Shares(1)		Percentage
Directors (except Mr. Niew):
Jean-Pierre M. Ergas	81,684		*
Keith L. Barnes	34,216	(2)	*
Hermann Eul	31,694		*
Didier Hirsch	43,821	(3)	*
Ronald Jankov	49,394		*
Ye Jane Li	0		*
Richard K. Lochridge	50,702	(4)	*
Donald Macleod	44,707	(5)	*
Cheryl Shavers	7,777		*
Named Executive Officers:
Jeffrey S. Niew	1,637,403	(6)	1.8
John S. Anderson	357,132	(7)	*
Christian U. Scherp	252,057	(8)	*
Daniel J. Giesecke	260,654	(9)
Michael S. Polacek	52,355		*
Directors and executive officers as a group (17 persons)	3,372,763	(10)	3.7
5% Stockholders:
Franklin Resources, Inc.	11,689,775	(11)	13.1
Shapiro Capital Management LLC	10,543,851	(12)	11.7
BlackRock, Inc.	9,371,743	(13)	10.5
The Vanguard Group	7,634,227	(14)	8.5
SouthernSun Asset Management LLC	6,370,004	(15)	7.1
Dimensional Fund Advisors LP	4,944,129	(16)	5.5

* Less than one percent.

(1)	Includes the number of shares of Company common stock subject to the stock options held by that person that are currently exercisable or will become exercisable within 60 days of March 5, 2018 as follows: Mr. Niew — 1,152,837 shares; Mr. Anderson — 230,346 shares; Mr. Scherp — 181,675 shares; Mr. Giesecke — 169,979 shares; and Mr. Polacek — 18,910 shares Also included are the number of shares of Company common stock subject to restricted stock awards held by that person that will vest within 60 days of March 5, 2018 as follows: Mr. Ergas — 9,687 shares; Mr. Barnes — 9,687 shares; Mr. Hirsch — 9,687 shares; Mr. Jankov — 9,687 shares; Ms. Li — 0 shares; Mr. Lochridge — 9,687 shares; Mr. Macleod — 9,687 shares; and Ms. Shavers — 7,777 shares.

(2)	Reflects 11,398 shares the receipt of which has been deferred until May 2, 2019 and 9,687 share the receipt of which has been deferred until May 2, 2020.

(3)	Reflects 9,687 shares the receipt of which has been deferred until May 2, 2019

(4)	Includes 5,718 shares held by a trust of which Mr. Lochridge is the trustee, 7,283 shares held in a ROTH IRA held by a trust owned by Mr. Lochridge and 37,701 shares the receipt of which has been deferred until after the termination of Mr. Lochridge’s service as a director.

(5)	Includes 10,356 shares the receipt of which has been deferred until after the termination of Mr. Macleod’s service as a director.

(6)	Includes 250,107 shares in respect of SSARs and 4,383 shares held under Knowles’ 401(k) plan.

(7)	Includes 63,185 shares in respect of SSARs and 93 shares held under Knowles’ 401(k) plan.

(8)	Reflects 20,068 shares in respect of SSARs and 47 shares held under Knowles’ 401(k) plan.

(9)	Reflects 38,811 shares in respect of SSARs and 147 shares held under Knowles’ 401(k) plan.

(10)	In addition to the beneficial ownership reported for our directors and named executive officers, the number of shares reported in the table above as beneficially owned by our directors and all executive officers as a group is based on the following shares owned by our executive officers that are not named executive officers: 76,755 shares held directly, 70,101 shares in respect of SSARs, 10 shares held under Knowles’ 401(k) plan, and 312,624 shares of Company common stock subject to the stock options held that are currently exercisable or will become exercisable within 60 days of March 5, 2018.

(11)	As reported in a Schedule 13G filed with the SEC on February 7, 2018 by Franklin Resources, Inc. (“FRI”), Charles B. Johnson, Rupert H. Johnson, Jr. and Templeton Global Advisors Limited. These securities are beneficially owned by one or more open- or closed-end investment companies or other managed accounts that are investment management clients of investment managers that are direct and indirect subsidiaries of FRI. Charles B. Johnson and Rupert H. Johnson, Jr. (the “Principal Stockholders”) each own in excess of 10% of the outstanding common stock of FRI and are the Principal Stockholders of FRI. FRI and the Principal Stockholders may be deemed to be, for purposes of Rule 13d-3 under the Exchange Act, the beneficial owners of securities held by persons and entities for whom or for which FRI subsidiaries provide investment management services. However, FRI and the Principal Stockholders disclaim any pecuniary interest in and beneficial ownership of any of such securities. The principal business office of FRI and the Principal Stockholders is One Franklin Parkway, San Mateo, CA 94403-1906. The following Investment management subsidiaries have the sole power to vote as follows: Templeton Global Advisors Limited, 4,033,310 shares; Templeton Investment Counsel, LLC, 2,902,158 shares; Franklin Templeton Investments Corp., 1,196,187 shares; Fiduciary Trust Company International, 855,933 shares; Franklin Templeton Investment Management Limited, 814, 134 shares; Franklin Templeton Investments Australia Limited, 559,711 shares; Franklin Templeton Investments (Asia) Ltd., 140,490 shares and Templeton Asset Management Ltd., 43,930 shares. The following Investment management subsidiaries have the sole power to dispose as follows: Templeton Global Advisors Limited, 4,033,310 shares; Templeton Investment Counsel, LLC, 3,024,128 shares; Franklin Templeton Investments Corp., 1,196,187 shares; Franklin Templeton Investment Management Limited, 890,924 shares; Fiduciary Trust Company International, 871,955 shares; Templeton Asset Management Ltd., 852,930 shares; Franklin Templeton Investments Australia Limited, 559,711 shares; and Franklin Templeton Investments (Asia) Ltd., 140,490 shares. Templeton Investment Counsel, LLC has the shared power to dispose of 120,140 shares.

(12)	As reported in a Schedule 13G filed with the SEC on February 14, 2018 by Samuel R. Shapiro and Shapiro Capital Management LLC, with offices located at 3060 Peachtree Road, Suite 1555 N.W., Atlanta, GA 30305. According to the Schedule 13G, , as of December 31, 2017, Shapiro Capital Management LLC reported that it beneficially owned 10,543,851 shares with sole dispositive power, 9,264,461 shares with sole voting power and 1,279,390 shares with shared voting power. Samuel R. Shapiro is the chairman, a director and majority stockholder of Shapiro Capital Management LLC and owns 35,000 shares in his own account and may be deemed to be the beneficial owner of 10,543,851 shares by virtue of his affiliation with Shapiro Capital Management LLC.

(13)	As reported in a Schedule 13G/A filed with the SEC on January 19, 2018 by BlackRock Inc. with offices located at 55 East 52nd Street, New York, NY 10055, on behalf of its subsidiaries BlackRock Institutional Trust Company, NA, BlackRock Fund Advisors, BlackRock Asset Management Canada Limited, BlackRock Investment Management (Australia) Limited, BlackRock Advisors, LLC, BlackRock Investment Management, LLC, BlackRock Asset Management Ireland Limited, BlackRock Investment Management (UK) Limited, BlackRock Asset Management Schweiz AG, BlackRock (Netherlands) B.V. and BlackRock Financial Management, Inc. According to the Schedule 13G/A, as of December 31, 2017, BlackRock Inc. reported that it beneficially owned 9,371,743 shares with sole dispositive power and 9,173,657 shares with sole voting power.

(14)	As reported in a Schedule 13G filed with the SEC on February 9, 2018 by The Vanguard Group, Inc. with offices located at 100 Vanguard Blvd., Malvern, PA 19355. According to the Schedule 13G, as of

December 31, 2017, The Vanguard Group, Inc. reported that it beneficially owned 97,200 shares with sole voting power, 7,532,852 shares with sole dispositive power, 101,375 shares with shared dispositive power and 11,178 shares with shared voting power. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 90,197 shares as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 18,181 shares as a result of its serving as investment manager of Australian investment offerings.

(15)	As reported in a Schedule 13G filed with the SEC on February 14, 2018 by SouthernSun Asset Management LLC with offices located at 175 Toyota Plaza, Suite 800, Memphis, TN 38103. According to the Schedule 13G, as of December 31, 2017, SouthernSun Asset Management LLC reported that it beneficially owned 6,370,004 shares with sole dispositive power and 5,789,325 shares with sole voting power.

(16)	As reported in a Schedule 13G filed with the SEC on February 9, 2018 by Dimensional Fund Advisors LP with offices located at Building One, 6300 Bee Cave Road, Austin, TX 78746. According to the Schedule 13G, as of December 31, 2017, Dimensional Fund Advisors LP reported that it beneficially owned 4,944,129 shares with sole dispositive power and 4,774,839 shares with sole voting power.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires that our directors, certain of our officers, and holders of more than 10% of our common stock file reports of ownership and changes of ownership of our common stock with the SEC and the NYSE. Based solely on our review of the copies of these reports and on information provided by the reporting persons, we believe that during the year ended December 31, 2017 our directors, officers and owners of more than 10% of our common stock complied with all applicable filing requirements.

Proposal 2 — Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit Committee has appointed PricewaterhouseCoopers LLC (“PwC”) as the Company’s independent registered public accounting firm to audit the annual accounts of Knowles and its subsidiaries for 2018. PwC has audited the financial statements of the Company since 2013. Representatives of PwC are not expected to be present at the Meeting.

Although stockholder ratification of PwC’s appointment is not required by Knowles’ by-laws or otherwise, our Board of Directors is submitting the ratification of PwC’s appointment for 2018 to Knowles’ stockholders. If the stockholders do not ratify the appointment of PwC, the Audit Committee will reconsider whether or not to retain PwC as Knowles’ independent registered public accounting firm for 2018 but will not be obligated to terminate the appointment. Even if the stockholders ratify the appointment of PwC, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in Knowles’ interests.

THE BOARD OF DIRECTORS AND THE AUDIT COMMITTEE UNANIMOUSLY RECOMMEND A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2018.

Audit Committee Report

In accordance with the requirements of Sarbanes-Oxley, the related SEC rules and the NYSE Listing Standards, the Board engaged PwC as the Company’s independent registered public accounting firm to audit the annual accounts of Knowles and its subsidiaries for 2017.

The Audit Committee is responsible for the duties set forth in its charter but is not responsible for preparing the financial statements, implementing or assessing internal control over financial reporting or auditing the financial statements. Knowles’ management is responsible for preparing the financial statements, maintaining effective internal control over financial reporting and assessing the effectiveness of internal control over financial reporting. Knowles’ independent auditors are responsible for auditing the financial statements and expressing an opinion on the effectiveness of internal control over financial reporting. The review of the financial statements by the Audit Committee is not the equivalent of an audit.

Pursuant to its oversight responsibilities, the Audit Committee discussed with PwC the overall scope for the audit of Knowles’ 2017 financial statements. The Audit Committee met with PwC, with and without Knowles’ management present, to discuss the results of PwC’s examination, their assessment of Knowles’ internal control over financial reporting and the overall quality of Knowles’ financial reporting.

The Audit Committee reviewed and discussed, with both the management of Knowles and PwC, Knowles’ 2017 audited financial statements, including a discussion of critical accounting policies, the quality, not just the acceptability, of the accounting principles followed, the reasonableness of significant judgments reflected in such financial statements and the clarity of disclosures in the financial statements.

The Audit Committee also (1) discussed with PwC the applicable requirements of the Public Company Accounting Oversight Board and the SEC, (2) reviewed the written disclosures and the letter from PwC required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Audit Committee concerning independence and (3) discussed with PwC its independence, including any relationships or permitted non-auditing services that might impact PwC’s objectivity and independence.

Based upon the discussions and review referred to above, the Audit Committee recommended that the audited financial statements for the year ended December 31, 2017 be included in Knowles’ Annual Report on Form 10-K for the year ended December 31, 2017.

Audit Committee:	Keith L. Barnes (Chair)
Jean-Pierre M. Ergas Didier Hirsch Cheryl Shavers

Fees Paid to Independent Registered Public Accounting Firm

The independent registered public accounting firm of the Company during the year ended December 31, 2017 was PwC. All PwC services during 2017 were approved by the Audit Committee specifically or pursuant to the pre-approval procedures outlined below. PwC’s aggregate fees, rounded to the nearest thousand dollars, during 2017 and 2016 are set forth in the table below:

Type of Fee	Year Ended December 31, 2017 ($)	Year Ended December 31, 2016 ($)
Audit Fees (1)	2,285,000	2,258,000
Audit-Related Fees	0	0
Tax Fees (2)	0	41,000
All Other Fees (3)	4,500	4,000

(1)	Audit fees include fees for audit or review services in accordance with generally accepted auditing standards and fees for services that generally only independent auditors provide, such as statutory audits and review of documents filed with the SEC. Audit fees also include fees paid in connection with services required for compliance with Section 404 of Sarbanes-Oxley, and in 2017 audit procedures related to repatriation activities and implementation of ASC 606.

(2)	Tax fees include fees for services that are performed by professional tax staff other than in connection with the audit. These services include tax compliance services.

(3)	Other fees include fees for advisory services related to licensing accounting research tools.

Pre-Approval of Services Provided by Independent Registered Public Accounting Firm

Consistent with its charter and applicable SEC rules, our Audit Committee pre-approves all audit and permissible non-audit services provided by PwC to us and our subsidiaries. With respect to certain services which PwC has customarily provided, the Audit Committee has adopted specific pre-approval policies and procedures, which the Audit Committee reviews at least annually. In developing these policies and procedures, the Audit Committee considered the need to ensure the independence of PwC while recognizing that, in certain situations, PwC may possess the expertise and be in the best position to advise us and our subsidiaries on issues and matters other than accounting and auditing.

The policies and procedures adopted by the Audit Committee require pre-approval by the Audit Committee of audit-related and certain non-audit-related tax and other routine and recurring services that are proposed to be performed by the independent auditor. The pre-approval of such services by the Audit Committee is effective for a fiscal year, specific as to a particular service or category of services and is subject to a limitation on fees. In addition, pre-approved services which are expected to exceed the limitation on fees require separate, specific pre-approval. For each proposed service, the independent auditor and management are required to provide information regarding the engagement to the Audit Committee at the time of approval. In evaluating whether to approve such services, the Audit Committee considers whether each service is compliant with the SEC’s rules and regulations on auditor independence.

Proposal 3 — Advisory Resolution to Approve Named Executive Officer Compensation

Knowles is offering our stockholders an opportunity to vote to approve, on an advisory and nonbinding basis, the compensation of our named executive officers (“NEOs”) as disclosed in this Proxy Statement, as required by Section 14A of the Exchange Act. This proposal, commonly known as a “say-on-pay” vote, gives our stockholders the opportunity to express their views on our NEOs’ compensation. We currently intend to submit this say-on-pay vote to our stockholders annually, consistent with the results of the advisory vote on frequency approved by the stockholders at the 2014 Annual Meeting of Stockholders.

We are asking our stockholders to indicate their support for our NEO compensation as described in this Proxy Statement. Knowles’ compensation programs are designed to strike an appropriate balance between aligning executive compensation with financial performance and promoting retention. We believe our pay programs are aligned with this compensation philosophy and that the at-risk compensation components have delivered value commensurate with our business and financial performance.

This vote is not intended to address any specific item of compensation but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this Proxy Statement. Accordingly, we ask our stockholders to vote “FOR” the following resolution at the Meeting:

“RESOLVED, that Knowles’ stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in Knowles’ Proxy Statement for the 2018 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosures.”

The say-on-pay vote is advisory and therefore not binding on Knowles, our Compensation Committee or our Board of Directors. Our Board of Directors and our Compensation Committee value the opinions of our stockholders and, to the extent there is any significant vote against the NEO compensation as disclosed in this Proxy Statement, we will consider our stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT.

Proposal 4 — Approval of an Amendment to our Amended and Restated Certificate of Incorporation

We are asking stockholders to approve an amendment to our Amended and Restated Certificate of Incorporation, as amended (the “Certificate”), to:

•	eliminate the Company’s classified board structure on a phase-out basis such that each director would be elected to a one-year term beginning with the directors elected at the 2019 Annual Meeting of Stockholders; and

•	provide that once the Board ceases to be classified, directors may, consistent with Delaware law, be removed with or without cause.

A copy of Article Fifth, Sections (c) and (e), of the Certificate that is marked to show the changes that would be implemented upon stockholder approval of this Proposal 4 is attached as Appendix A to this Proxy Statement (the “Proposed Declassification Amendments”).

Background

Article Fifth, Section (c), of the Certificate currently requires that our Board be divided into three classes, each with staggered three-year terms. Under the current version of Article Fifth, Section (c), one class of directors, representing one-third of our directors, stands for election at each Annual Meeting of Stockholders.

At the time of our spinout from Dover Corporation in 2014, the Board viewed having a classified board as offering several advantages, such as promoting continuity and stability, encouraging directors to take a long-term perspective and providing protection against certain abusive takeover tactics and allowing Management time to position and restructure the company and develop a strategy for its independent future. Now that those things are in place and, the Board has had the time to carefully consider feedback recently received from certain stockholders during the Board’s recent stockholder engagement, the Board believes that having a classified structure is no longer necessary. In light of this, after careful consideration and upon the recommendation of the Governance and Nominating Committee, the Board has approved, and recommends that the stockholders approve, the Proposed Declassification Amendments in order to eliminate the Company’s current classified Board structure and make certain related changes.

Summary of Proposed Amendments

Declassification of the Board of Directors

If the Proposed Declassification Amendments are approved by our stockholders, Article Fifth, Section (c), of the Certificate would provide that directors be elected for one-year terms beginning with the 2019 Annual Meeting of Stockholders, such that:

•	Class III directors whose term will end in 2019 will serve out the remainder of their current term in full and they or their successors will stand for election at the 2019 Annual Meeting of Stockholders, and subsequent annual meetings, for a one-year term.

•	Class I directors whose term will end in 2020 will serve out the reminder of their current term in full and they or their successors will stand for election at the 2020 Annual Meeting of Stockholders, and subsequent annual meetings, for a one-year term.

•	Class II directors elected at the Meeting will be elected for a three-year term that will end in 2021, and they or their successors will stand for election at the 2021 Annual Meeting of Stockholders, and subsequent annual meetings, for a one-year term.

Beginning with our 2021 Annual Meeting of Stockholders, and at each annual meeting thereafter, our entire Board would stand for election for a one-year term, and there would no longer be any designation by classes.

Removal of Directors Without Cause

Delaware corporate law provides that members of a board of directors that is classified may be removed only for cause. At present, because the Board is classified, the Certificate provides that our directors are removable only for cause. If the Proposed Declassification Amendments are approved by our stockholders, Article Fifth, Section (e), of the Certificate would be amended to provide that, once the Board becomes fully declassified in 2021, directors may be removed with or without cause.

Required Vote

The Proposed Declassification Amendments require the affirmative vote of the holders of at least eighty percent (80%) of the outstanding common stock. If approved, the Proposed Declassification Amendments would become effective upon the filing of a Certificate of Amendment with the Secretary of State of the State of Delaware that incorporates the Proposed Declassification Amendments, which the Company would do promptly after the Meeting. Additionally, our Amended and Restated By-Laws, as amended (the “By-Laws”), which contain provisions equivalent to those discussed above, would be similarly amended. In the event that stockholders do not approve Proposal 4, neither the proposed amendments to the Certificate nor the related amendments to the By-Laws would take effect, and the Board would retain its current classified structure

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE AMENDMENT TO OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO ELECT DIRECTORS ANNUALLY.

Proposal 5 — Approval of the Knowles Corporation 2018 Equity and Cash Incentive Plan

At the Meeting, our stockholders will be asked to approve the Knowles Corporation 2018 Equity and Cash Incentive Plan (the “2018 Plan”). The 2018 Plan was approved by the Board on February15, 2018, and subject to stockholder approval, no further grants will be made under the Knowles Corporation 2016 Equity and Cash Incentive Plan (the “2016 Plan”). Shares to be issued under the 2018 Plan may be authorized but unissued shares of common stock or treasury stock. As described further below, the maximum number of shares reserved for issuance under the 2018 Plan is 7.3 million (reduced by the number of shares granted under the 2016 Plan on or after February 23, 2018), subject to adjustment in connection with certain capitalization events in accordance with the 2018 Plan. As of February 23, 2018, awards for 5,085,512 shares were outstanding under the 2016 Plan and awards for 5,217,193 shares were outstanding under the Knowles Corporation 2014 Equity and Cash Incentive Plan (the “2014 Plan” and, together with the 2016 Plan, the “Prior Plans”), comprised of stock options, restricted stock units and performance stock units. In addition, there were approximately 2,375,304 shares of Common Stock that remained available for future issuances under the 2016 Plan and which will cease to be available for future grants if the 2018 Plan is approved by stockholders. If the 2018 Plan is approved by stockholders, we will continue to be able to make awards of long-term equity incentives, which we believe are critical for attracting, motivating, rewarding and retaining a talented management team who will contribute to our success.

The purposes of the 2018 Plan are to:

•	align the interests of our stockholders and recipients of awards under the 2018 Plan by increasing the proprietary interest of such recipients in the Company’s growth and success;

•	advance the interests of the Company by attracting and retaining officers, other employees, and non-employee directors of the Company and its subsidiaries and affiliates; and

•	motivate award recipients to act in the long-term best interests of the Company and its stockholders.

Under the 2018 Plan, the Company may grant:

•	nonqualified stock options;

•	incentive stock options (within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”)) (collectively, with nonqualified stock options, “Options”);

•	stock appreciation rights (“SARs”), in the form of free-standing SARs or SARs granted in tandem with an Option (“Tandem SARs”);

•	stock awards in the form of restricted stock, restricted stock units, or unrestricted stock awards (“Stock Awards”);

•	performance awards; and

•	deferred stock units.

As of March 1, 2018, approximately four hundred employees, which is generally consistent with historical employee participation, and nine non-employee directors would be eligible to participate in the 2018 Plan.

Plan Highlights

Some of the key features of the 2018 Plan are as follows:

•	The 2018 Plan will be administered by a committee of the Board (the Compensation Committee) or a subcommittee thereof, comprised entirely of independent directors;

•	Options and SARs may not be repriced without stockholder approval;

•	Outstanding Options, SARs, Stock Awards and performance awards are subject to double trigger vesting upon a change in control (when such awards are not assumed by the acquirer), meaning that both a qualifying termination of service and a change of control must occur prior to the accelerated vesting of such awards;

•	No award under the 2018 Plan may vest in less than one year from the date of grant, provided that this requirement will not apply for up to 5% of the shares authorized for issuance under the plan and provided further that the Committee may provide for accelerated vesting in its discretion, including upon a change of control or termination of employment;

•	Dividend equivalent rights with respect to Options and SARs are prohibited and any dividend or dividend equivalent rights granted with respect to any other award under the 2018 Plan will be subject to the same vesting conditions as the underlying award;

•	“Liberal share recycling” is prohibited — meaning that the 2018 Plan does not recycle shares that were not issued or delivered upon the net settlement or net exercise of an Option or SAR, shares delivered to or withheld by the Company to pay the purchase price or withholding taxes relating to an outstanding award or shares repurchased by the Company on the open market with the proceeds of an Option exercise;

•	Under the 2018 Plan, the maximum number of shares of Common Stock available for awards is 7.3 million (reduced by the number of shares granted under the 2016 Plan on or after February 23, 2018), subject to adjustment in connection with certain capitalization events in accordance with the 2018 Plan;

•	Except with respect to substitute awards granted in connection with a corporate transaction, the purchase price of Options and the base price for SARs may not be less than the fair market value of a share of Common Stock on the date of grant; and

•	To the extent the Company grants a Stock Award or settles a performance award in shares of Common Stock or grants a Deferred Stock Unit Award (on a stand-alone basis and not in connection with the vesting of an award), the number of shares of Common Stock that remain available for future grants under the 2018 Plan will be reduced by an amount equal to 1.75 times the number of shares subject to such Stock Award, Deferred Stock Unit award or performance award.

Additional Information on Outstanding Awards and Historical Grants

The following provides additional information on the total equity compensation awards outstanding and total grants made in prior years.

Overhang

The following table provides certain additional information regarding total awards outstanding at December 31, 2017 (fiscal year-end) and February 23, 2018.

	As of December 31, 2017	As of February 23, 2018
Number of outstanding SSARs	850,516	850,516
Weighted average exercise price of outstanding SSARs	21.54	21.54
Weighted average remaining term of outstanding SSARs	4.0 years	3.9 years
Number of outstanding Options	4,901,739	5,814,515
Weighted average exercise price of outstanding Options	$18.36	$17.72
Weighted average remaining term of outstanding Options	4.7 years	5 years
Number of outstanding full-value awards under the Prior Plan	2,378,576	3,530,057
Shares available for grant under 2016 Plan	6,380,037	2,375,304

As of February 23, 2018
Total number of shares of common stock outstanding	89,857,951
Per-share closing price of common stock as reported on NYSE	$14.55

Burn Rate

The following table provides detailed information regarding our equity compensation activity for the prior three fiscal years.

	Fiscal Year 2017	Fiscal Year 2016	Fiscal Year 2015
Number of Options granted	832,826	2,038,013	1,980,959
Number of restricted shares/RSUs granted	1,375,335	1,685,512	535,834
Number of fully-vested shares granted to directors	0	0	10,931
Number of PSU awards granted(1)	176,000	NA	NA
Total Share Usage	2,384,161	3,723,525	2,527,724
Weighted-average number of shares of common stock outstanding (000s)	89,329,794	88,667,098	86,802,828
Burn Rate (Options, restricted shares/RSUs, director shares, and PSU awards)	2.7%	4.2%	2.9%
(1)	Knowles first PSU grant was on February 16, 2017, which is eligible for payout in 2020.

Description of the 2018 Plan

The following description is qualified in its entirety by reference to the plan document, a copy of which is attached to this Proxy Statement as Appendix B and incorporated herein by reference.

Administration

The 2018 Plan will be administered by a committee (the “Committee”) designated by the Board, or a subcommittee of such committee, consisting of two or more members of the Board, each of whom is intended to be (i) a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act and (ii) “independent” within the meaning of the rules of the NYSE. It is currently anticipated that the Compensation Committee will administer the 2018 Plan.

Subject to the terms of the 2018 Plan, the Committee will have the authority to select eligible persons to receive awards and determine all of the terms and conditions of each award. The Committee will also have authority to establish rules and regulations for administering the 2018 Plan and to decide questions of interpretation or application of any provision of the 2018 Plan.

The Committee may delegate some or all of its power and authority under the 2018 Plan to the Board or, subject to applicable law, to the Chief Executive Officer or such other executive officer of the Company as the Committee deems appropriate, except that it may not delegate its power and authority to the Chief Executive Officer or any other executive officer with regard to the selection for participation in this Plan of an officer, director or other person subject to Section 16 of the Exchange Act or decisions concerning the timing, pricing or amount of an award to such an officer, director or other person.

Available Shares

Subject to the capitalization adjustment provisions included in the 2018 Plan, 7,300,000 shares of Common Stock (reduced by the number of shares granted under the 2016 Plan on or after February 23, 2018) will initially be available for all awards under the 2018 Plan and no more than 1,000,000 shares of Common Stock in the aggregate may be issued under the 2018 Plan in connection with incentive stock options. To the extent the Company grants an Option or a free-standing SAR under the 2018 Plan, the number of shares of Common Stock that remain available for future grants under the 2018 Plan will be reduced by an amount equal to the number of shares subject to such Option or free-standing SAR. To the extent the Company grants a Stock Award or settles a performance award in shares of Common Stock or grants a Deferred Stock Unit Award (on a stand-alone basis and not in connection with the vesting of an award), the number of shares of Common Stock that remain available for future grants under the 2018 Plan will be reduced by an amount equal to 1.75 times the number of shares subject to such Stock Award, Deferred Stock Unit award or performance award.

Shares of Common Stock subject to an outstanding Option, free-standing SAR, Stock Award, Deferred Stock Unit Award or performance award granted under the 2018 Plan or a Prior Plan that are not issued or delivered by reason of (i) the expiration, termination, cancellation or forfeiture of such award (excluding shares of Common Stock subject to an Option canceled upon settlement of a related Tandem SAR or subject to a Tandem SAR canceled upon exercise of a related Option), or (ii) the settlement of such award in cash, will again be available under the 2018 Plan. Shares of Common Stock subject to an award under the 2018 Plan or a Prior Plan will not again be available for issuance under the 2018 Plan if such shares are (a) shares that were subject to an Option or SAR and were not issued or delivered upon the net settlement or net exercise of such Option or SAR, (b) shares delivered to or withheld by the Company to pay the purchase price or withholding taxes relating to an outstanding award or (c) shares repurchased by the Company on the open market with the proceeds of an Option exercise.

On February 23, 2018, the closing sale price per a share of Common Stock as reported on the NYSE was $14.55.

Minimum Vesting Provisions

Under the terms of the 2018 Plan, no award will be exercisable or will vest and be settled in less than one (1) year from the date of grant; provided, however, that the minimum vesting provisions set forth in the 2018 Plan will not apply to awards granted under the 2018 Plan with respect to the number of shares which, in the aggregate, does not exceed 5% of the number of shares available for grant under the 2018 Plan. Notwithstanding the foregoing, the Committee may provide, in its sole discretion, for the accelerated vesting of any award, including due to a change of control or termination of employment.

Eligibility

Participants in the 2018 Plan will consist of such officers, other employees and non-employee directors of the Company, as selected by the Committee or its delegate.

Change of Control

If an award holder’s employment or service is terminated by the Company, a subsidiary or an affiliate without cause, by the holder for good reason or if a director ceases to serve on the Board or a successor board, in each case, within eighteen months following a change of control, then upon such termination of employment or service (i) each outstanding Option and SAR held by such holder will become fully vested and exercisable, (ii) the restriction period applicable to each outstanding Stock Award held by such holder will lapse, (iii) performance awards will vest, and (iv) performance with respect to any awards subject to performance-based vesting conditions will be determined pursuant to the terms of the applicable award agreement. In the event awards are not effectively assumed in a change of control, then upon such change of control, (i) each outstanding Option and SAR held by such holder will become fully vested and exercisable, (ii) the restriction period applicable to each outstanding Stock

Award held by such holder will lapse, (iii) performance awards will vest, and (iv) performance with respect to any awards subject to performance-based vesting conditions will be determined pursuant to the terms of the applicable award agreement.

Under the terms of the 2018 Plan, a change of control is generally defined as: (i) any person is or becomes the beneficial owner of 20% or more of either the then outstanding shares of common stock of the Company or the combining voting power of the Company’s then outstanding securities; (ii) an unapproved change in the majority composition of the Board; (iii) the consummation of certain mergers or consolidations of the Company; or (iv) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets.

Effective Date, Termination and Amendment

If approved by our stockholders at the Meeting, the 2018 Plan will become effective as of the date of such stockholder approval, and will terminate as of the first annual meeting of the Company’s stockholders to occur on or after the tenth anniversary of the effective date, unless earlier terminated by the Board. The Board may amend the 2018 Plan as it deems advisable, subject to stockholder approval if (i) required by applicable law, rule or regulation, including any rule of the NYSE or (ii) the Board seeks to modify the Option and SAR repricing or discounting provisions in the 2018 Plan. No amendment may materially impair the rights of a holder of an outstanding award without the consent of such holder.

Non-Transferability

The 2018 Plan restricts the ability of an award holder from transferring awards granted under the 2018 Plan other than by will, the laws of descent and distribution or pursuant to beneficiary designation procedures approved by the Company or, to the extent expressly permitted in the award agreement, to the holder’s family members, a trust or entity established by the holder for estate planning purposes or a charitable organization designated by the holder, in each case, without consideration.

Options and SARs

The 2018 Plan provides for the grant of nonqualified stock options, incentive stock options and SARs. The Committee will determine the conditions to the exercisability of each Option and SAR.

Each Option will be exercisable for no more than ten (10) years after its date of grant, unless the Option is an incentive stock option and the optionee owns at the time of grant greater than ten percent (10%) of the voting power of all shares of capital stock of the Company (a “ten percent holder”), in which case the Option will be exercisable for no more than five (5) years after its date of grant. The Committee may, in its discretion, establish performance measures which may be satisfied or met, in each case as a condition to the grant or exercisability of an Option. Except in the case of substitute awards granted in connection with a corporate transaction, the purchase price of an Option will not be less than 100% of the fair market value of a share of Common Stock on the date of grant, unless the Option is an incentive stock option and the optionee is a ten percent holder, in which case the option purchase price will be the price required by the Code. The Committee will determine whether an Option is exercisable in cumulative or non-cumulative installments and in part or in full at any time. An exercisable Option, or portion thereof, may be exercised only with respect to whole shares of Common Stock.

Each SAR will be exercisable for no more than ten (10) years after its date of grant, except that no Tandem SAR may be exercised later than the expiration, cancellation, forfeiture or other termination of the related Option. The Committee may, in its discretion, establish performance measures which may be satisfied or met, in each case as a condition to the grant or exercisability of a SAR. Except in the case of substitute awards granted in connection with a corporate transaction, the base price of a SAR will not be less than 100% of the fair market value of a share of Common Stock on the date of grant, provided that the base price of a Tandem SAR will be the purchase price of the related Option. The Committee will determine in an award agreement whether a SAR will be stock or cash-settled and whether the SAR will be exercisable in cumulative or non-cumulative installments and in part or in full at any time. An exercisable SAR, or portion thereof, may be exercised, in the case of a Tandem SAR, only with respect to whole shares of Common Stock and, in the case of a free-standing SAR, only with respect to a whole number of SARs. If a SAR is exercised for shares of restricted stock, a certificate will be issued in accordance with the terms of the plan governing restricted stock awards, or such shares shall be transferred to the holder in book entry form with restrictions on the shares duly noted. Prior to the exercise of a stock-settled SAR, the holder of the SAR will have no rights as a stockholder of the Company with respect to the shares of Common Stock subject to the SAR.

Subject to the adjustment provisions set forth in the 2018 Plan, neither the Board nor the Committee may, without the approval of the Company’s stockholders, (i) reduce the purchase price or base price of any previously granted Option or SAR, (ii) cancel any previously granted Option or SAR in exchange for another Option or SAR with a lower purchase price or base price or (iii) cancel any previously granted Option or SAR in exchange for cash or another award if the purchase price of such Option or the base price of such SAR exceeds the fair market value of a share of Common Stock on the date of such cancellation, other than in connection with a change of control or the adjustment provisions of the 2018 Plan. The holder of an Option or SAR will not be entitled to receive dividend equivalents with respect to the number of shares of Common Stock subject to the Option or SAR.

Stock Awards

The 2018 Plan provides for the grant of Stock Awards. The Committee may grant a Stock Award either as a restricted stock award, restricted stock unit award or unrestricted stock award.

The number of shares of Common Stock subject to an unrestricted stock award will be determined by the Committee. Unrestricted stock awards will not be subject to any restriction period or performance measures. Unrestricted stock awards will be limited so that that the Common Stock subject to all unrestricted stock awards, combined with all awards granted under the 2018 Plan that do not include the minimum vesting provisions described in the 2018 Plan, does not exceed 5% of the total number of shares of Common Stock available under the 2018 Plan.

The Committee will determine the number of shares of Common Stock subject to a restricted stock unit award or a restricted stock award and the restriction period, performance period and performance measures applicable to such award (if any). The agreement relating to a restricted stock award or a restricted stock unit award will provide, in a manner determined by the Committee, in its discretion and subject to the provisions of the 2018 Plan, for the vesting of shares of Common Stock subject to such restricted stock award or the vesting of such restricted stock unit award, (i) if the holder of such award remains continuously in the employment or service of the Company during the specified restriction period; and (ii) if specified performance measures (if any) are satisfied or met during a specified performance period, and for the forfeiture of the shares of Common Stock subject to such award (x) if the holder of such award does not remain continuously in the employment or service of the Company during the specified restriction period or (y) if specified performance measures are not satisfied or met during a specified performance period.

Unless otherwise set forth in a restricted stock award agreement, the holder of shares of restricted stock will have rights as a stockholder of the Company, including the voting rights, the right to receive dividends and the right to participate in any capital adjustment applicable to all holders of shares of Common Stock. However, dividends and distributions with respect to shares of Common Stock, including regular cash dividends, will be deposited with the Company and subject to the same restrictions as the shares of Common Stock with respect to which such distribution was made.

The agreement awarding restricted stock units will specify (i) whether such award may be settled in shares of Common Stock or cash or a combination thereof, and (ii) whether the holder will be entitled to receive dividend equivalents, and, if determined by the Committee, interest on, or the deemed reinvestment of, any deferred dividend equivalents. Any dividend equivalents will be subject to the same vesting restrictions as the underlying restricted stock units. Prior to settlement of a restricted stock unit award, the holder of a restricted stock unit will have no rights as a stockholder of the Company.

Performance Awards

The 2018 Plan also provides for the grant of performance awards. The agreement relating to a performance award will specify whether such award may be settled in shares of Common Stock (including restricted stock), cash or a combination thereof. The agreement relating to a performance award will provide, in the manner determined by the Committee, for the vesting of such performance award, if the specified performance measures are satisfied or met during the specified performance period, and for the forfeiture of such award if the specified performance measures are not satisfied or met during the specified performance period. An award agreement will specify whether the holder will be entitled to dividends or dividend equivalents, provided that dividends and dividend equivalents will be deposited with the Company and subject to the same restrictions as the shares subject to the performance award with respect to which such distribution was made. Prior to the settlement of a performance award in common stock (including restricted stock), the holder of such award will have no rights as a stockholder of the Company with respect to such shares.

Performance Measures

Under the 2018 Plan, the grant, vesting, exercisability or payment of certain awards may be made subject to the satisfaction of performance measures. The performance measures applicable to a particular award will be determined by the Committee at the time of grant and may include, but will not be limited to, one or more of the following corporate-wide or affiliate, division, operating unit, or individual objectives: (i) the attainment of certain target levels of, or a specified percentage increase in, revenues, income before income taxes and extraordinary items, income or net income, earnings, earnings before interest, taxes, depreciation and amortization, or a combination of any or all of the foregoing; (ii) the attainment of certain target levels of, or a percentage increase in, profits including, without limitation, that attributable to continuing and/or other operations; (iii) the attainment of certain target levels of, or a specified increase in, operational cash flow; (iv) the achievement of a certain level of, reduction of, or other specified objectives with regard to limiting the level of increase in, all or a portion of the Company’s or an affiliate’s bank debt or other long-term or short-term public or private debt or other similar financial obligations of the Company or affiliate, which may be calculated net of such cash balances and/or other offsets and adjustments as may be established by the Committee at the time of grant; (v) the attainment of a specified percentage increase in earnings per share or earnings per share from continuing operations; (vi) the attainment of certain target levels of, or a specified increase in, return on capital employed or return on invested capital or operating revenue or return on invested cash; (vii) the attainment of certain target levels of, or a percentage increase in, return on stockholders’ equity; (viii) the attainment of certain target levels of, or a specified increase in, economic value added targets based on a cash flow return on investment formula; (ix) the attainment of certain target levels in the fair market value of the shares of the Company’s common stock; (x) market segment share;

(xi) product release schedules; (xii) new product innovation; (xiii) product or other cost reductions; (xiv) brand recognition or acceptance; (xv) product ship targets; (xvi) customer satisfaction; (xvii) total stockholder return; (xviii) return on assets or net assets; (xix) assets, operating margin or profit margin; (xx) the growth in the value of an investment in the Company’s common stock assuming the reinvestment of dividends; and (xxi) any other objective or subjective goal established by the Committee, whether or not listed herein. Each such performance measure may be expressed on an absolute or relative basis and may include comparisons based on current internal targets, the past performance of the Company (including the performance of one or more affiliates, divisions, or operating units) or the past or current performance of other companies (or a combination of such past and current performance). In addition to the ratios discussed above, performance goals may include comparisons relating to capital (including, but not limited to the cost of capital), stockholders’ equity, shares outstanding, assets or net assets, sales, or any combination thereof.

The applicable performance measures may be applied on a pre- or post-tax basis and may be adjusted or amended to include or exclude objectively determinable components of any performance measure, including, without limitation, restructuring and/or other nonrecurring charges; exchange rate effects, as applicable, for non-US. dollar denominated net sales and operating earnings; the effects of changes to generally accepted accounting principles required by the Financial Accounting Standards Board; the effects of any statutory adjustments to corporate tax rates; the effects of any “extraordinary items” as determined under generally accepted accounting principles or any acquisition or divestiture; any other unusual, infrequently occurring, non-recurring gain or loss or other extraordinary item; to respond to, or in anticipation of, any unusual or extraordinary corporate item, transaction, event or development; to respond to, or in anticipation of, changes in applicable laws, regulations, accounting principles, or business conditions; the effects of acquisitions or joint ventures; to assume that any business divested by the Company achieved performance objectives at targeted levels during the balance of a performance period following such divestiture; the effect of any change in the outstanding shares of common stock by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to common stockholders other than regular cash dividends; to reflect a corporate transaction, such as a merger, consolidation, separation (including a spinoff or other distribution of stock or property by a corporation), or reorganization (whether or not such reorganization comes within the definition of such term in Section 368 of the Code); or to reflect any partial or complete corporate liquidation (“Adjustment Events”). In the sole discretion of the Committee, the Committee may amend or adjust the performance measures or other terms and conditions of an outstanding award in recognition of any Adjustment Events. The performance measures will be subject to such other special rules and conditions as the Committee may establish.

Non-Employee Director Compensation

The 2018 Plan provides for the grant of awards to its non-employee directors in the form of unrestricted stock awards, Options, SARs, restricted stock, restricted stock units and/or deferred stock units (“Directors’ Awards”). Subject to Section 409A of the Code, a non-employee director may elect to defer receipt of his or her Directors’ Awards, other than options and SARs, in accordance with such procedures as may from time to time be prescribed by the Committee. Dividend equivalents will be credited on deferred stock units and distributed at the same time that shares of Common Stock are delivered to a non-employee director in settlement of the deferred stock units. A non-employee director will not have any rights of a stockholder with respect to Directors’ Awards or deferred stock units until such shares of Common Stock are issued and then only from the date of issuance of such shares. The aggregate value of cash compensation and the grant date fair value of shares of Common Stock that may be awarded during any fiscal year of the Company to any non-employee director will not exceed

$500,000; provided, however, that the limit included in this sentence will be multiplied by two in the year in which a non-employee director commences service on the Board.

Clawback of Awards

Awards granted under the 2018 Plan and any cash payment or shares of Common Stock delivered pursuant to an award are subject to forfeiture, recovery by the Company or other action pursuant to the applicable award agreement pursuant to the Knowles Corporation Policy on Recoupment of Incentive Compensation or any clawback or recoupment policy which the Company may adopt from time to time, including any such policy as may be required by the Dodd-Frank Wall Street Reform and Consumer Protection Act and implementing rules and regulations thereunder, and as otherwise required by applicable law.

New Plan Benefits

The number of Options and other forms of awards that will be granted under the 2018 Plan is not currently determinable.

U.S. Federal Income Tax Consequences

The following is a brief summary of certain United States federal income tax consequences generally arising with respect to awards under the 2018 Plan. This discussion does not address all aspects of the United States federal income tax consequences of participating in the 2018 Plan that may be relevant to participants in light of their personal investment or tax circumstances and does not discuss any state, local or non-United States tax consequences of participating in the 2018 Plan. Each participant is advised to consult his or her personal tax advisor concerning the application of the United States federal income tax laws to such participant’s particular situation, as well as the applicability and effect of any state, local or non-United States tax laws before taking any actions with respect to any awards.

Section 162(m) of the Code

Section 162(m) of the Code generally limits to $1 million the amount that a publicly held corporation is allowed each year to deduct for the compensation paid to the corporation’s chief executive officer, chief financial officer and certain of the corporation’s current and former executive officers.

Options

A participant will not recognize taxable income at the time an Option is granted and the Company will not be entitled to a tax deduction at that time. A participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) upon exercise of a nonqualified stock option equal to the excess of the fair market value of the shares purchased over their purchase price, and the Company will be entitled to a corresponding deduction, except to the extent the deduction limits of Section 162(m) of the Code apply. A participant will not recognize income (except for purposes of the alternative minimum tax) upon exercise of an incentive stock option. If the shares acquired by exercise of an incentive stock option are held for at least two years from the date the Option was granted and one year from the date it was exercised, any gain or loss arising from a subsequent disposition of those shares will be taxed as long-term capital gain or loss, and the Company will not be entitled to any deduction. If, however, such shares are disposed of within the above-described period, then in the year of that disposition the participant will recognize compensation taxable as ordinary income equal to the excess of the lesser of (i) the amount realized upon that disposition, and (ii) the excess of the fair market value of those shares on the date of exercise over the purchase price, and the Company will be entitled to a corresponding deduction, except to the extent the deduction limits of Section 162(m) of the Code apply.

SARs

A participant will not recognize taxable income at the time SARs are granted and the Company will not be entitled to a tax deduction at that time. Upon exercise, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) in an amount equal to the fair market value of any shares delivered and the amount of cash paid by the Company. This amount is deductible by the Company as compensation expense, except to the extent the deduction limits of Section 162(m) of the Code apply.

Stock Awards

A participant will not recognize taxable income at the time restricted stock is granted and the Company will not be entitled to a tax deduction at that time, unless the participant makes an election to be taxed at that time. If such election is made, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) at the time of the grant in an amount equal to the excess of the fair market value for the shares at such time over the amount, if any, paid for those shares. If such election is not made, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) at the time the restrictions constituting a substantial risk of forfeiture lapse in an amount equal to the excess of the fair market value of the shares at such time over the amount, if any, paid for those shares. The amount of ordinary income recognized by making the above-described election or upon the lapse of restrictions is deductible by the Company as compensation expense, except to the extent the deduction limits of Section 162(m) of the Code apply.

A participant will not recognize taxable income at the time a restricted stock unit is granted and the Company will not be entitled to a tax deduction at that time. Upon settlement of restricted stock units, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) in an amount equal to the fair market value of any shares delivered and the amount of any cash paid by the Company. The amount of ordinary income recognized is deductible by the Company as compensation expense, except to the extent the deduction limits of Section 162(m) of the Code apply.

A participant will generally recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) at the time the unrestricted stock is granted. The Company is entitled to a corresponding deduction at the time ordinary income is recognized by the participant, except to the extent the deduction limits of Section 162(m) of the Code apply.

Performance Awards

A participant will not recognize taxable income at the time performance award grants are made and the Company will not be entitled to a tax deduction at that time. Upon settlement of performance awards, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) in an amount equal to the fair market value of any shares delivered and the amount of cash paid by the Company. This amount is deductible by the Company as compensation expense, except to the extent the deduction limits of Section 162(m) of the Code apply.

Deferred Stock Units

If a non-employee director properly elects to defer receipt of his or her stock awards granted as Directors’ Awards, the non-employee director will not recognize taxable income at the time such awards are granted and the Company will not be entitled to a tax deduction at that time. When the deferred stock units are settled in cash or in shares of Common Stock, the non-employee director will recognize compensation taxable as ordinary income in an amount equal to the fair market value of any shares delivered and the amount of any cash paid by the Company. The amount of ordinary income recognized at this time will be deductible by the Company as an expense.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE KNOWLES CORPORATION 2018 EQUITY AND CASH INCENTIVE PLAN.

Equity Compensation Plan Table

We currently maintain equity compensation plans that provide for the issuance of Knowles stock to directors, executive officers, and other employees. The following table sets forth information regarding outstanding restricted stock units, SSARs, performance share units, stock options, and shares available for future issuance under these plans as of December 31, 2017:

	(a)	(b)	(c)
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights(1)	Weighted-Average Exercise Price of Outstanding Options, Warrants, and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))(2)
Equity compensation plans approved by stockholders	8,192,254	$18.83	6,380,037
Equity compensation plans not approved by stockholders	—	—	—
Total	8,192,254	$18.83	6,380,037

(1)	Column (a) consists of shares issuable pursuant to outstanding restricted stock units, SSARs, performance share units, and stock option awards under the Company’s 2016 Equity and Cash Incentive Plan and 2014 Equity and Cash Incentive Plan. Restricted stock units and performance share units are not reflected in the weighted-average exercise price in column (b).

(2)	Column (c) consists of shares available for future issuance under the 2016 Equity and Cash Incentive Plan. The 2016 Equity and Cash Incentive Plan provides for stock options and SSAR grants, restricted stock awards, restricted stock unit awards, unrestricted stock awards, performance share awards, cash performance awards, and deferred stock units. Shares subject to stock options and SSARs will reduce the shares available for awards under the 2016 Equity and Cash Incentive Plan by one share for every one share granted. Performance share awards, restricted stock, unrestricted stock, restricted stock units that are settled in shares of common stock, and deferred stock units will reduce the shares available for awards under the 2016 Equity and Cash Incentive Plan by 1.75 shares for every one share awarded. Cash performance awards do not count against the pool of available shares. The number of shares earned when an award is exercised, vested, or is paid out will count against the pool of available shares, including shares withheld to pay taxes or an option’s exercise price. Shares subject to an award under the 2016 Equity and Cash Incentive Plan and the 2014 Equity and Cash Incentive Plan that are canceled, terminated, forfeited, or that expire will be available for reissuance under the 2016 Equity and Cash Incentive Plan.

EXECUTIVE COMPENSATION

To our valued stockholders,

Knowles has focused on a multi-year business transformation to enhance our strategic position in audio since Knowles’ spin-off from Dover Corporation in 2014. The Compensation Committee supports this strategy with executive pay programs that are designed to be aligned both with business results and with stockholder returns. The Compensation Discussion and Analysis describes these programs and results for our Named Executive Officers in 2017.

This year’s proxy statement incorporates multiple enhancements, including improved visuals and graphics throughout the document, and further disclosure of the evolution of our business strategy and executive pay programs. These changes are one element of our response to the disappointing level of support for the “say-on-pay” vote at our 2017 Annual Meeting of Stockholders. The Committee also addressed this result during the year through two key actions:

Stockholder Engagement: During 2017 we contacted stockholders representing approximately 98% of our shares outstanding, inviting them to meet with us to share their views on our executive pay program. Stockholders representing approximately 37% of our shares outstanding accepted this offer and met with us. I personally led the stockholder outreach effort as the Chair of the Committee, joined by Knowles’ investor relations and human resources executives.

Comprehensive Review of Executive Pay Programs: The Committee reviewed each element of the program, considering our long-term business strategy, stockholder feedback, discussions with other Board members, advice from its independent consultant, and discussions with management. Multiple changes were made for 2018 as a result, including:

•	Increase in performance share units (“PSUs”) to 50% of the equity award and reduction in restricted stock units (“RSUs”) to 25%

•	Reduction of the individual strategic component of the annual bonus to 20%

•	Adjustments to the peer group reflecting our lower revenue after divestitures during 2017

•	Adoption of a formal incentive clawback policy.

On behalf of the Committee, I thank the many stockholders with whom we engaged directly during the past year, and I appreciate those who are reading this proxy to understand better our approach to executive pay and the results.

Thank you for your continued support,

Richard K. Lochridge

Compensation Committee Chair

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (“CD&A”) describes our 2017 compensation practices, programs, and decisions for our named executive officers (“NEOs”).

2017 Named Executive Officers
Jeffrey S. Niew	President & Chief Executive Officer (“CEO”)
John S. Anderson	Senior Vice President & Chief Financial Officer
Christian U. Scherp	President, Performance Audio
Daniel J. Giesecke	Senior Vice President & Chief Operating Officer
Michael S. Polacek	President, Intelligent Audio

Executive Compensation: Context and Overview

Introduction

The Committee is committed to designing an executive compensation program that pays for delivering performance, with reduced payouts when performance falls short of expectations. The Committee continues to place a priority on refining our executive compensation program to align with the transformation of Knowles from the leading acoustics supplier to the leader in audio solutions. Furthermore, the Committee is interested in our stockholders’ feedback and will incorporate changes when it is appropriate. This CD&A details, in particular, the changes to our compensation programs for 2017 and 2018, which have been strongly influenced by these priorities in order to incentivize performance through a compensation program structure that reflects an appropriate mix of short-term and long-term vehicles, particularly in light of our multi-year business transformation.

Multi-Year Business Transformation

Knowles Corporation was founded in 1946 and became an independent, publicly traded company when we spun-off from Dover Corporation (“Dover”) in 2014. At the time of the spin-off, Knowles was a global organization with a broad portfolio of advanced micro-acoustic solutions and specialty components. Following our spin-off from Dover, we began a multi-year business transformation to focus on the positive trends in the audio segment and to transform the company from a leading acoustic component supplier to becoming the leading audio solutions provider.

In 2015, we bought Audience Inc., which brought us essential digital signal processing and algorithm capabilities to help position us as an audio solutions provider. In 2016, we successfully sold our mobile consumer speaker/receiver product line, which did not hold a leading market position and was not part of our long-term strategy. In 2017, we continued our business transformation with the successful sale of our lower margin timing devices business, which was also not core to our overall strategy. During this time we also continued to evolve as a new public company, including making strategic investments in R&D, reducing our SG&A expenses, optimizing our global operations footprint, strengthening our balance sheet, and securing strategic design wins in mobile, ear and IoT markets. Today Knowles is a global organization with approximately 8,000 employees focused on advanced micro-acoustic, audio processing and precision device solutions. We believe this multi-year transformation has positioned us well for future growth.

Compensation Alignment

From our spin-off in 2014 through 2017, our executive compensation programs were designed to reflect our rapidly changing business with flexibility built into the short- and long-term incentive programs. Our short-term incentive plan balanced financial objectives with individual strategic objectives focused on our multi-year business transformation. Our long-term incentive plan utilized stock options as the primary vehicle along with restricted stock units to promote alignment with our stockholders. In 2017, we implemented performance share units into our executive compensation program given the progress we made with our multi-year business transformation and our greater certainty establishing appropriate metrics aligned with our long-term business plan. In 2018, we continue to advance our executive compensation program by:

•	Increasing the use of PSUs in our long-term incentive program making it the primary long-term incentive vehicle

•	Increasing the weighting of the financial objective portion under our annual incentive plan and decreasing the weighting of the individual strategic objective portion given the accomplishment of major strategic business transformation initiatives (discussed above under “Multi-Year Business Transformation”).

These changes in 2017 and 2018 are further highlighted in this proxy.

Performance Highlights

2017 was a challenging year with revenue below expectations, due to weaker demand in our China mobile handset market and lower sales in our Hearing Health Technology business. However, the Company made significant progress on several strategic objectives that we believe will position us for future growth and accelerate our strategy of becoming the leading audio solutions provider. Accomplishments include the following:

•	We increased multiple microphone adoption with several key mobile handset manufacturers

•	We doubled microphone sales in the IoT and headset markets including delivering our new 70 dB Signal-to-Noise microphone for far-field IoT applications and active noise cancelling ear applications

•	We introduced a full product line of open DSP solutions that are gaining traction across our mobile, ear and IoT markets

•	We divested our lower margin timing business for $130 million. The sale of this non-strategic business has sharpened our focus on growth platforms where we have strong market positions and attractive margin profiles.

•	We reduced operating expenses by over 7%, and expanded operating margins by 170 basis points.

As we enter 2018, we anticipate growth in microphone sales into the IoT and headset markets, coupled with strong growth in Precision Devices, to drive favorable results. In addition, intelligent audio solutions are gaining traction across our mobile, ear, and IoT markets as we continue our transition to become an audio solutions provider. We remain uniquely positioned across our end markets to deliver best-in-class audio input solutions for our customers that leverage our leading edge acoustics with digital signal processing and algorithms.

2017 Compensation Program Decisions; Outcomes Aligned with Performance

In line with our financial performance and our pay for performance philosophy, NEO total compensation was generally below target driven by lower annual bonuses:

•	Mr. Niew’s 2017 annual bonus was 57% of target and 28% below his 2016 annual bonus

•	2017 annual bonuses for each of the other four NEOs were 69% to 85% of target.

In addition, the Compensation Committee recently took additional actions in 2018, including:

•	Mr. Niew did not receive a base salary or annual bonus target increase for 2018, which represents two years in a row with no increases

•	Mr. Niew’s LTI award was adjusted from $4,200,000 to $3,400,000 (19% decrease) to align his total target compensation with the market median of the 2018 peer group

•	No other NEO received a base salary increase or bonus target increase for 2018

•	Mr. Anderson’s LTI award was adjusted from $937,500 to $1,000,000 (7% increase) to more closely align his total target compensation with the market median of the 2018 peer group.

Please refer the section “2017 & 2018 Executive Compensation Program Structure” for further illustration of Knowles’ focus on pay for performance.

Responses to Stockholder Feedback and Pay-for-Performance Alignment

Ongoing Stockholder Engagement Program

The Committee is dedicated to being responsive and transparent with our stockholders on all topics, including the current evolution of our executive compensation program. When approximately 66.8% of the votes cast at the 2017 Annual Meeting of Stockholders supported our “say-on-pay” vote, the Committee recognized this outcome as a signal to enhance our dialogue with our stockholders. Following the 2017 Annual Meeting of Stockholders, we conducted extensive stockholder engagement to gather feedback on our 2017 executive compensation program and previewed potential executive compensation program changes for 2018. We initiated this engagement by contacting stockholders representing approximately 98% of our shares outstanding and offering to participate in a discussion. Stockholders representing approximately 37% of our shares outstanding agreed to participate in telephonic meetings. These meetings were led by the Chair of the Committee with support from Knowles’ Vice President of Investor Relations. The Committee will continue to seek stockholder input on the executive pay program as part of Knowles’ commitment to responsible executive pay.

Changes to the 2017 & 2018 Compensation Programs in Response to Stockholder Feedback & Multi-Year Business Transformation Strategy

As a result of our ongoing stockholder engagement program, and in-line with the evolution of our multi-year business transformation strategy, the Committee has made the following changes to the structures of our 2017 and 2018 executive compensation programs:

Topic	What We Heard From Our Stockholders	Alignment with Evolving Multi-Year Business Strategy	What We Did In Response
AIP — Individual Performance Assessment

•  Interest in expanded disclosure of individual strategic objectives and the process for assessing performance against those individual strategic objectives given the 40% weighting of individual strategic objectives in the AIP

•  Prefer greater weighting on financial versus individual strategic objectives

•  Accomplishment of major strategic business transformation initiatives since spin-off from Dover in 2014 allows for decreasing the weighting on individual strategic objectives to incentivize management

•  AIP should focus more on financial performance going forward

✓  2017 Annual Meeting: Provided additional details regarding specific criteria for assessing CEO individual performance in supplemental proxy filing

✓  2018 Program: Reduced portion of AIP determined by individual strategic objectives from 40% to 20% (portion of AIP determined based on pre-established financial goals increased from 60% to 80%) and expanded disclosure in the proxy statement

LTIP — Mix of Equity Vehicles	• Prefer LTIP design where PSUs have at least a 50% weighting

•  Greater certainty regarding appropriate metrics aligned with evolving long-term business plan

•  Desire to continue using stock options to incentivize stock price performance while retaining retentive aspect of restricted stock units (“RSUs”) for management team

✓  2017 Program: PSUs introduced as 25% of LTIP target grant value (remainder of LTIP weighted 25% stock options and 50% RSUs)

✓  2018 Program: Increased the weighting of PSUs from 25% to 50% of LTIP target grant value and decreased RSUs from 50% to 25%. 2018 LTIP consists of 50% PSUs, 25% stock options, and 25% RSUs

Clawback Provision	• Interest in the adoption of a formal incentive clawback policy	• Knowles is maturing as a public company and adopting commonly viewed best corporate governance practices	✓ Adopted a formal incentive clawback policy

2017 & 2018 Executive Compensation Program Structure

Knowles’ executive compensation program is designed to achieve the following key objectives:

•	Motivate executives to enhance long-term stockholder value

•	Reinforce Knowles’ pay for performance culture by aligning executive compensation with Knowles’ business objectives and financial performance

•	Provide a total compensation opportunity that allows Knowles to attract and retain talented executives

•	Use incentive compensation to promote desired behavior without encouraging unnecessary or excessive risk-taking.

The following table describes the structure of the 2017 compensation program, as well as the changes to be implemented to the 2018 compensation program.

Pay Element	Purpose	Percent of Total Compensation	Form of Delivery in 2017	Changes in 2018
Salary For a detailed description, see page 50	Provide a competitive level of fixed compensation to attract and retain talented executives	• CEO: 12% • Other NEOs (average): 33%	• Cash – Determined based on executive’s responsibilities, performance, skills and experience relative to market data	No changes to structure
Annual Incentive For a detailed description, see page 50	Motivate and reward executives for achieving financial and individual performance goals	• CEO: 14% • Other NEOs (average): 17%

• Cash

–  Award based on achievement of pre- established financial goals (60%) and individual strategic objectives (40%)

–  Individual strategic objectives are measured based on specific criteria identified at the beginning of the year.

Decreasing percentage of Annual Incentive award determined by individual performance assessment from 40% to 20%

Pay Element	Purpose	Percent of Total Compensation	Form of Delivery in 2017	Changes in 2018
Long-Term Incentive For a detailed description, see page 55	Motivate and reward executives’ contributions to enhancing long-term stockholder value and the achievement of long-term business objectives	• CEO: 74% • Other NEOs (average): 50%

• NEW: PSUs (25%)

–  25% of LTIP target grant value

–  3-year revenue goal with total shareholder return (“TSR”) payout modifier

–  Target performance goals are derived from industry benchmarks, tied to rigorous peer group metrics and require meaningful performance from management

–  No payout if revenue threshold is missed

–  Payout reduced if stock price growth is below threshold performance

• Remainder weighted 25% stock options, 50% RSUs with vesting over three-year period

Increasing PSU grant as a percentage of LTIP award. Proposed mix for 2018 executive compensation program: 50% PSUs, 25% stock options, and 25% RSUs

Pay for Performance

Pay for performance is a core tenet of Knowles’ executive compensation program. Knowles’ focus on pay-for-performance is best demonstrated through the structure of its executive compensation program, where the majority of executive pay is at risk and variable based on a combination of annual and long-term performance requirements and Knowles’ stock price performance. As shown below for 2017, 88% percent of Mr. Niew’s target compensation and 67% percent of the target compensation for the other named executive officers was subject to performance.

The following two graphs illustrate the alignment of our executive compensation program with our performance.

(1)	This graph illustrates the CEO’s actual annual incentive payouts compared to his target opportunity over the last three years and demonstrates the Company’s pay-for-performance compensation philosophy by showing the Company’s TSR performance against the actual annual incentive paid.

(2)	This graph further demonstrates pay-for-performance relative to TSR performance by comparing the CEO’s cumulative, realizable LTIP awards, measured as of December 31, 2017, to the target LTIP opportunities awarded to him during 2015-2017. As shown below, the value of the compensation provided to the CEO is down approximately 6% compared to the original target compensation values.

(1)	Realizable value is based on Knowles 12/31/2017 stock price of $14.66.

(2)	Chart does not include the value of the 2014 Founders’ grants of stock options and RSUs which were made on March 7, 2014, five days after Dover Corporation spun-off the Company as an independent, publicly-traded company. The Founders’ grants were not part of the annual equity program.

(3)	The PSUs are valued at target.

In addition to these elements, NEOs participate in benefits and other programs as described in the section titled “Other Compensation Programs and Policies”.

Compensation Program Best Practices

The following highlights of our executive compensation describe certain practices applicable to Knowles’ NEOs that the Committee believes support the pay for performance nature of our program and further align the interests of our NEOs with our stockholders.

•	LTIP includes PSUs to further align compensation with long-term business plan

•	Formal incentive clawback policy

•	Payouts for cash incentives and PSUs capped

•	Require “Double Trigger” acceleration upon a change in control (“CIC”)

•	No tax gross-ups upon CIC

•	No hedging or pledging of Company securities by employees or directors

•	No repricing or replacing underwater stock options without prior stockholder approval

•	Minimum Stock Ownership Requirements (CEO: 5x Base Salary; Other NEOs: 3x Base Salary)

•	Independent compensation advisor (reports to Compensation Committee — provides no other services to Knowles)

•	No employment contracts

•	No excessive perquisites

•	No stock options granted below fair market value.

2017 NEO Compensation Programs

2017 Target Compensation Overview

The table below presents the total target compensation by element for each NEO for the 2017 executive compensation program. These elements of compensation are described in more detail in the section titled “2017 NEO Compensation Decisions.”

2017 Total Target Compensation by Element
Executive	Base Salary	Target Annual Incentive	Long-term Incentive	Total
Jeffrey S. Niew	$650,000	$780,000	$4,200,000	$5,630,000
John S. Anderson	$414,000	$289,800	$937,750	$1,641,550
Christian U. Scherp	$425,000	$297,500	$750,000	$1,472,500
Daniel J. Giesecke	$357,500	$250,250	$750,000	$1,357,750
Michael S. Polacek	$450,000	$315,000	$750,000	$1,515,000

2017 NEO Compensation Decisions

This section describes 2017 NEO pay decisions with respect to base salary, annual incentive opportunity and long-term incentive opportunity.

Base Salary

Base salaries are intended to provide a competitive level of fixed compensation in order to attract and retain talented executives. Base salaries are generally set based on the executive’s responsibilities, performance, skills, and experience as compared with relevant market data. The table below compares each executive’s annualized 2016 and 2017 base salaries. For 2017, only Mr. Anderson received a salary increase, which reflects in part his strong performance in 2016 and to align with peer group market data. Messrs. Niew, Scherp and Giesecke did not receive base salary increases. Mr. Polacek did not receive an increase because he was newly hired by the company on February 28, 2017.

Executive	2016 Base Salary	2017 Base Salary
Jeffrey S. Niew	$650,000	$650,000
John S. Anderson	$388,500	$414,000
Christian U. Scherp	$425,000	$425,000
Daniel J. Giesecke	$357,500	$357,500
Michael S. Polacek	—	$450,000

Annual Incentive

Structure

Knowles’ annual incentive program is designed to motivate and reward executives for achieving financial and individual objectives. The Committee believes that balancing the measurement of performance between financial and individual strategic objectives is an important factor in mitigating risk and supporting long-term value creation for Knowles’ stockholders.

For 2017, the NEOs’ annual incentive program is based on a combination of financial metrics (60% of target) and individual objectives (40% of target). For 2018, the portion of the annual incentive program determined by individual objectives will decrease to 20% of target and the portion of the AIP determined by pre-established financial goals will increase from 60% to 80% of target. These changes were made after considering stockholder feedback and the Committee’s goal of aligning our compensation program with our evolving business strategy. See the section titled “Responses to Stockholder Feedback and Pay-for-Performance Alignment” for additional information.

Key Factors	2017 Performance Measures
Financial Performance Bonus 60% of Total

• Based on performance measured against Company and/or business unit performance criteria established at the beginning of the fiscal year

• Payout determined by comparing performance against four performance levels set for each pre-set criterion: threshold (50% payout), target (100% payout), max (150% payout) and supermax (200% payout)

• Revenue (30%) • Adjusted EBIT (15%) • Adjusted Gross Margin (15%)
Individual Strategic Objectives Bonus 40% of Total

• Measured against individual performance criteria

• Each NEO’s payout was determined by comparing individual performance against specific individual criteria set at the beginning of 2017

• Payouts can range from 0% to 200% depending on the NEO’s performance against individual performance objectives

• Vary by each NEO (see page 53 for more detail)

The NEOs’ annual incentive targets are defined as a percentage of their base salaries and are determined based on the NEO’s responsibilities, skills, and experience as compared with relevant market data. The following table compares each executive’s 2016 and 2017 annual incentive targets:

Target Amounts

	2016 Annual Incentive Target		2017 Annual Incentive Target
Executive	% of Salary	$	% of Salary(1)	$
Jeffrey S. Niew	120%	$780,000	120%	$780,000
John S. Anderson	70%	$271,950	70%	$289,800
Christian U. Scherp	50%	$212,500	70%	$297,500
Daniel J. Giesecke	50%	$178,750	70%	$250,250
Michael S. Polacek	—	$ —	70%	$262,500

(1)	Annual incentive target dollars are calculated based on the salary level at the end of that respective year. For 2017, Mr. Polacek’s annual incentive target is prorated to reflect his employment start date of February 28, 2017.

The annual incentive targets for Mr. Scherp and Mr. Giesecke were increased to generally align with the peer group market median and internal equity based on positions of similar scope, accountability and impact.

Financial Performance Bonus

The Committee set the 2017 annual incentive targets to be reasonably achievable upon strong management performance. Maximum performance levels were designed to be difficult to achieve in light of historical performance and the business forecast of the Company and business units at the time the performance goals were approved. For 2017, the annual incentives for Messrs. Scherp and Polacek were tied to metrics at the Performance Audio business unit level and not at the corporate level.

As shown in the table below, the Committee also set four performance levels for each criterion. Please note that these targets are reflective of Knowles’ continuing operations following the divestiture of our timing devices business.

Financial Performance Bonus (% of Target Payout)	Corporate (millions)			Performance Audio Business (millions)
	Revenue	Adjusted EBIT(1)	Adjusted GM(2)	Revenue	Adjusted EBIT(1)	Adjusted GM(2)
Threshold (50%)	$771.0	$106.0	39.6%	$646.0	$181.0	39.8%
Target (100%)	$798.9	$112.9	40.2%	$668.0	$189.0	40.6%
Max (150%)	$811.0	$115.5	40.8%	$692.0	$198.0	41.2%
Supermax (200%)	$824.0	$119.0	41.2%	$710.0	$207.0	41.7%

(1)	Adjusted earnings before interest and income taxes (“Adjusted EBIT”) is defined by the Company as income before (i) interest expense, (ii) tax expense, (iii) stock-based compensation expense, (iv) intangibles amortization expense, (v) fixed asset and related inventory charges, (vi) restructuring charges, (vii) production transfer costs (one-time and duplicate costs incurred to migrate manufacturing to new or existing facilities) and (viii) other charges, primarily related to the resolution of customer claims for products no longer produced.

(2)	Adjusted gross margin (“Adjusted GM”) is defined as Non-GAAP gross profit divided by revenue. Non-GAAP gross profit is defined as earnings from revenue in the period less all costs of manufacturing before (i) stock based compensation, (ii) impairment charges, (iii) restructuring charges, and (iv) production transfer charges.

Please refer to “Item 7 Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Knowles’ Form 10-K for the fiscal year ended December 31, 2017 filed with the SEC on February 20, 2018 for the reconciliation of Adjusted EBIT and Non-GAAP gross profit.

For 2017, the Company paid the NEOs the following amounts relating to the financial performance bonus. Corporate Knowles revenue was below threshold ($744.2M), Adjusted EBIT was between Threshold and Target ($110.5M), and Adjusted Gross Margin was between Target and Maximum (40.36%). Performance Audio revenue was below threshold ($626.9M), Adjusted EBIT was between Threshold and Target ($184.4M), and Adjusted Gross Margin was between Target and Maximum (41.18%).

Executive	2017 Financial Performance Bonus (60% of Bonus)
	Bonus Opportunity (as a % of an NEO’s Target Percentage)	Bonus Percentage Earned	Bonus Paid
Jeffrey S. Niew	0 – 200%	49%	$228,150
John S. Anderson	0 – 200%	49%	$ 84,767
Christian U. Scherp	0 – 200%	55%	$ 97,729
Daniel J. Giesecke	0 – 200%	49%	$ 73,198
Michael S. Polacek	0 – 200%	55%	$ 86,231

Individual Strategic Objectives Bonus

NEO performance for the annual incentive program’s individual strategic objectives is based on specific criteria identified at the beginning of the year and measured throughout the year. The Committee believes that the individual strategic objectives established for each of the NEOs are supportive of Knowles’ long term strategic objectives, and are indicators of the executive’s success in fulfilling his responsibilities to the Company. The performance levels for the individual strategic objectives were designed to be achievable, but required strong and consistent performance by the NEO.

For 2017, 40% of the AIP opportunity was subject to the achievement of the individual strategic objectives. The Committee believed that a 40% weighting was appropriate in our first three years as a public company, to motivate performance by our executives on strategic objectives that would position the Company for accelerated growth as we transformed the company following our spin-off from Dover.

For 2018, the Committee lowered the weighting of the AIP individual strategic objectives from 40% to 20% of target because the Committee gained greater visibility into Knowles’ longer-term performance expectations as the transformation of Knowles’ business strategy solidified. This evolution enabled the Committee to have greater confidence in determining the appropriate financial metrics and target levels.

Summaries of the specific individual strategic objectives for each NEO and associated weightings of the overall annual incentive are outlined in the table below:

Executive	2017 Individual Strategic Objectives
Jeffrey S. Niew

• Strategic design wins and product readiness with Intelligent Audio Solutions (15%)

• Driving growth in core markets (15%)

• Corporate development including divestiture of non-core timing devices business (10%)

John S. Anderson	• Maximizing operations free cash flow (10%) • Optimizing operating expense investment (15%) • Executing debt refinancing strategy (15%)
Christian U. Scherp	• Successful strategic design wins and new product introductions (15%) • Increasing multiple microphone adoption (15%) • Maximizing business unit cash flow (10%)
Daniel J. Giesecke	• Optimizing global operations footprint (15%) • Successful new product introductions (15%) • Maximizing operations free cash flow (10%)
Michael S. Polacek	• Strategic design wins and product readiness for smart microphone platform (20%) • Strategic design wins and product readiness for audio processor platform (20%)

Each personal objective is given a rating from “Did Not Achieve” to “Far Exceeded,” with weighted performance ratings and payouts consistent with the following table:

Individual Strategic Objectives Rating	2017 Payout Level
Far Exceeded	200%
Exceeded	150%
Target	100%
Achieved Most Not All	50%
Did Not Achieve	0%

The CEO recommended, and the Committee approved, the 2017 cumulative weighted individual strategic objectives scores and payout levels for each of the NEOs other than himself. The Committee and the other independent directors of the Board met with the CEO at the end of the year to evaluate his performance against his personal objectives. The Committee determined the cumulative weighted individual strategic objectives score for the CEO and recommended to the independent directors of the Board the CEO’s payout level. The individual bonus payout for each NEO other than the CEO, as shown in the accompanying table, was determined by multiplying the bonus percentage achieved by 40% (representing the percentage of the individual bonus to the total annual bonus opportunity) of the Target Bonus Percentage.

Executive	Bonus Opportunity (as a % of an NEO’s Target Percentage)	2017 Individual Strategic Objectives Bonus (40% of Bonus)
		Overall Rating	Bonus Percentage Earned	Bonus Paid
Jeffrey S. Niew	0 — 200%	Between Achieved Most Not All and Target	70%	$218,400
John S. Anderson	0 — 200%	Target	102%	$118,238
Christian U. Scherp	0 — 200%	Between Achieved Most Not All and Target	90%	$107,100
Daniel J. Giesecke	0 — 200%	Between Target and Exceeded	132%	$132,132
Michael S. Polacek	0 — 200%	Between Target and Exceeded	131%	$137,550

2017 Actual Results

The table below presents the results of the NEOs’ financial goals and individual strategic objectives versus target, as well as the corresponding annual incentive payouts.

Executive	2017 Annual Incentive Target	2017 Actual Incentive			% of 2017 Annual Incentive Target
		Financial Incentive	Individual Strategic Objective Incentive	Total
Jeffrey S. Niew	$780,000	$228,150	$218,400	$446,550	57%
John S. Anderson	$289,800	$84,767	$118,238	$203,005	70%
Christian U. Scherp	$297,500	$97,729	$107,100	$204,829	69%
Daniel J. Giesecke	$250,250	$73,198	$132,132	$205,330	82%
Michael S. Polacek	$262,500	$86,231	$137,550	$223,781	85%

Long-term Incentive

The Company’s long-term incentive program is designed to motivate and reward executives’ contributions to enhancing long-term stockholder value and the achievement of long-term business objectives. The value of the 2017 annual long-term incentive grants is based on each executive’s responsibilities, skills, and experience as compared with relevant market data.

In connection with the Committee’s continual review of our executive compensation program to evaluate whether it appropriately aligns performance with the transformation of our business strategy, in 2017 the Committee introduced PSUs as a component of the LTIP. As a result, the target grant value for the 2017 LTIP consisted of 25% PSUs, 25% stock options and 50% RSUs. The Committee determined for 2018 to increase the percentage of the target grant value of the LTIP represented by

PSUs to 50%, with the remaining 50% represented by 25% stock options and 25% RSUs. The Committee determined to continue using stock options to incentivize stock price performance while retaining the retentive aspect of RSUs for the management team.

Management and the Company are focused on top-line growth in the mobile, ear, and IoT markets. We believe revenue growth is our most important financial goal and it will help create more value for our stockholders if we are successful. Consistent with this focus, the 2017 and 2018 PSU grants are based on three-year revenue goal with a TSR payout modifier, which measures the Company’s ability to perform against our peers and also ensures alignment with stockholders. Based on performance, the PSUs have a possible payout range between 0% and 225% of target. We believe this program requires meaningful performance to achieve these rigorous goals. The goals were determined based on industry benchmarks tied to peer group metrics, expected performance of the Company and market growth rates, with maximum performance levels designed to be difficult to achieve in light of historical performance. Regardless of stock price performance, the NEOs will receive no payout if the minimum revenue threshold is missed. Additionally, payouts will be reduced if stock price growth is below threshold performance, regardless of revenue achievement. Both the stock options and RSUs vest ratably over three years based on continued service.

2017 LTI Grants

Annual PSUs, stock options and RSUs were awarded to the NEOs on February 16, 2017 and are shown in the following table.

	2016 Annual Grants			2017 Annual Grants
Executive	Stock Options	RSUs	Total	RSUs	PSUs	Stock Options	Total
Jeffrey S. Niew	$2,400,000	$1,600,000	$4,000,000	$2,100,000	$1,050,000	$1,050,000	$4,200,000
John S. Anderson	$450,000	$300,000	$750,000	$468,750	$234,375	$234,375	$937,500
Christian U. Scherp	$360,000	$240,000	$600,000	$375,000	$187,500	$187,500	$750,000
Daniel Giesecke	$360,000	$240,000	$600,000	$375,000	$187,500	$187,500	$750,000
Mike Polacek	—	—	—	$750,000	$375,000	$375,000	$1,500,000

Long-term incentive grants for Mr. Niew, Mr. Anderson, Mr. Scherp and Mr. Giesecke were increased to generally align with the 2017 peer group market median based on positions of similar scope, accountability and impact. The long-term incentive grant for Mr. Polacek included his regular annual grant of $750,000 with an additional $750,000 equity sign-on as part of his offer to join Knowles. For 2018, the Compensation Committee made adjustments to Messrs. Niew and Anderson’s long-term incentive grants as follows:

•	Mr. Niew’s LTI award was adjusted from $4,200,000 to $3,400,000 (19% decrease) to align his total target compensation with the market median of the 2018 peer group.

•	Mr. Anderson’s LTI award was adjusted from $937,500 to $1,000,000 (7% increase) to more closely align his total target compensation with the market median of the 2018 peer group.

Other Compensation Programs and Policies

Severance and Change in Control Benefits

Knowles does not offer employment contracts to any of its NEOs; however, NEOs participate in Knowles’ Executive Severance Plan (the “Severance Plan”) and Senior Executive Change-In-Control Severance Plan (the “CIC Severance Plan”). We believe these plans help accomplish Knowles’ objective of attracting and retaining talented executives. The Committee believes it is appropriate to provide executive officers with the compensation and protection under these plans. These plans reduce the need to negotiate individual severance arrangements with departing executives and protect Knowles’ executives from termination for circumstances not of their doing. The Committee also believes the CIC Severance Plan promotes management independence and helps retain, stabilize, and focus executives in the event of a potential change-in-control.

See the section titled “Potential Payments upon Termination or Change-in-Control” for further information regarding these plans and a quantification of the compensation to be received under these plans in the event of a change-in-control or termination of an NEO’s employment as of December 31, 2017.

Benefits

The NEOs participate in retirement and benefit plans generally available to Knowles’ employees, and on the same terms as other employees. The Company offers a 401(k) plan to substantially all of its U.S.-based employees and provides a company matching contribution denominated as a percentage of the amount of salary deferred into the plan by a participant during the course of the year. The Company provides the NEOs with limited perquisites, such as executive life insurance, that we believe are consistent with both peer and competitive pay practices. In addition, executives are also eligible to receive expatriate and relocation benefits in accordance with Company’s policies. Knowles also reimburses each NEO up to $4,000 for an annual physical examination in order to lower the risk that undiagnosed health issues may have on leadership continuity.

Hedging and Pledging

Executive officers (and their family members) are prohibited from engaging in any hedging transactions or any form of hedging involving the Company’s securities, including short sales and put and call stock options. In addition, executive officers may not pledge or hypothecate or approve the pledging or hypothecation of any Company securities which they own or beneficially control, as collateral for any loan or line of credit or to hold Company securities in a margin account.

Stock Ownership Guidelines

Knowles has stock ownership guidelines for NEOs of 5x base salary for the CEO and 3x base salary for the other NEOs. NEOs have five years from the date on which they become subject to the guidelines to satisfy the applicable guideline level and, if the level is not achieved, the Committee, in consultation with management, may pay a portion of that NEO’s annual bonus or other awards in shares. Once an individual reaches age 58, the Committee will have the discretion to relax the applicable guidelines for that NEO. For the purposes of these guidelines, ownership includes shares owned outright or held in a trust by the individual and jointly with, or separately by, the individual’s spouse and/or children sharing the same household as the individual, shares held through Knowles’ 401(k) plan, share units held through Knowles’ Deferred Compensation Plan, and the “in-the-money” value of vested, unexercised stock options and stock-settled appreciation rights.

As of December 31, 2017, all of our NEOs have met or are projected to meet the guidelines within the permitted timeframe to acquire shares by March 2019.

Clawback Policy

In 2017, the Company voluntarily adopted a formal incentive clawback policy, which it believes is reflective of the maturation of Knowles as a public company and indicative of sound corporate governance. In the event of a financial restatement, the Committee has the authority to require the return, repayment or forfeiture of any performance-based compensation (cash and equity) for a period of up to 24 months after such payment or award was made regardless of fault.

Tax Deductibility; Section 162(m)

Section 162(m) of the Internal Revenue Code generally places a $1 million limit on the amount of compensation a company can deduct in any one year for certain executive officers. While the Committee considers the deductibility of awards as one factor in determining executive compensation, the Committee also looks at other factors in making its decisions, as noted above, and retains the flexibility to award compensation that it determines to be consistent with the goals of our executive compensation program even if the awards are not deductible by the Company for tax purposes.

Historically, there was an exemption from the $1 million limit on deductibility for certain performance-based compensation assuming it complied with regulatory requirements. The 2017 annual cash incentive opportunities and performance-based RSU awards granted to our executive officers were designed in a manner intended to be exempt from the deduction limitation of Section 162(m) because they are paid based on the achievement of pre-determined performance goals established by the Committee pursuant to our stockholder-approved equity incentive plan. Base salary and RSU awards with only time-based vesting requirements, which represent a portion of the equity awards granted to our executive officers, are not exempt from Section 162(m), and therefore will not be deductible to the extent the $1 million limit of Section 162(m) is exceeded.

The exemption from Section 162(m)’s deduction limit for performance-based compensation has been repealed, effective for taxable years beginning after December 31, 2017, such that compensation paid to our covered executive officers in excess of $1 million will not be deductible unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017. Despite the Committee’s efforts to structure the NEO’s annual cash incentives and performance-based RSUs in a manner intended to be exempt from Section 162(m) and therefore not subject to its deduction limits, because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and the regulations issued thereunder, including the uncertain scope of the transition relief under the legislation repealing the performance-based exemption from the deduction limit, no assurance can be given that compensation intended to satisfy the requirements for exemption from Section 162(m) in fact will.

Our Compensation Program Design Process

Role of the Compensation Committee

The Committee, together with the other independent directors, is responsible for structuring our compensation program and approving the compensation of the CEO and other NEOs, among other duties expressed in its charter. The Committee makes these approvals based on its review of corporate and individual performance, input from the CEO with respect to the NEOs other than himself, and the advice of its independent advisor. Two other key inputs to the Committee’s decision-making process are the current status of the Company’s business strategy and the feedback we receive from our stockholders.

Independent Advisor to the Committee

The Committee engages Semler Brossy as its independent advisor. Semler Brossy’s duties include:

•	CEO pay analysis;

•	NEO pay analysis and review of CEO recommendations regarding NEO compensation;

•	Peer group review;

•	Independent director compensation review;

•	Incentive program design; and

•	Collaboration with management on behalf of the Committee in developing management’s recommendations to the Committee regarding executive pay matters.

Semler Brossy has been retained by and reports directly to the Committee. The Committee assessed Semler Brossy’s independence in light of the SEC requirements and NYSE listing standards and determined that Semler Brossy’s work did not raise any conflict of interest or independence concerns.

Role of Management

The CEO makes compensation recommendations to the Committee for the NEOs other than himself, based on an assessment of individual and corporate performance. Management personnel prepare compensation information and performance assessments for the Committee.

Compensation Peer Group and Market Data

The Committee periodically examines market data to evaluate pay levels, pay practices and other compensation decisions. This market data review includes corresponding pay levels and pay practices employed at a peer group of similarly-sized companies in similar lines of business to the Company and which compete in similar markets for business or talent. The Committee does not believe it is appropriate to establish compensation levels based only on market practices. For each element of compensation, the Committee uses the median of the peer group as a reference point, while also considering other factors (e.g., Knowles’ financial performance, individuals’ roles and responsibilities relative to peer references and the overall mix of compensation).

The Committee considers the following general criteria in selecting the compensation peer group:

•	Companies that are publicly traded in the U.S.;

•	Companies in the same or similar lines of business;

•	Companies that serve similar customers;

•	Companies with revenue of approximately 0.5x to 2.0x Knowles’ revenue and within a reasonable size range of Knowles with respect to other financial and operating metrics, such as market capitalization and earnings before interest and taxes; and

•	Companies headquartered in high technology regions such as Silicon Valley.

The following executive compensation peer group was approved by the Committee in November 2016 to be used to evaluate 2017 NEO compensation decisions. The peer group is consistent with the peer group used to evaluate 2016 except for the (i) addition of Integrated Device Technology and Silicon Laboratories based on their similarities to Knowles’ business and revenue and (ii) the removal of Ciena, Qorvo and Vishay Intertechnology due to their relatively larger revenues as compared to Knowles.

2017 Compensation Peer Group

Atmel	Integrated Device Technology
Cirrus Logic	Invensense
Coherent	Littelfuse
Cree	Microsemi
Cypress Semiconductor	Silicon Laboratories
Fairchild Semiconductor	Synaptics

As part of its ongoing review of the executive compensation peer group, the Committee approved updates to the peer group in July 2017 to better reflect the organizational size of Knowles following the divestiture of the mobile speaker consumer business and position Knowles at the median of the peer group based on revenue. In addition, given industry consolidation, the peer group was increased to improve the robustness of the market data. The following peer group will be used to evaluate 2018 NEO compensation decisions.

2018 Compensation Peer Group

Cirrus Logic	MACOM Technology
Coherent	Microsemi
Cree	Power Integrations
Diodes	Rogers
II-VI, Inc.	Semtech Corp.
Integrated Device Technology	Silicon Laboratories
Littelfuse	Synaptics

Compensation Committee Report

The Committee has reviewed and discussed the CD&A with management.

Based on such review and discussion with management, the Committee recommended to the Board of Directors that the CD&A be included in this Proxy Statement and incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2017.

Compensation Committee:

Richard K. Lochridge (Chair)

Hermann Eul

Ronald Jankov

Donald Macleod

2017 Summary Compensation Table

The following table sets forth information regarding 2017 and, to the extent required under SEC executive compensation disclosure rules, 2016 and 2015 compensation for each of our NEOs.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
Jeffrey S. Niew President & Chief Executive Officer	2017	650,000	3,149,991	1,050,001	446,550	58,000	17,657	5,372,199
	2016	650,000	1,600,005	2,400,000	621,000	26,000	17,409	5,314,414
	2015	625,000	1,600,008	2,399,999	262,500	0	17,208	4,904,715
John S. Anderson Senior Vice President & Chief Financial Officer	2017	409,685	703,123	234,372	203,005	3,000	13,250	1,566,435
	2016	388,500	299,997	450,001	294,658	1,000	13,250	1,447,406
	2015	370,000	299,993	449,998	124,320	0	13,250	1,257,561
Christian U. Scherp President, Performance Audio	2017	425,000	562,503	187,498	204,829	0	18,480	1,398,310
	2016	425,000	240,005	360,001	314,288	0	131,431	1,470,725
	2015	402,500	240,007	360,002	163,094	0	360,732	1,526,335
Daniel J. Giesecke Senior Vice President & Chief Operating Officer	2017	357,500	562,503	187,498	205,330	0	15,720	1,328,551
	2016	357,500	240,005	360,001	193,676	0	13,211	1,164,393
	2015	325,000	160,008	240,001	80,600	0	14,691	820,300
Michael S. Polacek(6) President, Intelligent Audio	2017	377,083	1,125,009	374,999	223,781	0	13,250	2,114,122

(1)	The amounts reported in these columns are valued based on the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation — Stock Compensation (“FASB ASC Topic 718”) and do not correspond to the actual value that might be realized by the NEOs. The amounts included for the PSUs granted during 2017 are calculated based on the probable satisfaction of the performance conditions for such awards as of the grant date. Assuming the highest level of performance is achieved for the PSUs, the maximum value of the 2017 PSUs would be as follows: Mr. Niew $2,362,487; Mr. Anderson: $527,330; Mr. Scherp: $421,891; Mr. Giesecke: $421,891; and Mr. Polacek: $843,757 . See Note 13 to the Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2017 for a discussion of the relevant assumptions used in calculating the amounts reported.

(2)	The amounts reported in these columns are valued based on the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 and do not correspond to the actual value that might be realized by the NEOs. See Note 13 to the Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2017 for a discussion of the relevant assumptions used in calculating the amounts reported.

(3)	The 2017 amounts represent the annual incentive bonus received by each NEO under the Knowles Corporation Executive Officer Annual Incentive Plan based on performance in 2017 as determined by the Compensation Committee. The annual incentive plan is discussed in our CD&A beginning on page 50 and the estimated possible threshold, target and maximum amounts for the incentive awards are reflected in the table “Grants of Plan Based Awards in 2017.”

(4)	Amounts represent changes in the present value of accumulated benefits under the Pension Replacement Plan, a legacy Dover plan. On February 28, 2014, Dover spun-off the Company as an independent, publicly-traded company.

(5)	Amounts included in this column for 2017 are set forth by category in the “2017 All Other Compensation Table” below.

(6)	Mr. Polacek was not an employee of the Company in 2015 and 2016.

2017 All Other Compensation Table

Name	401(k) Match ($)	Group Term Life Insurance ($)	Miscellaneous		Total ($)
Jeffrey S. Niew	13,250	4,407	0		17,657
John S. Anderson	13,250	0	0		13,250
Christian U. Scherp	13,250	1,280	3,950	(1)	18,480
Daniel J. Giesecke	12,505	1,786	1,429	(2)	15,720
Michael S. Polacek	13,250	0	0		13,250

(1)	Amount represents Mr. Scherp’s annual physical examination.

(2)	Amount represents payment to Mr. Giesecke of $1,429 under Knowles’ inventor award program

Grants of Plan-Based Awards in 2017

The following table summarizes awards made to our NEOs in 2017. All equity awards were granted under the 2016 Equity and Cash Incentive Plan.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Type	Grant Date(1)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Jeffrey S. Niew	Stock Option (2)	2/16/2017								156,018	19.28	1,050,001
	Restricted Stock Unit (3)	2/16/2017							108,921			2,099,997
	Performance Share Units (4)	2/16/2017				17,023	68,093	153,209				1,049,994
	Annual Incentive Plan (5)		390,000	780,000	936,000
John S. Anderson	Stock Option (2)	2/16/2017								34,825	19.28	234,372
	Restricted Stock Unit (3)	2/16/2017							24,313			468,755
	Performance Share Units (4)	2/16/2017				3,800	15,199	34,198				234,369
	Annual Incentive Plan (5)		144,900	289,800	579,600
Christian Scherp	Stock Option (2)	2/16/2017								27,860	19.28	187,498
	Restricted Stock Unit (3)	2/16/2017							19,450			347,996
	Performance Share Units (4)	2/16/2017				3,040	12,160	27,360				187,507
	Annual Incentive Plan (5)		148,750	297,500	595,000
Daniel J. Giesecke	Stock Option (2)	2/16/2017								27,860	19.28	187,498
	Restricted Stock Unit (3)	2/16/2017							19,450			347,996
	Performance Share Units (4)	2/16/2017				3,040	12,160	27,360				187,507
	Annual Incentive Plan (5)		125,125	250,250	500,500
Michael S. Polacek	Stock Option (2)	2/28/2017								56,732	$18.93	374,999
	Restricted Stock Unit (3)	2/28/2017							39,620			750,007
	Performance Share Units (4)	2/28/2017				6,192	24,769	55,730				375,002
	Annual Incentive Plan (5)		131,250	262,500	525,000

(1)	The 2017 annual long-term incentive grants were approved by the Compensation Committee on February 16, 2017. Mr. Polacek’s grant was approved effective with his hire date of February 28, 2017.

(2)	This stock option grant was made as part of the annual long-term incentive grant process, and has a grant date fair value which was calculated using a Black-Scholes value of $6.73 per stock option. These stock options become exercisable at a rate of 33% a year on the annual anniversary of the grant date.

(3)	This RSU grant was made as part of the annual long-term incentive grant process. These RSUs vest at a rate of 33% a year on the annual anniversary of the grant date.

(4)	This PSU grant was made as part of the annual long-term incentive grant process. The PSUs will be paid out in shares of Knowles common stock at the end of the three year performance period based on Knowles performance against revenue and total shareholder return goals during the 2017 to 2019 performance period. The threshold, target and maximum amounts assume 25%, 100% and 225%, respectively, satisfaction of the PSU goals.

(5)	The amounts shown in this row reflect the potential payout at target for 2017 performance under the Knowles Annual Incentive Plan. The bonus amount paid in February 2018 is disclosed in the 2017 Summary Compensation Table in the column “Non-Equity Incentive Compensation” for 2017 for each NEO.

Outstanding Equity Awards at Fiscal Year-End 2017

The following table provides information as of December 31, 2017 regarding outstanding stock option awards, unvested stock awards and unvested performance share units held by each of the NEOs, including stock option and RSU awards granted by Dover prior to the spin-off which were converted into Knowles equity awards in connection with the spin-off.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unvested (1)		Option Exercise Price ($)	Option Expiration Date	Number of shares or units of stock that have not vested (#)		Market value of shares or units of stock that have not vested ($)(2)	Performance Period	Equity Incentive Plan Awards: Number of unearned shares, units or other rights that have not vested (#)	Equity Incentive Plan Awards: Market or Payout Value of shares, units or other rights that have not vested ($)(2)
Jeffrey S. Niew	133,333			29.53	03/05/2021	29,779	(4)	436,560	2017-2019	68,093	998,243
	56,050			14.28	02/11/2020	96,794	(5)	1,419,000
	36,093			22.17	02/10/2021	108,921	(6)	1,596,782
	82,710			21.77	02/09/2022	27,091	(3)	397,154
	75,254			23.92	02/14/2023
	88,889	88,889	(3)	29.53	03/05/2021
	242,792	121,396	(4)	17.91	02/16/2022
	212,766	425,532	(5)	11.02	02/16/2023
		156,018	(6)	19.28	02/15/2024
John S. Anderson	37,333			29.53	03/05/2021	5,584	(4)	81,861	2017-2019	15,199	222,817
	33,086			21.77	02/09/2022	18,148	(5)	266,050
	30,099			23.92	02/14/2023	24,313	(6)	356,429
	16,666	16,667	(3)	29.53	03/05/2021	5,080	(3)	74,473
	45,523	22,762	(4)	17.91	02/16/2022
	39,894	79,787	(5)	11.02	02/16/2023
		34,825	(6)	19.28	02/15/2024
Christian U. Scherp	16,000			29.53	03/05/2021	2,978	(4)	43,657	2017-2019	12,160	178,266
	20,068			23.92	02/14/2023	14,519	(5)	212,849
	22,222	22,222	(3)	29.53	03/05/2021	19,450	(6)	285,137
	24,279	12,140	(4)	17.91	02/16/2022	6,773	(3)	99,292
	31,915	63,830	(5)	11.02	02/16/2023	1,426	(7)	20,905
		27,860	(6)	19.28	02/15/2024
	11,696	5,848	(7)	18.70	07/30/2025
Daniel J. Giesecke	16,000			29.53	03/05/2021	2,978	(4)	43,657	2017-2019	12,160	178,266
	7,219			22.17	02/10/2021	14,519	(5)	212,849
	16,541			21.77	02/09/2022	19,450	(6)	285,137
	15,051			23.92	02/14/2023	6,773	(3)	99,292
	22,222	22,222	(3)	29.53	03/05/2021
	24,279	12,140	(4)	17.91	02/16/2022
	31,915	63,830	(5)	11.02	02/16/2023
		27,860	(6)	19.28	02/15/2024
Michael S. Polacek		56,732	(8)	18.93	2/27/2024	39,620	(8)	580,829	2017-2019	24,769	363,114

(1)	Grants prior to March 7, 2014 were granted under the Dover equity compensation plans and were converted into Knowles stock-settled stock appreciation rights at the time of the spin-off in 2014.

(2)	Based on a December 31, 2017 closing Knowles stock price of $14.66 per share.

(3)	One-time Founders’ grant which vests on March 7, 2018.

(4)	2015 annual grant which vested on February 19, 2018.

(5)	2016 annual grant which vests ratably on February 17, 2018 and February 17, 2019.

(6)	2017 annual grant which vests ratably over three-year period beginning on February 16, 2018.

(7)	Promotional grant that will vest on July 30, 2018.
(8)	2017 annual grant and new hire grant that vest ratably over three-year period beginning on February 28, 2018.

Option Exercises and Stock Vested in 2017

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting (2)($)
Jeffrey S. Niew	—	—	116,555	2,221,665
John S. Anderson	—	—	22,898	435,698
Christian U. Scherp	—	—	19,792	369,540
Daniel J. Giesecke	—	—	18,366	347,808
Michael S. Polacek	—	—	—	—

(1)	Amount represents gross number of shares of common stock vested and is not reduced by shares withheld by the Company for tax purposes.

(2)	Aggregate dollar value realized on vesting of the stock awards is calculated by multiplying the closing price of the common stock on the vesting date by the number of vested shares.

2017 Nonqualified Deferred Compensation

Name	Plan Name	Executive contributions in Last FY(1)	Registrant contributions in Last FY	Aggregate earnings in Last FY	Aggregate withdrawals/ distributions	Aggregate Balance at Last FYE
Jeffrey S. Niew	Knowles Deferred Compensation Plan	N/A	0	$45,502	($39,577)	$206,309
John S. Anderson	Knowles Deferred Compensation Plan	N/A	0	$29,815	($148,735)	$340,606
Christian U. Scherp (2)	Knowles Deferred Compensation Plan	N/A	N/A	N/A	N/A	N/A
Daniel J. Giesecke	Knowles Deferred Compensation Plan	N/A	0	$12,037	($31,730)	$65,465
Michael S. Polacek (3)	Knowles Deferred Compensation Plan	N/A	N/A	N/A	N/A	N/A

(1)	Employees are no longer eligible to contribute to the plan

(2)	Mr. Scherp received distribution of remaining account balance in 2016 and no longer participates in the plan

(3)	Not eligible for the Knowles Deferred Compensation Plan

The deferred compensation plan is a legacy plan from Dover. This is a frozen plan and no new contributions have been made after the spin-off in February 2014. This nonqualified plan permitted select Dover management and highly compensated employees on U.S. payroll to irrevocably elect to defer up to 50% of salary and 100% of bonus and cash performance payments. No discretionary registrant contributions can be made to the plan.

Amounts deferred under the plan are credited with hypothetical investment earnings based on the participant’s investment elections made from among investment options designated under the plan. Participants are 100% vested in all amounts they defer, as adjusted for any earnings and losses on such deferred amounts.

Generally, deferred amounts will be distributed from the plan only on account of retirement at age 65 (or age 55 with 10 years of service), disability, other termination of service, or at a scheduled in-service withdrawal date chosen by the participant, subject to Section 409A of the Internal Revenue Code.

Pension Benefits Through 2017

Name	Plan Name	Number of Years Credited Service (#)(1)	Normal Retirement Age (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Jeffrey S. Niew	Knowles PRP	8.3	65	477,600	N/A
John S. Anderson	Knowles PRP	4.3	65	26,300	N/A
Christian U. Scherp (2)	N/A	N/A	N/A	N/A	N/A
Daniel J. Giesecke	Knowles PRP	8.3	65	0	N/A
Michael S. Polacek (2)	N/A	N/A	N/A	N/A	N/A

(1)	Years of service are only credited through the December 31, 2013 plan freeze.

(2)	Not Eligible for the Knowles PRP.

Knowles Pension Replacement Plan

When Knowles was spun-off from Dover, we retained the Knowles Pension Replacement Plan (“PRP”), which is a frozen non-qualified pension plan for tax purposes.

Benefits accrued under the Knowles PRP reflect service while Messrs. Niew, Anderson and Giesecke were covered under the Dover Corporation Pension Replacement Plan prior to the spin-off of Knowles. Benefits were determined by multiplying the participant’s years of actual service as of December 31, 2013 (subject to a maximum of 30 years) by a percentage of the participant’s final average compensation as defined under the plan, reduced by the amount of company-provided benefits under any other retirement plans, including the pension plan, as well as the company-paid portion of Social Security benefits.

As of January 1, 2014, all of Knowles’ NEOs who participate in the PRP became fully vested in their benefits (in connection with the spin-off of Knowles from Dover) and are eligible to begin receiving benefits upon termination of employment. Knowles PRP benefits may be forfeited for “cause” (defined as conviction of a felony which places Knowles at legal or other risk, or is expected to cause substantial harm to the business of a Knowles company or its relationships with employees, distributors, customers or suppliers).

Normal retirement age for the Knowles PRP is age 65. Knowles employees who were participants on or before March 1, 2010 will be entitled to receive the portion of their benefits that accrued through December 31, 2009 without any reduction due to early retirement if they retire after they reach age 62 and complete 10 years of service.

Knowles does not anticipate establishing a new pension replacement plan nor covering additional employees in this plan.

Potential Payments upon Termination or Change-in-Control

The discussion and tables below describe the payments to which each of the NEOs would be entitled in the event of termination of such executive’s employment or a change-in-control as of December 31, 2017. Knowles has in place an executive severance plan (the “severance plan”) and senior executive change-in-control severance plan (the “CIC severance plan”). The severance plan is intended to create a consistent and transparent policy for determining separation benefits for all similarly situated executives, and formalizes Knowles’ executive severance practices. The CIC severance plan likewise establishes a consistent policy regarding double-trigger change-in-control severance payments, and is based on market practices. All of Knowles’ NEOs are eligible to participate in both the severance plan and the CIC severance plan as of December 31, 2017.

The severance plan provides that if a covered executive’s employment is terminated without cause (as defined in the severance plan), the executive will be entitled to certain severance benefits. The Equity and Cash Incentive Plan and Knowles’ other benefit plans each have their own provisions relating to rights and obligations under the plan upon termination. For a termination other than for cause, the NEOs would generally be entitled to the following benefits:

(a)	Twelve months of salary continuation

(b)	Twelve months of company-provided healthcare benefit continuation

(c)	A prorated annual incentive bonus for time worked during the year

(d)	Under the Knowles PRP, each participant will become entitled to receive the actuarial value of the participant’s benefit accrued through the date of the termination

(e)	Under the deferred compensation plan, amounts deferred under the plan will continue to accrue any earnings and will be payable in accordance with the elections made by the executive officer.

In the event of death, disability or retirement, the NEO would also be entitled to the following:

(f)	Stock options or SSARs unvested at the date of termination would become vested and exercisable

(g)	Restricted stock or RSUs unvested at the date of termination would become vested (in the event of death or disability), or would continue to vest according to their original schedule (in the event of retirement)

(h)	Performance shares or PSUs unvested as the date of termination would become vested (on a pro-rata basis in the event of death or disability), or would continue to vest according to their original schedule (in the event of retirement).

The table below shows the aggregate amount of potential payments and other benefits that each of Knowles’ NEOs would have been entitled to receive if his employment had terminated under the specified circumstances, other than as a result of a change-in-control, on December 31, 2017. The amounts shown assume that termination was effective as of December 31, 2017, include amounts earned through such time and are estimates of the amounts which could have been paid out to the executives upon their termination. The actual amounts to be paid out can only be determined at the time of each executive’s termination of employment.

	Voluntary Termination ($)		Involuntary Not for Cause Termination ($)		For Cause Termination ($) (1)		For Retirement ($)		For Death or Disability ($)

Jeffrey S. Niew
Cash severance	0		1,430,000	(2)	0		0		0
Unvested restricted stock/RSUs	0		0		0		3,849,496	(3)	3,849,496	(3)
Vested Stock options/SSARs	795,767	(4)	795,767	(4)	0		795,767	(4)	795,767	(4)
Unvested stock options/SSARs	0		0		0		1,548,936	(5)	1,548,936	(5)
Unvested PSUs	0		0		0		998,243	(6)	289,901	(6)
Retirement plan payments	368,961	(7)	368,961	(7)	0		368,961	(7)	368,961	(7)
Deferred comp plan	206,309	(8)	206,309	(8)	206,309	(8)	206,309	(8)	206,309	(8)
Health and welfare benefits	0		12,820	(9)	0		0		0
Total:	1,371,037		2,813,857		206,309		7,767,712		7,059,370

John S. Anderson
Cash severance	0		703,800	(2)	0		0		0
Unvested restricted stock/RSUs	0		0		0		778,813	(3)	778,813	(3)
Vested Stock options/SSARs	145,214	(4)	145,214	(4)	0		145,214	(4)	145,214	(4)
Unvested stock options/SSARs	0		0		0		290,425	(5)	290,425	(5)
Unvested PSUs	0		0		0		222,817	(6)	64,709	(6)
Retirement plan payments	23,538	(7)	23,538	(7)	0		23,538	(7)	23,538	(7)
Deferred comp plan	340,606	(8)	340,606	(8)	340,606	(8)	340,606	(8)	340,606	(8)
Health and welfare benefits	0		17,830	(9)	0		0		0
Total:	509,359		1,230,989		340,606		1,801,414		1,643,305

Christian Scherp
Cash severance	0		722,500	(2)	0		0		0
Unvested restricted stock/RSUs	0		0		0		661,840	(3)	661,840	(3)
Vested Stock options/SSARs	116,171	(4)	116,171	(4)	0		116,171	(4)	116,171	(4)
Unvested stock options/SSARs	0		0		0		232,341	(5)	232,341	(5)
Unvested PSUs	0		0		0		178,266	(6)	51,770	(6)
Retirement plan payments	0		0		0		0	(7)	0	(7)
Deferred comp plan	77,502	(8)	77,502	(8)	77,502	(8)	77,502	(8)	77,502	(8)
Health and welfare benefits	0		17,919	(9)	0		0		0
Total:	193,672		934,091		77,502		1,266,119		1,139,623

Daniel Giesecke
Cash severance	0		607,750	(2)	0		0		0
Unvested restricted stock/RSUs	0		0		0		640,935	(3)	640,935	(3)
Vested Stock options/SSARs	116,171	(4)	116,171	(4)	0		116,171	(4)	116,171	(4)
Unvested stock options/SSARs	0		0		0		232,341	(5)	232,341	(5)
Unvested PSUs	0		0		0		178,266	(6)	51,770	(6)
Retirement plan payments	0		0		0		0	(7)	0	(7)
Deferred comp plan	0	(8)	0	(8)	0	(8)	0	(8)	0	(8)
Health and welfare benefits	0		17,690	(9)	0		0		0
Total:	116,171		741,610		0		1,167,712		1,041,217

	Voluntary Termination ($)		Involuntary Not for Cause Termination ($)		For Cause Termination ($) (1)		For Retirement ($)		For Death or Disability ($)

Mike Polacek
Cash severance	0		765,000	(2)	0		0		0
Unvested restricted stock/RSUs	0		0		0		580,829	(3)	580,829	(3)
Vested Stock options/SSARs	0	(4)	0	(4)	0		0	(4)	0	(4)
Unvested stock options/SSARs	0		0		0		0	(5)	0	(5)
Unvested PSUs	0		0		0		181,549	(6)	52,724	(6)
Retirement plan payments	0		0		0		0	(7)	0	(7)
Deferred comp plan	0	(8)	0	(8)	0	(8)	0	(8)	0	(8)
Health and welfare benefits	0		17,919	(9)	0		0		0
Total:	0		782,919		0		762,378		633,553

(1)	An executive whose employment is terminated by Knowles for cause will forfeit all outstanding cash and equity awards, whether or not vested or exercisable. The executive will receive a payment of amounts deferred and accrued in the deferred compensation plan but will forfeit benefits under the PRP in accordance with the PRP terms.

(2)	This amount represents 12 months’ salary continuation plus an amount equal to the pro rata portion of the target annual incentive payable for the year in which the termination occurs (reflects a full year’s target bonus for a termination December 31, 2017).

(3)	Restricted stock / RSUs would vest in the event of death or disability. In the event of retirement, the restricted stock or RSUs would continue to vest according to their original schedule. The amounts are based on the December 31, 2017 stock price of $14.66 per share.

(4)	The officers hold vested but unexercised options and/or SSARs as of December 31, 2017. The amounts reflect the intrinsic (in-the-money) value of vested stock options and SSARs as of December 31, 2017 based on the December 31, 2017 stock price of $14.66 per share.

(5)	Stock options / SSARs would vest and become exercisable in the event of retirement, death or disability. The officers hold unvested options and/or SSARs as of December 31, 2017. The amounts reflect the intrinsic (in-the-money) value of unvested stock options and SSARs as of December 31, 2017 based on the December 31, 2017 stock price of $14.66 per share.

(6)	Performance shares / PSUs would vest on a pro-rata basis in the event of death or disability. In the event of retirement, the performance shares or PSUs would continue to vest according to their original schedule. The amounts are based on the December 31, 2017 stock price of $14.66 per share.

(7)	Reflects benefits accrued under the Knowles PRP as of December 31, 2017. Benefits accrued under the PRP are forfeited in the event of a termination for cause, as defined in the Knowles PRP.

(8)	These amounts reflect compensation deferred by the executive and earnings accrued thereon under the Knowles deferred compensation plan as of December 31, 2017; no increase in such benefits would result from the termination event.

(9)	Under the severance plan, an executive is entitled to a monthly amount equal to the then cost of COBRA health continuation coverage based on the level of health care coverage in effect on the termination date, if any, for the lesser of 12 months or the period that the executive receives COBRA benefits.

Potential Payments Following a Change-in-Control

Under the Knowles CIC severance plan, the payment of severance benefits following a change-in-control is subject to a double-trigger — that is, such benefits are payable only upon certain specified termination events within an 18 month period following a change-in-control. However, rights of an executive under Knowles’ Equity and Cash Incentive Plan, the Knowles deferred compensation plan, the Knowles PRP and other benefit plans are governed by the terms of those plans and typically are affected by the change-in-control event itself, even if the executive continues to be employed by Knowles or a successor company following the change-in-control.

The CIC severance plan, the Equity and Cash Compensation Plan and Knowles’ other benefit plans each have their own provisions relating to rights and obligations under the plan upon termination. In the event of a change-in-control and without a termination, the NEOs would generally be entitled to the following benefits:

(a)	Under the Knowles PRP, each participant will become entitled to receive the actuarial value of the participant’s benefit accrued through the date of the change-in-control

(b)	Under the deferred compensation plan, amounts deferred under the plan will continue to accrue any earnings and will be payable in accordance with the elections made by the executive officer.

In the event of a qualified termination within 18 months of a change-in-control, the NEOs would generally be entitled to the following additional benefits:

(c)	A lump sum payment equal to 2.0 multiplied by the sum of (i) the executive’s annual salary on the termination date or the change-in-control date, whichever is higher, and (ii) his target annual incentive bonus for the year in which the termination or the date of the change-in-control occurs, whichever is higher

(d)	A lump sum payment equal to the then cost of COBRA health continuation coverage, based on the level of health care coverage in effect on the termination date, if any, for one year

(e)	All outstanding stock options and SSARs will immediately become exercisable in accordance with the terms of the appropriate stock option or SSAR agreement under the Equity and Cash Incentive Plan

(f)	All unvested restricted stock or RSUs will immediately become vested in accordance with the terms of the appropriate restricted stock or RSU agreement under the Equity and Cash Incentive Plan

(g)	Performance shares or PSUs unvested as the date of termination would become vested in accordance with the terms of the appropriate performance share or PSU agreement under the Equity and Cash Incentive Plan.

Under the Knowles CIC severance plan, no executive is entitled to any gross-ups for excise taxes. Instead, the CIC severance plan provides for a “best net” treatment of change-in-control payments and benefits, where any NEO who would be subject to an excise tax will receive the greater of a) the after-tax benefit, net of any excise taxes or b) the maximum benefit possible up to a payment cap at which no excise tax would be applied, with benefits in excess of the payment cap cut back so as to fall under the payment cap.

The following table shows the potential payments and other benefits that each of the NEOs would have been entitled to receive upon a change-in-control on December 31, 2017, both with and without a termination.

	Change-in Control Only (Single-Trigger) ($)		Involuntary Termination Following a Change-in-Control (Double-Trigger) ($)

Jeffrey S. Niew
Cash severance	0		2,860,000	(1)
Unvested restricted stock/RSUs	0		3,849,496	(2)
Vested Stock options/SSARs	795,767	(3)	795,767	(3)
Unvested stock options/SSARs	0		1,548,936	(4)
Unvested PSUs	0		998,243	(5)
Retirement plan payments	368,961	(6)	368,961	(6)
Deferred comp plan	206,309	(7)	206,309	(7)
Health and welfare benefits	0		12,820	(8)
Total:	1,371,037		10,640,532

John S. Anderson
Cash severance	0		1,407,600	(1)
Unvested restricted stock/RSUs	0		778,813	(2)
Vested Stock options/SSARs	145,214	(3)	145,214	(3)
Unvested stock options/SSARs	0		290,425	(4)
Unvested PSUs	0		222,817	(5)
Retirement plan payments	23,538	(6)	23,538	(6)
Deferred comp plan	340,606	(7)	340,606	(7)
Health and welfare benefits	0		17,830	(8)
Total:	509,359		3,226,844

Christian Scherp
Cash severance	0		1,445,000	(1)
Unvested restricted stock/RSUs	0		661,840	(2)
Vested Stock options/SSARs	116,171	(3)	116,171	(3)
Unvested stock options/SSARs	0		232,341	(4)
Unvested PSUs	0		178,266	(5)
Retirement plan payments	0	(6)	0	(6)
Deferred comp plan	77,502	(7)	77,502	(7)
Health and welfare benefits	0		17,919	(8)
Total:	193,672		2,729,038

Daniel Giesecke
Cash severance	0		1,215,500	(1)
Unvested restricted stock/RSUs	0		640,935	(2)
Vested Stock options/SSARs	116,171	(3)	116,171	(3)
Unvested stock options/SSARs	0		232,341	(4)
Unvested PSUs	0		178,266	(5)
Retirement plan payments	0	(6)	0	(6)
Deferred comp plan	0	(7)	0	(7)
Health and welfare benefits	0		17,690	(8)
Total:	116,171		2,400,902

Mike Polacek
Cash severance	0		959,615	(9)
Unvested restricted stock/RSUs	0		580,829	(2)
Vested Stock options/SSARs	0	(3)	0	(3)
Unvested stock options/SSARs	0		0	(4)
Unvested PSUs	0		181,549	(5)
Retirement plan payments	0	(6)	0	(6)
Deferred comp plan	0	(7)	0	(7)
Health and welfare benefits	0		17,919	(8)
Total:	0		1,739,913

(1)	Represents a lump sum payment equal to 2.0 multiplied by the sum of (i) the executive’s annual salary on the termination date or the change-in-control date, whichever is higher, and (ii) his target annual incentive bonus for the year in which the termination or the date of the change-in-control occurs, whichever is higher.

(2)	All unvested restricted stock or RSUs will immediately become vested in accordance with the terms of the appropriate restricted stock or RSU agreement under the Knowles Corporation 2016 Equity and Cash Incentive Plan. The amounts are based on the December 31, 2017 stock price of $14.66 per share.

(3)	The officers hold vested but unexercised options and/or SSARs as of December 31, 2017 and the amounts are based on the December 31, 2017 stock price of $14.66 per share.

(4)	All outstanding stock options and SSARs will immediately become exercisable in accordance with the terms of the appropriate stock option or SSAR agreement under the Equity and Cash Incentive Plan. The officers hold unvested options and/or SSARs as of December 31, 2017 and the amounts are based on the December 31, 2017 stock price of $14.66 per share.

(5)	All unvested performance share or PSUs will immediately become vested in accordance with the terms of the appropriate performance share or PSU agreement under the Equity and Cash Incentive Plan. The amounts are based on the December 31, 2017 stock price of $14.66 per share.

(6)	Reflects benefits accrued under the Knowles PRP as of December 31, 2017. Benefits accrued under the PRP are forfeited in the event of a termination following a change-in-control as defined in the Knowles PRP.

(7)	These amounts reflect compensation deferred by the executive and earnings accrued thereon under the Knowles deferred compensation plan as of December 31, 2017; no increase in such benefits would result from the termination event.

(8)	Reflects a lump sum payment equal to the then cost of COBRA health continuation coverage, based on the level of health care coverage in effect on the termination date, if any, for one year.

(9)	Reflects best-net cutback to severance amount for Mr. Polacek of $570,385

Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are providing the following disclosure about the relationship of the annual total compensation of our employees to the annual total compensation of Mr. Niew, our CEO. To help understand this disclosure, we think it is important to give context to our operations. Approximately 80% of our employees work in Asia. The majority of these employees work in one of our manufacturing operations. Our ratio, which includes this employee population, is impacted by our strategy to insource our core manufacturing in Asia and the relationship between competitive pay practices in the region compared to the United States, whereas our peers generally outsource their manufacturing to contract manufacturers in the same region. We believe our in-house manufacturing provides a competitive advantage, especially relative to executing on new product launches.

Ratio

For 2017,

•	The median of the annual total compensation of all of our employees, other than Mr. Niew, was $7,782.

•	Mr. Niew’s annual total compensation, as reported in the Total column of the 2017 Summary Compensation Table, was $5,372,199.

•	Based on this information, the ratio of the annual total compensation of Mr. Niew to the median of the annual total compensation of all employees is estimated to be 690 to 1.

Identification of Median Employee

We selected December 1, 2017 as the date on which to determine our median employee. As of that date, we had approximately 8,000 employees, of which approximately 900 were located inside the United States. For purposes of identifying the median employee, we considered base salary and target cash incentive for each of our employees, as compiled from the Company’s payroll records. We selected base salary and target cash incentive as they represent the Company’s principal broad-based compensation elements.

Using this methodology, we determined that our median employee was a manufacturing employee working in Malaysia. In determining the annual total compensation of the median employee, we calculated such employee’s compensation in accordance with Item 402(c)(2)(x) of Regulation S-K as required pursuant to SEC executive compensation disclosure rules. This calculation is the same calculation used to determine total compensation for purposes of the 2017 Summary Compensation Table with respect to each of the NEOs.

STOCKHOLDER PROPOSALS AND NOMINATIONS FOR THE 2019 ANNUAL MEETING

In order for stockholder proposals to be included in our proxy statement for the 2019 Annual Meeting, we must receive them at our principal executive offices, 1151 Maplewood Drive, Itasca, Illinois 60143, Attention: Secretary, by November 14, 2018, being 120 days prior to the date of the first anniversary of the date of our proxy statement for the 2018 Annual Meeting of Stockholders. All other stockholder proposals, including nominations for directors, in order to be voted on at the 2019 Annual Meeting, must be received by us not earlier than January 1, 2019 and not later than January 31, 2019 being, respectively, 120 days and 90 days prior to the date of the first anniversary of the 2018 Annual Meeting of Stockholders. In the event that the 2019 Annual Meeting is called for a date that is not within 30 days before or after the anniversary date of the 2018 Annual Meeting of Stockholders, notice by a stockholder in order to be timely must be so received not later than the close of business on the 10th day following the day on which notice of the date of the 2019 Annual Meeting is mailed or public disclosure of the date of the 2019 Annual Meeting is made, whichever first occurs.

Dated: March 14, 2018

By authority of the Board of Directors,

THOMAS G. JACKSON Secretary

Appendix A

ARTICLE FIFTH OF THE AMENDED AND RESTATED CERTIFICATE OF

INCORPORATION

(c) The directors shall, until the annual meeting of stockholders to be held in 2021, be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of ~~one-third of the total number of directors constituting the entire Board of Directors~~ an equal number of directors. The term of the ~~initial~~ Class I directors elected at the 2017 annual meeting of stockholders shall terminate on the date of the ~~first~~ 2020 annual meeting of stockholders ~~to occur after February 28, 2014~~; the term of the ~~initial~~ Class II directors elected at the 2018 annual meeting of stockholders shall terminate on the date of the ~~second~~ 2021 annual meeting of stockholders ~~to occur after February 28, 2014~~; and the term of the ~~initial~~ Class III directors elected at the 2016 annual meeting of stockholders shall terminate on the date of the ~~third~~ 2019 annual meeting of stockholders ~~to occur after February 28, 2014~~ or, in each case, upon such director’s earlier death, resignation or removal. At each succeeding annual meeting of stockholders beginning with the ~~first~~ 2019 annual meeting of stockholders ~~to occur after February 28, 2014~~, directors standing for election shall be elected annually for one-year terms expiring at the next succeeding annual meeting of stockholders ~~successors to the class of directors whose term expires at that annual meeting shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election~~ and until his or her respective successor has been duly elected and qualified. ~~If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such class or from the removal from office, death, disability, resignation or disqualification of a director or other cause shall hold office for a term that shall coincide with the remaining term of that class, but in no case will a decrease in the number of directors have the effect of removing or shortening the term of any incumbent director.~~

(e) Subject to the terms of any one or more classes or series of the Preferred Stock, any vacancy on the Board of Directors that results from an increase in the number of directors or the death, resignation, retirement, disqualification, removal from office or other cause may be filled by a majority of the Board of Directors then in office, in their sole discretion, even if less than a quorum, or by a sole remaining director, in his or her sole discretion. Any director appointed to fill a vacancy on the Corporation’s Board of Directors ~~will be appointed for a term expiring at the next election of the class for which such director has been appointed, and until his or her successor has been elected and qualified~~ not resulting from an increase in the number of directors shall have the same remaining term as that of his or her predecessor. In no case will a decrease in the number of directors have the effect of removing or shortening the term of any incumbent director. Prior to and until the time at which the Board of Directors ceases to be classified pursuant to Article FIFTH, Section (c), of this Certificate of Incorporation, e~~E~~xcept as otherwise required by applicable law and subject to the rights, if any, of the holders of shares of the Preferred Stock then outstanding, any or all of the directors of the Corporation may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least a majority of the shares of voting common stock. From and after the time at which the Board of Directors ceases to be classified pursuant to Article FIFTH, Section (c), except as otherwise required by applicable law and subject to the rights, if any, of the holders of shares of Preferred Stock then outstanding, any or all of the directors of the Corporation may be removed from office at any time, with or without cause, by the affirmative vote of the holders of at least a majority of shares of voting common stock. Notwithstanding the foregoing, whenever the holders of any one or more classes or series of the Preferred Stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the

A-1

election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Amended and Restated Certificate of Incorporation and the resolution or resolutions adopted by the Board of Directors providing for the issuance of such class or series~~, and such directors so elected shall not be divided into classes pursuant to this Article FIFTH unless expressly provided by such terms~~.

A-2

Appendix B

KNOWLES CORPORATION

2018 EQUITY AND CASH INCENTIVE PLAN

I.    INTRODUCTION

1.1 Purposes. The purposes of the Knowles Corporation 2018 Equity and Cash Incentive Plan (this “Plan”) are (i) to align the interests of the Company’s stockholders and the recipients of awards under this Plan by increasing the proprietary interest of such recipients in the Company’s growth and success, (ii) to advance the interests of the Company by attracting and retaining officers, other employees, and Non-Employee Directors and (iii) to motivate such persons to act in the long-term best interests of the Company and its stockholders.

1.2 Certain Definitions.

“Affiliate” shall mean any Subsidiary or any corporation, trade or business (including without limitation, a partnership or limited liability company) that is directly or indirectly controlled (whether by ownership of stock, assets or an equivalent ownership interest or voting interest) by the Company or one of its Affiliates, and any other entity in which the Company or any of its Affiliates has a material equity interest and that is designated as an Affiliate by the Committee.

“Agreement” shall mean the written or electronic agreement evidencing an award hereunder between the Company and the recipient of such award.

“Automatic Exercise Date” shall have the meaning set forth in Section 2.5.

“Board” shall mean the Board of Directors of the Company.

“Cause” shall mean a participant (i) engages in conduct that constitutes willful misconduct, dishonesty, or gross negligence in the performance of his or her duties and results in material detriment to the Company or an Affiliate; (ii) breaches his or her fiduciary duties to the Company or an Affiliate; (iii) willfully fails to carry out the lawful and ethical directions of the person(s) to whom he or she reports, which failure is not promptly corrected after notification; (iv) engages in conduct that is demonstrably and materially injurious to the Company or an Affiliate, or that materially harms the reputation, goodwill, or business of the Company or an Affiliate; (v) engages in conduct that is reported in the general or trade press or otherwise achieves general notoriety and that is scandalous, immoral or illegal and materially harms the reputation, goodwill, or business of the Company or an Affiliate; (vi) is convicted of, or enters a plea of guilty or nolo contendere (or similar plea) to, a crime that constitutes a felony, or a crime that constitutes a misdemeanor involving moral turpitude, dishonesty or fraud; (vii) is found liable in any Securities and Exchange Commission or other civil or criminal securities law action, or any cease and desist order applicable to him or her is entered (regardless of whether or not the Participant admits or denies liability); (viii) uses, without authorization, confidential or proprietary information of the Company or an Affiliate or information which the Company or Affiliate is obligated not to use or disclose, or discloses such information without authorization and such disclosure results in material detriment to the Company or an Affiliate; (ix) breaches any written or electronic agreement with the Company or an Affiliate not to disclose any information pertaining to the Company or an Affiliate or their customers, suppliers and businesses and such breach results in material detriment to the Company or an Affiliate; (x) materially breaches any agreement relating to non-solicitation, non-competition, or the ownership or protection of the intellectual property of the Company or an Affiliate; or (xi) breaches any of the Company’s or an Affiliate’s policies applicable to him or her, whether currently in effect or adopted after the Effective

Date, and such breach, in the Committee’s judgment, could result in material detriment to the Company or an Affiliate.

“Change of Control” shall have the meaning set forth in Section 6.9(g).

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Committee” shall mean the Compensation Committee of the Board, or a subcommittee thereof, consisting of two or more members of the Board, each of whom is intended to be (i) a “Non-Employee Director” within the meaning of Rule 16b-3 under the Exchange Act and (ii) “independent” within the meaning of the rules of the New York Stock Exchange or, if the Common Stock is not listed on the New York Stock Exchange, within the meaning of the rules of the principal stock exchange on which the Common Stock is then traded.

“Common Stock” shall mean the common stock, par value $0.01 per share, of the Company, and all rights appurtenant thereto.

“Company” shall mean Knowles Corporation, a Delaware corporation, or any successor thereto.

“Deferred Stock Unit” shall mean a bookkeeping entry representing a right granted to a Non-Employee Director pursuant to Section 5.2 of the Plan to receive a deferred payment of Directors’ Awards to be issued and delivered at the end of the deferral period elected by the Non-Employee Director, as described in Article V of the Plan.

“Deferred Stock Unit Award” shall mean an award of Deferred Stock Units under this Plan.

“Directors’ Awards” shall mean the annual awards granted to eligible Non-Employee Directors as provided in Section 5.1 of the Plan.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Fair Market Value” shall mean, with respect to any share of Common Stock as of any date of reference, the closing price for a share of Common Stock as reported on such day (or, if such day is not a trading day, on the next trading day) as reported on the principal United States exchange on which the Common Stock then regularly trades; provided, however, that if the Common Stock is not listed on a national stock exchange or if Fair Market Value for any date cannot be so determined, Fair Market Value shall be determined by the Committee by whatever means or methods as the Committee, in the good faith exercise of its discretion, shall at such time deem appropriate and in compliance with Section 409A of the Code.

“Free-Standing SAR” shall mean an SAR which is not granted in tandem with, or by reference to, an option, which entitles the holder thereof to receive, upon exercise, shares of Common Stock (which may be Restricted Stock) or, to the extent provided in the applicable Agreement, cash or a combination thereof, with an aggregate value equal to the excess of the Fair Market Value of one share of Common Stock on the date of exercise over the base price of such SAR, multiplied by the number of such SARs which are exercised.

“Good Reason” shall mean “Good Reason” due to any one or more of the following events that occur following a Change of Control, unless the participant has consented to such action in writing: (i) a material diminution of the responsibilities, position and/or authority of the participant compared with the responsibilities, position and authority, respectively, of the participant prior to the Change of Control; (ii) a relocation of the participant’s principal business location to an area outside a 25 mile radius of its location preceding the Change of Control and that requires that the participant commute an additional distance of at least 20 miles more than such participant was required to commute immediately prior to the Change of Control; or (iii) a material reduction in the participant’s base salary or bonus opportunities; provided, however, that (y) Good Reason shall not be deemed to exist unless written notice of termination on account thereof is given by the participant to the Company no later than sixty (60) days after the time at which the event or condition purportedly giving rise to Good Reason first occurs or arises; and (z) if there exists (without regard to this clause (z)) an event or condition that constitutes Good Reason, the Company shall have thirty (30) days from the date notice of such a termination is given to cure such event or condition and, if the Company does so, such event or condition shall not constitute Good Reason hereunder. The participant’s right to resign from employment for a Good Reason event or condition shall be waived if the participant fails to resign within sixty (60) days following the last day of the Company’s cure period. Notwithstanding the foregoing, if a participant and the Company (or any of its Affiliates) have entered into an employment agreement or other similar agreement that specifically defines “Good Reason,” then with respect to such participant, “Good Reason” shall have the meaning defined in that employment agreement or other agreement.

“Incentive Stock Option” shall mean an option to purchase shares of Common Stock that meets the requirements of Section 422 of the Code, or any successor provision, which is intended by the Committee to constitute an Incentive Stock Option.

“Non-Employee Director” shall mean any director of the Company who is not an officer or employee of the Company or any Affiliate.

“Nonqualified Stock Option” shall mean an option to purchase shares of Common Stock which is not an Incentive Stock Option.

“Performance Award” shall mean a right to receive an amount of cash, Common Stock, or a combination of both, contingent upon the attainment of specified Performance Measures within a specified Performance Period.

“Performance Measures” shall mean the criteria and objectives, established by the Committee, which shall be satisfied or met (i) as a condition to the grant or exercisability of all or a portion of an option or SAR or (ii) during the applicable Restriction Period or Performance Period as a condition to the vesting of the holder’s interest, in the case of a Restricted Stock Award, of the shares of Common Stock subject to such award, or, in the case of a Restricted Stock Unit Award or Performance Award, to the holder’s receipt of the shares of Common Stock subject to such award or of payment with respect to such award. Such criteria and objectives may include, but shall not be limited to, one or more of the following corporate-wide or Affiliate, division, operating unit or individual measures: (i) the attainment of certain target levels of, or a specified percentage increase in, revenues, income before income taxes and extraordinary items, income or net income, earnings, earnings before interest, taxes, depreciation and amortization, or a combination of any or all of the foregoing; (ii) the attainment of certain target levels of, or a percentage increase in, profits including, without limitation, that attributable to continuing and/or other operations; (iii) the attainment of certain target levels of, or a specified increase in, operational cash flow; (iv) the achievement of certain target level, of, reduction of, or other specified objectives with regard to limiting the level of increase in, all or a portion of the Company’s or an Affiliate’s bank debt or other long-term or short-term public or private debt or other similar financial obligations of the Company or Affiliate, which may be calculated net of such cash balances and/or other offsets and adjustments as may be established by the Committee at the time of grant; (v) the attainment of a specified percentage increase in earnings per share or earnings per share from continuing operations; (vi) the attainment of certain target levels of, or a specified increase in, return on capital employed or return on invested capital or operating revenue or return on invested cash; (vii) the attainment of certain target levels of, or a percentage increase in, return on stockholders’ equity; (viii) the attainment of certain target levels of, or a specified increase in, economic value added targets based on a cash flow return on investment formula; (ix) the attainment of certain target levels in the fair market value of the shares of the Company’s Common Stock; (x) market segment share; (xi) product release schedules; (xii) new product innovation; (xiii) product or other cost reductions; (xiv) brand recognition or acceptance; (xv) product ship targets; (xvi) customer satisfaction; (xvii) total shareholder return; (xviii) return on assets or net assets; (xix) assets, operating margin or profit margin; (xx) the growth in the value of an investment in the Company’s Common Stock assuming the reinvestment of dividends; and (xxi) any other objective or subjective goal established by the Committee, whether or not listed herein. Each such goal may be expressed on an absolute or relative basis and may include comparisons based on current internal targets, the past performance of the Company (including the performance of one or more Affiliates, divisions, or operating units) or the past or current performance of other companies (or a combination of such past and current performance). In addition to the ratios specifically enumerated above, performance goals may include comparisons relating to capital (including, but not limited to, the cost of capital), shareholders’ equity, shares outstanding, assets or net assets, sales, or any combination thereof. The applicable performance measures may be applied on a pre- or post-tax basis and may be adjusted to include or exclude objectively determinable components of any performance measure, including, without limitation, (i) restructuring and/or other nonrecurring charges; (ii) exchange rate effects, as applicable, for non-US. dollar denominated net sales and operating earnings; (iii) the effects of changes to generally accepted accounting principles required by the Financial Accounting Standards Board; (iv) the effects of any statutory adjustments to corporate tax rates; (v) the effects of any “extraordinary items” as determined under generally accepted accounting principles or any acquisition or divestiture; (vi) any other unusual, infrequently occurring, non-recurring gain or loss or other extraordinary item; (vii) to respond to, or in anticipation of, any unusual or extraordinary corporate item, transaction, event or development; (viii) to respond to, or in anticipation of, changes in applicable laws, regulations, accounting principles, or business conditions; (ix) the effects of acquisitions or joint ventures; (x) to assume that any business divested by the Company achieved performance objectives at targeted levels during the balance of a Performance Period following such divestiture; (xi) the effect of any change in the outstanding shares of Common Stock by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to common shareholders other than regular cash dividends; (xii) to reflect a corporate transaction, such as a merger, consolidation, separation (including a spinoff or other distribution of stock or property by a corporation), or reorganization (whether or not such reorganization comes within the definition of such term in Section 368 of the Code); or (xiii) to reflect any partial or complete corporate liquidation (“Adjustment Events”). In the sole discretion of the Committee, the Committee may amend or adjust the Performance Measures or other terms and conditions of an outstanding award in recognition of any Adjustment Events. Performance goals shall be subject to such other special rules and conditions as the Committee may establish at any time.

“Performance Period” shall mean any period designated by the Committee during which (i) the Performance Measures applicable to an award shall be measured and (ii) the conditions to vesting applicable to an award shall remain in effect.

“Prior Plan” shall mean the Knowles Corporation 2016 Equity and Cash Incentive Plan and the Knowles Corporation 2014 Equity and Cash Incentive Plan.

“Restricted Stock” shall mean shares of Common Stock which are subject to a Restriction Period and which may, in addition thereto, be subject to the attainment of specified Performance Measures within a specified Performance Period.

“Restricted Stock Award” shall mean an award of Restricted Stock under this Plan.

“Restricted Stock Unit” shall mean a right to receive one share of Common Stock or, in lieu thereof and to the extent provided in the applicable Agreement, the Fair Market Value of such share of

Common Stock in cash, which shall be contingent upon the expiration of a specified Restriction Period and which may, in addition thereto, be contingent upon the attainment of specified Performance Measures within a specified Performance Period.

“Restricted Stock Unit Award” shall mean an award of Restricted Stock Units under this Plan.

“Restriction Period” shall mean any period designated by the Committee during which (i) the Common Stock subject to an award may not be sold, transferred, assigned, pledged, hypothecated or otherwise encumbered or disposed of, except as provided in this Plan or the Agreement relating to such award, or (ii) the conditions to vesting applicable to an award shall remain in effect.

“SAR” shall mean a stock appreciation right which may be a Free-Standing SAR or a Tandem SAR.

“Specified Minimum Value” shall have the meaning set forth in Section 2.5

“Stock Award” shall mean a Restricted Stock Award, Restricted Stock Unit Award or Unrestricted Stock Award.

“Subsidiary” shall mean any corporation, limited liability company, partnership, joint venture or similar entity in which the Company owns, directly or indirectly, an equity interest possessing 50% or more of the combined voting power of the total outstanding equity interests of such entity.

“Substitute Award” shall mean an award granted under this Plan upon the assumption of, or in substitution for, outstanding equity awards previously granted by a company or other entity in connection with a corporate transaction, including a merger, combination, consolidation or acquisition of property or stock; provided, however, that in no event shall the term “Substitute Award” be construed to refer to an award made in connection with the cancellation and repricing of an option or SAR.

“Tandem SAR” shall mean an SAR which is granted in tandem with, or by reference to, an option (including a Nonqualified Stock Option granted prior to the date of grant of the SAR), which entitles the holder thereof to receive, upon exercise of such SAR and surrender for cancellation of all or a portion of such option, shares of Common Stock (which may be Restricted Stock) or, to the extent provided in the applicable Agreement, cash or a combination thereof, with an aggregate value equal to the excess of the Fair Market Value of one share of Common Stock on the date of exercise over the base price of such SAR, multiplied by the number of shares of Common Stock subject to such option, or portion thereof, which is surrendered.

“Tax Date” shall have the meaning set forth in Section 6.6.

“Ten Percent Holder” shall have the meaning set forth in Section 2.1(a).

“Termination of Service” shall have the meaning set forth in Section 6.9(a).

“Unrestricted Stock” shall mean shares of Common Stock which are not subject to a Restriction Period or Performance Measures.

“Unrestricted Stock Award” shall mean an award of Unrestricted Stock under this Plan.

1.3 Administration. This Plan shall be administered by the Committee. Any one or a combination of the following awards may be made under this Plan to eligible persons: (i) options to purchase shares of Common Stock in the form of Incentive Stock Options or Nonqualified Stock Options; (ii) SARs in the form of Tandem SARs or Free-Standing SARs; (iii) Stock Awards in the form of Restricted Stock, Restricted Stock Units or Unrestricted Stock; (iv) Performance Awards and (v) Deferred Stock Units. The Committee shall, subject to the terms of this Plan, select eligible persons for participation in this

Plan and determine the form, amount and timing of each award to such persons and, if applicable, the number of shares of Common Stock subject to an award, the number of SARs, the number of Restricted Stock Units or Deferred Stock Units, the dollar value subject to a Performance Award, the purchase price or base price associated with the award, the time and conditions of exercise or settlement of the award and all other terms and conditions of the award, including, without limitation, the form of the Agreement evidencing the award. Notwithstanding anything contained herein to the contrary, including Section 6.3, the Committee may, in its sole discretion and for any reason at any time, take action such that (i) any or all outstanding options and SARs shall become exercisable in part or in full, (ii) all or a portion of the Restriction Period applicable to any outstanding awards shall lapse, (iii) all or a portion of the Performance Period applicable to any outstanding awards shall lapse and (iv) the Performance Measures (if any) applicable to any outstanding awards shall be deemed to be satisfied at the target, maximum or any other level. The Committee shall, subject to the terms of this Plan, interpret this Plan and the application thereof, establish rules and regulations it deems necessary or desirable for the administration of this Plan and may impose, incidental to the grant of an award, conditions with respect to the award, such as limiting competitive employment or other activities. All such interpretations, rules, regulations and conditions shall be conclusive and binding on all parties.

The Committee may delegate some or all of its power and authority under the Plan to the Board or, subject to applicable law, to the Chief Executive Officer or such other executive officer of the Company as the Committee deems appropriate; provided, however, that the Committee may not delegate its power and authority to the Chief Executive Officer or other executive officer of the Company with regard to the selection for participation in this Plan of an officer, director or other person subject to Section 16 of the Exchange Act or decisions concerning the timing, pricing or amount of an award to such an officer, director or other person.

No member of the Board or Committee, and neither the Chief Executive Officer nor any other executive officer to whom the Committee delegates any of its power and authority hereunder, shall be liable for any act, omission, interpretation, construction or determination made in connection with this Plan in good faith, and the members of the Board and the Committee and the Chief Executive Officer or other executive officer shall be entitled to indemnification and reimbursement by the Company in respect of any claim, loss, damage or expense (including attorneys’ fees) arising therefrom to the full extent permitted by law (except as otherwise may be provided in the Company’s Certificate of Incorporation and/or By-laws) and under any directors’ and officers’ liability insurance that may be in effect from time to time.

A majority of the Committee shall constitute a quorum. The acts of the Committee shall be either (i) acts of a majority of the members of the Committee present at any meeting at which a quorum is present or (ii) acts approved in writing by all of the members of the Committee without a meeting.

1.4 Eligibility. Participants in this Plan shall consist of such officers, other employees, and Non-Employee Directors persons expected to become officers, other employees, and Non-Employee Directors of the Company and its Affiliates as the Committee in its sole discretion may select from time to time. The Committee’s selection of a person to participate in this Plan at any time shall not require the Committee to select such person to participate in this Plan at any other time. Except as provided otherwise in an Agreement, for purposes of this Plan, references to employment by the Company shall also mean employment by an Affiliate, and references to employment shall include service as a Non-Employee Director. The Committee shall determine, in its sole discretion, the extent to which a participant shall be considered employed during any periods during which such participant is on a leave of absence. The aggregate value of cash compensation and the grant date fair value of shares of Common Stock that may be granted during any fiscal year of the Company to any Non-Employee Director shall not exceed $500,000; provided, however, that the limit set forth in this sentence shall be multiplied by two in the year in which a Non-Employee Director commences service on the Board.

1.5 Shares Available. Subject to adjustment as provided in Section 6.8 and to all other limits set forth in this Section 1.5, 7,300,000 shares of Common Stock shall initially be available for all awards under this Plan and no more than 1,000,000 shares of Common Stock in the aggregate may be issued under the Plan in connection with Incentive Stock Options. To the extent the Company grants an option or a Free-Standing SAR under the Plan, the number of shares of Common Stock that remain available for future grants under the Plan shall be reduced by an amount equal to the number of shares subject to such option or Free-Standing SAR. To the extent the Company grants a Stock Award, a stock-settled Performance Award or a Deferred Stock Unit Award (on a stand-alone basis and not in connection with the vesting of an award), the number of shares of Common Stock that remain available for future grants under the Plan shall be reduced by an amount equal to 1.75 times the number of shares subject to such Stock Award, Deferred Stock Unit Award or stock-settled Performance Award.

To the extent that shares of Common Stock subject to an outstanding option, SAR, Stock Award, Deferred Stock Unit Award or Performance Award granted under the Plan or the Prior Plan are not issued or delivered by reason of (i) the expiration, termination, cancellation or forfeiture of such award (excluding shares subject to an option cancelled upon settlement in shares of a related Tandem SAR or shares subject to a Tandem SAR cancelled upon exercise of a related option) or (ii) the settlement of such award in cash, such shares of Common Stock shall again be available for re-issuance under this Plan. In addition, shares of Common Stock subject to an award under this Plan shall not again be available for issuance under this Plan if such shares are (x) shares that were subject to an option or a SAR and were not issued or delivered upon the net settlement or net exercise of such option or SAR, (y) shares delivered to or withheld by the Company to pay the purchase price or the withholding taxes related to an outstanding award or (z) shares repurchased by the Company on the open market with the proceeds of an option exercise.

The number of shares of Common Stock available for awards under this Plan shall not be reduced by (i) the number of shares of Common Stock subject to Substitute Awards or (ii) available shares under a stockholder approved plan of a company or other entity which was a party to a corporate transaction with the Company (as appropriately adjusted to reflect such corporate transaction) which become subject to awards granted under this Plan (subject to applicable stock exchange requirements).

Shares of Common Stock to be delivered under this Plan shall be made available from authorized and unissued shares of Common Stock, or authorized and issued shares of Common Stock reacquired and held as treasury shares or otherwise or a combination thereof.

II.    STOCK OPTIONS AND STOCK APPRECIATION RIGHTS

2.1 Stock Options. The Committee may, in its discretion, grant options to purchase shares of Common Stock to such eligible persons as may be selected by the Committee; provided, however, that a participant may be granted an option only if the underlying Common Stock qualifies, with respect to such participant, as “service recipient stock” within the meaning set forth in Section 409A of the Code. Each option, or portion thereof, that is not an Incentive Stock Option shall be a Nonqualified Stock Option. To the extent that the aggregate Fair Market Value (determined as of the date of grant) of shares of Common Stock with respect to which options designated as Incentive Stock Options are exercisable for the first time by a participant during any calendar year (under this Plan or any other plan of the Company, or any parent or Subsidiary) exceeds the amount (currently $100,000) established by the Code, such options shall constitute Nonqualified Stock Options.

Options shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of this Plan, as the Committee shall deem advisable:

(a) Number of Shares and Purchase Price. The number of shares of Common Stock subject to an option and the purchase price per share purchasable upon exercise of the option shall be determined by the Committee; provided, however, that the purchase price per share purchasable upon exercise of an option shall not be less than 100% of the Fair Market Value of a share of Common Stock on the date of grant of such option; provided further, that if an Incentive Stock Option shall be granted to any person who, at the time such option is granted, owns capital stock possessing more than 10 percent of the total combined voting power of all classes of capital stock of the Company (or of any parent or Subsidiary) (a “Ten Percent Holder”), the purchase price per share shall not be less than the price (currently 110% of Fair Market Value) required by the Code in order to constitute an Incentive Stock Option.

Notwithstanding the foregoing, in the case of an option that is a Substitute Award, the purchase price per share of the shares subject to such option may be less than 100% of the Fair Market Value per share on the date of grant, provided, that the excess of: (a) the aggregate Fair Market Value (as of the date such Substitute Award is granted) of the shares subject to the Substitute Award, over (b) the aggregate purchase price thereof does not exceed the excess of: (x) the aggregate fair market value (as of the time immediately preceding the transaction giving rise to the Substitute Award, such fair market value to be determined by the Committee) of the shares of the predecessor company or other entity that were subject to the grant assumed or substituted for by the Company, over (y) the aggregate purchase price of such shares.

(b) Option Period and Exercisability. The period during which an option may be exercised shall be determined by the Committee; provided, however, that no option shall be exercised later than ten (10) years after its date of grant; provided further, that if an Incentive Stock Option shall be granted to a Ten Percent Holder, such option shall not be exercised later than five years after its date of grant. The Committee may, in its discretion, establish Performance Measures which shall be satisfied or met as a condition to the grant of an option or to the exercisability of all or a portion of an option. The Committee shall determine whether an option shall become exercisable in cumulative or non-cumulative installments and in part or in full at any time. An exercisable option, or portion thereof, may be exercised only with respect to whole shares of Common Stock.

(c) Method of Exercise. An option may be exercised (i) by giving written notice to the Company specifying the number of whole shares of Common Stock to be purchased and accompanying such notice with payment thereof in full (or arrangement made for such payment to the Company’s satisfaction) either (A) in cash, (B) by delivery (either actual delivery or by attestation procedures established by the Company) of shares of Common Stock having a Fair Market Value, determined as of the date of exercise, equal to the aggregate purchase price payable by reason of such exercise, (C) authorizing the Company to withhold whole shares of Common Stock which would otherwise be delivered having an aggregate Fair Market Value, determined as of the date of exercise, equal to the amount necessary to satisfy such obligation, (D) in cash by a broker-dealer acceptable to the Company to whom the optionee has submitted an irrevocable notice of exercise or (E) a combination of (A), (B) and (C), in each case to the extent set forth in the Agreement relating to the option, (ii) if applicable, by surrendering to the Company any Tandem SARs which are cancelled by reason of the exercise of the option and (iii) by executing such documents as the Company may reasonably request. No shares of Common Stock shall be issued and no certificate representing shares of Common Stock shall be delivered until the full purchase price therefor and any withholding taxes thereon, as described in Section 6.6, have been paid (or arrangement made for such payment to the Company’s satisfaction).

2.2 Stock Appreciation Rights. The Committee may, in its discretion, grant SARs to such eligible persons as may be selected by the Committee; provided, however, that a participant may be granted a SAR only if the underlying Common Stock qualifies, with respect to such participant, as “service recipient stock” within the meaning set forth in Section 409A of the Code. The Agreement relating to an SAR shall specify whether the SAR is a Tandem SAR or a Free-Standing SAR.

SARs shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of this Plan, as the Committee shall deem advisable:

(a) Number of SARs and Base Price. The number of SARs subject to an award shall be determined by the Committee. Any Tandem SAR related to an Incentive Stock Option shall be granted at the same time that such Incentive Stock Option is granted. The base price of a Tandem SAR shall be the purchase price per share of the related option. The base price of a Free-Standing SAR shall be determined by the Committee; provided, however, that such base price shall not be less than 100% of the Fair Market Value of a share of Common Stock on the date of grant of such SAR (or, if earlier, the date of grant of the option for which the SAR is exchanged or substituted).

Notwithstanding the foregoing, in the case of an SAR that is a Substitute Award, the base price per share of the shares subject to such SAR may be less than 100% of the Fair Market Value per share on the date of grant, provided, that the excess of: (a) the aggregate Fair Market Value (as of the date such Substitute Award is granted) of the shares subject to the Substitute Award, over (b) the aggregate base price thereof does not exceed the excess of: (x) the aggregate fair market value (as of the time immediately preceding the transaction giving rise to the Substitute Award, such fair market value to be determined by the Committee) of the shares of the predecessor company or other entity that were subject to the grant assumed or substituted for by the Company, over (y) the aggregate base price of such shares.

(b) Exercise Period and Exercisability. The period for the exercise of an SAR shall be determined by the Committee; provided, however, that no SAR shall be exercised later than ten (10) years after its date of grant; provided further, that no Tandem SAR shall be exercised later than the expiration, cancellation, forfeiture or other termination of the related option. The Committee may, in its discretion, establish Performance Measures which shall be satisfied or met as a condition to the grant of an SAR or to the exercisability of all or a portion of an SAR. The Committee shall determine whether an SAR may be exercised in cumulative or non-cumulative installments and in part or in full at any time. An exercisable SAR, or portion thereof, may be exercised, in the case of a Tandem SAR, only with respect to whole shares of Common Stock and, in the case of a Free-Standing SAR, only with respect to a whole number of SARs. If an SAR is exercised for shares of Restricted Stock, a certificate or certificates representing such Restricted Stock shall be issued in accordance with Section 3.3(c), or such shares shall be transferred to the holder in book entry form with restrictions on the shares duly noted, and the holder of such Restricted Stock shall have such rights of a stockholder of the Company as determined pursuant to Section 3.3(d). Prior to the exercise of a stock-settled SAR, the holder of such SAR shall have no rights as a stockholder of the Company with respect to the shares of Common Stock subject to such SAR.

(c) Method of Exercise. A Tandem SAR may be exercised (i) by giving written notice to the Company specifying the number of whole SARs which are being exercised, (ii) by surrendering to the Company any options which are cancelled by reason of the exercise of the Tandem SAR and (iii) by executing such documents as the Company may reasonably request. A Free-Standing SAR may be exercised (A) by giving written notice to the Company specifying the whole number of SARs which are being exercised and (B) by executing such documents as the Company may reasonably request. No shares of Common Stock shall be issued and no certificate representing shares of Common Stock shall be delivered until any withholding taxes thereon, as described in Section 6.6, have been paid (or arrangement made for such payment to the Company’s satisfaction).

2.3 No Repricing. The Committee shall not without the approval of the stockholders of the Company, (i) reduce the purchase price or base price of any previously granted option or SAR, (ii) cancel any previously granted option or SAR in exchange for another option or SAR with a lower purchase price or base price or (iii) cancel any previously granted option or SAR in exchange for cash or another award if the purchase price of such option or the base price of such SAR exceeds the Fair Market Value of a share of Common Stock on the date of such cancellation, in each case, other than in connection with a Change of Control or the adjustment provisions set forth in Section 6.8.

2.4 Dividend Equivalents. Notwithstanding anything in an Agreement to the contrary, the holder of an option or SAR shall not be entitled to receive dividend equivalents with respect to the number of shares of Common Stock subject to such option or SAR.

2.5 Automatic Exercise. The Company may, in its discretion, provide in an option or SAR Agreement or adopt procedures that an option or SAR outstanding on the last business day of the term of such option or SAR (the “Automatic Exercise Date”) that has a “Specified Minimum Value” shall be automatically and without further action by the participant (or in the event of the participant’s death, the participant’s personal representative or estate), be exercised on the Automatic Exercise Date. Payment of the exercise price of such option may be made pursuant to such procedures as may be approved by the Company from time to time and the Company shall deduct or withhold an amount sufficient to satisfy all taxes associated with such exercise in accordance with Section 6.6. For purposes of this Section 2.5, the term “Specified Minimum Value” means that the Fair Market Value per share of Common Stock exceeds the exercise price or base price, as applicable, of a share subject to an expiring option or SAR by at least $0.50 cents per share or such other amount as the Company shall determine from time to time. The Company may elect to discontinue the automatic exercise of options and SARs pursuant to this Section 2.5 at any time upon notice to a participant or to apply the automatic exercise feature only to certain groups of participants. The automatic exercise of an option or SAR pursuant to this Section 2.5 shall apply only to an option or SAR that has been timely accepted by a participant under procedures specified by the Company from time to time.

III.    STOCK AWARDS

3.1 Stock Awards. The Committee may, in its discretion, grant Stock Awards to such eligible persons as may be selected by the Committee. The Agreement relating to a Stock Award shall specify whether the Stock Award is a Restricted Stock Award, Restricted Stock Unit Award or Unrestricted Stock Award.

3.2 Terms of Unrestricted Stock Awards. The number of shares of Common Stock subject to an Unrestricted Stock Award shall be determined by the Committee. Unrestricted Stock Awards shall not be subject to any Restriction Periods or Performance Measures; provided, however, Unrestricted Stock Awards shall be limited so that the Common Stock subject to all Unrestricted Stock Awards, combined with all awards granted under the Plan that do not include the minimum vesting provisions set forth in Section 6.3 of the Plan, does not exceed 5% of the total number of shares available for awards under this Plan. Upon the grant of an Unrestricted Stock Award, subject to the Company’s right to require payment of any taxes in accordance with Section 6.6, a certificate or certificates evidencing ownership of the requisite number of shares of Common Stock shall be delivered to the holder of such award or such shares shall be transferred to the holder in book entry form.

3.3 Terms of Restricted Stock Awards. Restricted Stock Awards shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of this Plan, as the Committee shall deem advisable.

(a) Number of Shares and Other Terms. The number of shares of Common Stock subject to a Restricted Stock Award and the Restriction Period, Performance Period (if any) and Performance Measures (if any) applicable to a Restricted Stock Award shall be determined by the Committee.

(b) Vesting and Forfeiture. The Agreement relating to a Restricted Stock Award shall provide, in the manner determined by the Committee, in its discretion, and subject to the provisions of this Plan, for the vesting of the shares of Common Stock subject to such award (i) if the holder of such award remains continuously in the employment of the Company during the specified Restriction Period and (ii) if specified Performance Measures (if any) are satisfied or met during a specified Performance Period, and for the forfeiture of the shares of Common Stock subject to such award (x) if the holder of such award does not remain continuously in the employment of the Company during the specified Restriction Period or (y) if specified Performance Measures (if any) are not satisfied or met during a specified Performance Period.

(c) Stock Issuance. During the Restriction Period, the shares of Restricted Stock shall be held by a custodian in book entry form with restrictions on such shares duly noted or, alternatively, a certificate or certificates representing a Restricted Stock Award shall be registered in the holder’s name and may bear a legend, in addition to any legend which may be required pursuant to Section 6.7, indicating that the ownership of the shares of Common Stock represented by such certificate is subject to the restrictions, terms and conditions of this Plan and the Agreement relating to the Restricted Stock Award. All such certificates shall be deposited with the Company, together with stock powers or other instruments of assignment (including a power of attorney), each endorsed in blank with a guarantee of signature if deemed necessary or appropriate, which would permit transfer to the Company of all or a portion of the shares of Common Stock subject to the Restricted Stock Award in the event such award is forfeited in whole or in part. Upon termination of any applicable Restriction Period (and the satisfaction or attainment of applicable Performance Measures), subject to the Company’s right to require payment of any taxes in accordance with Section 6.6, the restrictions shall be removed from the requisite number of any shares of Common Stock that are held in book entry form, and all certificates evidencing ownership of the requisite number of shares of Common Stock shall be delivered to the holder of such award.

(d) Rights with Respect to Restricted Stock Awards. Unless otherwise set forth in the Agreement relating to a Restricted Stock Award, and subject to the terms and conditions of a Restricted Stock Award, the holder of such award shall have all rights as a stockholder of the Company, including, but not limited to, voting rights, the right to receive dividends and the right to participate in any capital adjustment applicable to all holders of Common Stock; provided, however, that any distributions or dividends with respect to shares of Common Stock, including regular cash dividends, shall be deposited with the Company and shall be subject to the same restrictions as the shares of Common Stock with respect to which such distributions or dividends were made.

3.4 Terms of Restricted Stock Unit Awards. Restricted Stock Unit Awards shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of this Plan, as the Committee shall deem advisable.

(a) Number of Shares and Other Terms. The number of shares of Common Stock subject to a Restricted Stock Unit Award and the Restriction Period, Performance Period (if any) and Performance Measures (if any) applicable to a Restricted Stock Unit Award shall be determined by the Committee.

(b) Vesting and Forfeiture. The Agreement relating to a Restricted Stock Unit Award shall provide, in the manner determined by the Committee, in its discretion, and subject to the provisions of this Plan, for the vesting of such Restricted Stock Unit Award (i) if the holder of such award remains continuously in the employment of the Company during the specified Restriction Period and (ii) if specified Performance Measures (if any) are satisfied or met during a specified Performance Period, and for the forfeiture of the shares of Common Stock subject to such award (x) if the holder of such award does not remain continuously in the employment of the Company during the specified Restriction Period or (y) if specified Performance Measures (if any) are not satisfied or met during a specified Performance Period.

(c) Settlement of Vested Restricted Stock Unit Awards. The Agreement relating to a Restricted Stock Unit Award shall specify (i) whether such award may be settled in shares of Common Stock or cash or a combination thereof and (ii) whether the holder thereof shall be entitled to receive dividend equivalents and, if determined by the Committee, interest on, or the deemed reinvestment of, any dividend equivalents, with respect to the number of shares of Common Stock subject to such award. Any dividend equivalents with respect to Restricted Stock Units that are subject to vesting conditions shall be subject to the same restrictions as such Restricted Stock Units. Prior to the settlement of a Restricted Stock Unit Award, the holder of such award shall have no rights as a stockholder of the Company with respect to the shares of Common Stock subject to such award.

IV.    PERFORMANCE AWARDS

4.1 Performance Awards. The Committee may, in its discretion, grant Performance Awards to such eligible persons as may be selected by the Committee.

4.2 Terms of Performance Awards. Performance Awards shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of this Plan, as the Committee shall deem advisable.

(a) Value of Performance Awards and Performance Measures. The method of determining the value of the Performance Award and the Performance Measures and Performance Period applicable to a Performance Award shall be determined by the Committee.

(b) Vesting and Forfeiture. The Agreement relating to a Performance Award shall provide, in the manner determined by the Committee, in its discretion, and subject to the provisions of this Plan, for the vesting of such Performance Award if the specified Performance Measures are satisfied or met during the specified Performance Period and for the forfeiture of such award if the specified Performance Measures are not satisfied or met during the specified Performance Period.

(c) Settlement of Vested Performance Awards. The Agreement relating to a Performance Award shall specify whether such award may be settled in shares of Common Stock (including shares of Restricted Stock) or cash or a combination thereof. If a Performance Award is settled in shares of Restricted Stock, such shares of Restricted Stock shall be issued to the holder in book entry form or a certificate or certificates representing such Restricted Stock shall be issued in accordance with Section 3.3(c) and the holder of such Restricted Stock shall have such rights as a stockholder of the Company as determined pursuant to Section 3.3(d). Any dividends or dividend equivalents with respect to a Performance Award shall be subject to the same restrictions as such Performance Award. Prior to the settlement of a Performance Award in shares of Common Stock, including Restricted Stock, the holder of such award shall have no rights as a stockholder of the Company.

V.    NON-EMPLOYEE DIRECTOR COMPENSATION

5.1 Directors’ Awards. As of or as soon as administratively practicable following the date of each annual meeting of the Company’s stockholders, each director who is a Non-Employee Director immediately following the date of such annual meeting shall be granted a Directors’ Award in the form of an Unrestricted Stock Award, Options, SARs, Restricted Stock, Restricted Stock Units and/or Deferred Stock Units, in such amount and subject to such terms and conditions as shall be determined by the Board for such year, subject to the limit set forth in Section 1.4. In addition to the annual compensation of Non-Employee Directors, the Board may also authorize one-time Directors’ Awards to Non-Employee Directors, or to an individual upon joining the Board, on such terms as it shall deem appropriate, subject to the limit set forth in Section 1.4.

5.2 Deferred Stock Units. Subject to Section 409A of the Code, a Non-Employee Director may elect to defer receipt of his or her Directors’ Awards, other than options and SARs, in accordance with such procedures as may from time to time be prescribed by the Committee. A deferral election shall be valid only if it is delivered prior to the first day of the calendar year in which the services giving rise to the Directors’ Awards are to be performed (or such other date as the Committee may determine for the year in which an individual first becomes a Non-Employee Director and to the extent permitted by Section 409A of the Code). A participant’s deferral election shall become irrevocable as of the last date the deferral could be delivered or such earlier date as may be established by the Committee. A Non-Employee Director may revoke or change a deferral election at any time prior to the date the election becomes irrevocable, subject to such restrictions as the Committee may establish from time to time. Any such revocation or change shall be in a form and manner determined by the Committee. A Non-Employee Director’s deferral election shall remain in effect and will apply to Directors’ Awards in subsequent years unless and until the Non-Employee Director timely revokes the deferral election in accordance with such procedures as the Committee shall determine. The Committee may adopt procedures for the extension of any deferral period. If a valid deferral election is filed by a Non-Employee Director, Deferred Stock Units shall be credited as a bookkeeping entry in the name of the Non-Employee Director to an account maintained by the Company on the basis of one Deferred Stock Unit for each Directors’ Award deferred. No shares of Common Stock shall be issued to the Non-Employee Director in respect of Deferred Stock Units at the time such shares would be issued absent such deferral. Shares of Common Stock shall be issuable to the Non-Employee Director in a lump sum upon the termination of services as a Non-Employee Director (but only if such termination constitutes a separation from service within the meaning of Code Section 409A, if applicable) or such other specified date elected by the Non-Employee Director at the time of the deferral election. Dividend Equivalents shall be credited on Deferred Stock Units and distributed at the same time that shares of Common Stock are delivered to a Non-Employee Director in settlement of the Deferred Stock Units.

5.3 Delivery of Shares. Shares of Common Stock shall be issued to a Non-Employee Director at the time Directors’ Awards’ are paid or Deferred Stock Units are settled by a issuing a stock certificate, or making an appropriate entry in the Company’s shareholder records, in the name of the Non-Employee Director. A Non-Employee Director shall not have any rights of a stockholder with respect to Directors’ Awards or Deferred Stock Units until such shares of Common Stock are issued and then only from the date of issuance of such shares.

VI.    GENERAL

6.1 Effective Date and Term of Plan. This Plan shall be submitted to the stockholders of the Company for approval at the Company’s 2018 annual meeting of stockholders and, if so approved, the

Plan shall become effective as of the date on which the Plan was approved by the Company’s stockholders (the “Effective Date”). Once effective, this Plan shall supersede and replace the Prior Plan; provided, that the Prior Plan shall remain in effect with respect to all outstanding awards granted under the Prior Plan until such awards have been exercised, forfeited, cancelled, expired, or otherwise terminated in accordance with the terms of such awards. This Plan shall terminate as of the first annual meeting of the Company’s stockholders to occur on or after the tenth anniversary of its Effective Date, unless terminated earlier by the Board; provided, however, that no Incentive Stock Options shall be granted after the tenth anniversary of the date on which the Plan was approved by the Board. Termination of this Plan shall not affect the terms or conditions of any award granted prior to termination. Awards hereunder may be made at any time prior to the termination of this Plan.

6.2 Amendments. The Board may amend this Plan as it shall deem advisable; provided, however, that no amendment to the Plan shall be effective without the approval of the Company’s stockholders if (i) stockholder approval is required by applicable law, rule or regulation, including any rule of the New York Stock Exchange, or any other stock exchange on which the Common Stock is then traded, or (ii) such amendment modifies the prohibitions on the repricing or discounting of options and SARs contained in Section 2.3; provided further, that no amendment may materially impair the rights of a holder of an outstanding award without the consent of such holder.

6.3 Minimum Vesting Requirements. The Committee shall determine the vesting schedule and Performance Period, if applicable, for each award; provided that no award shall become fully exercisable or vested prior to the one-year anniversary of the date of grant; provided, however, that, such restrictions shall not apply to awards granted under this Plan with respect to the number of shares of Common Stock which, in the aggregate, does not exceed five percent (5%) of the total number of shares available for awards under this Plan; provided, further, that the minimum vesting requirement set forth in this Section 6.3 shall not apply to Deferred Stock Unit Awards received upon the vesting of an award granted under the Plan that was subject to the minimum vesting requirements set forth in this Section 6.3. This Section 6.3 shall not restrict the right of the Committee to accelerate or continue the vesting or exercisability of an award upon or after a Change in Control or termination of employment or otherwise pursuant to Section 1.3 of the Plan.

6.4 Agreement. The Company may condition an award holder’s right (a) to exercise, vest or settle the award and (b) to receive delivery of shares, on the execution and delivery to the Company of the Agreement and the completion of other requirements, including, but not limited to, the execution of a nonsolicitation agreement by the recipient and delivery thereof to the Company. Terms relating to the vesting, exercisability and satisfaction of any Performance Measures relating to an award, or any forfeiture and cancellation of such award (i) upon a termination of employment with or service to the Company of the holder of such award, whether by reason of disability, retirement, death or any other reason, or (ii) during a paid or unpaid leave of absence, shall be determined by the Committee and set forth in the applicable award Agreement.

6.5 Non-Transferability. No award shall be transferable other than by will, the laws of descent and distribution or pursuant to beneficiary designation procedures approved by the Company or, to the extent expressly permitted in the Agreement relating to such award, to the holder’s family members, a trust or entity established by the holder for estate planning purposes or a charitable organization designated by the holder, in each case, without consideration. Except to the extent permitted by the foregoing sentence or the Agreement relating to an award, each award may be exercised or settled during the holder’s lifetime only by the holder or the holder’s legal representative or similar person. Except as permitted by the second preceding sentence, no award may be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process. Upon any attempt to so sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of any award, such award and all rights thereunder shall immediately become null and void.

6.6 Tax Withholding. The Company shall have the right to require, prior to the issuance or delivery of any shares of Common Stock or the payment of any cash pursuant to an award made hereunder, payment by the holder of such award of any federal, state, local, foreign or other taxes which may be required to be withheld or paid in connection with such award. An Agreement may provide that (i) the Company shall withhold whole shares of Common Stock which would otherwise be delivered to a holder, having an aggregate Fair Market Value determined as of the date the obligation to withhold or pay taxes arises in connection with an award (the “Tax Date”), or withhold an amount of cash which would otherwise be payable to a holder, in the amount necessary to satisfy any such obligation or (ii) the holder may satisfy any such obligation by any of the following means: (A) a cash payment to the Company; (B) delivery (either actual delivery or by attestation procedures established by the Company) to the Company of previously owned whole shares of Common Stock having an aggregate Fair Market Value, determined as of the Tax Date, equal to the amount necessary to satisfy any such obligation; (C) authorizing the Company to withhold whole shares of Common Stock which would otherwise be delivered having an aggregate Fair Market Value, determined as of the Tax Date, or withhold an amount of cash which would otherwise be payable to a holder, equal to the amount necessary to satisfy any such obligation; (D) in the case of the exercise of an option, a cash payment by a broker-dealer acceptable to the Company to whom the optionee has submitted an irrevocable notice of exercise or (E) any combination of (A), (B) and (C), in each case to the extent set forth in the Agreement relating to the award. Shares of Common Stock to be delivered or withheld may not have an aggregate Fair Market Value in excess of the amount determined by applying the minimum statutory withholding rate (or, if permitted by the Company, such other rate as will not cause adverse accounting consequences under the accounting rules then in effect, and is permitted under applicable IRS withholding rules).

6.7 Restrictions on Shares. Each award made hereunder shall be subject to the requirement that if at any time the Company determines that the listing, registration or qualification of the shares of Common Stock subject to such award upon any securities exchange or under any law, or the consent or approval of any governmental body, or the taking of any other action is necessary or desirable as a condition of, or in connection with, the delivery of shares thereunder, such shares shall not be delivered unless such listing, registration, qualification, consent, approval or other action shall have been effected or obtained, free of any conditions not acceptable to the Company. The Company may require that certificates evidencing shares of Common Stock delivered pursuant to any award made hereunder bear a legend indicating that the sale, transfer or other disposition thereof by the holder is prohibited except in compliance with the Securities Act of 1933, as amended, and the rules and regulations thereunder.

6.8 Adjustment. In the event of any equity restructuring (within the meaning of Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation —Stock Compensation) that causes the per share value of shares of Common Stock to change, such as a stock dividend, stock split, spinoff, rights offering or recapitalization through an extraordinary cash dividend, the number and class of securities available under this Plan, the terms of each outstanding option and SAR (including the number and class of securities subject to each outstanding option or SAR and the purchase price or base price per share), the terms of each outstanding Restricted Stock Award and Restricted Stock Unit Award (including the number and class of securities subject thereto), the terms of each outstanding Performance Award (including the number and class of securities subject thereto), the terms of each outstanding Deferred Stock Unit Award (including the number and class of securities subject thereto), the maximum number of securities with respect to which options or SARs may be granted during any fiscal year of the Company to any one grantee, the maximum number of shares of

Common Stock that may be awarded during any fiscal year of the Company to any one grantee pursuant to a Stock Award that is subject to Performance Measures or a Performance Award shall be appropriately adjusted by the Committee, such adjustments to be made in the case of outstanding options and SARs without an increase in the aggregate purchase price or base price and in accordance with Section 409A of the Code. In the event of any other change in corporate capitalization, including a merger, consolidation, reorganization, or partial or complete liquidation of the Company, such equitable adjustments described in the foregoing sentence may be made as determined to be appropriate and equitable by the Committee to prevent dilution or enlargement of rights of participants. In either case, the decision of the Committee regarding any such adjustment shall be final, binding and conclusive.

6.9 Change of Control.

(a) In the event a Change of Control occurs and, within eighteen (18) months following the date of the Change of Control, (i) an award holder experiences an involuntary termination of employment (other than for Cause, death or disability) such that he or she is no longer in the employ or service of the Company or an Affiliate, (ii) an event or condition that constitutes “Good Reason” occurs and the award holder subsequently resigns for Good Reason pursuant to a resignation that meets the requirements set forth in the definition of “Good Reason” in Section 1.2 above, or (iii) an award holder who is a Non-Employee Director ceases to serve on the Board or the board of directors of any successor corporation (each of the events described in (i), (ii) and (iii), a “Termination of Service”):

(i) all Options and SARs to purchase or acquire shares of Common Stock of the Company shall immediately vest and become exercisable on the date of such Termination of Service and shall remain exercisable in accordance with the terms of the applicable Agreement until the earlier of (A) twelve (12) months after such Termination of Service or (B) the expiration of the term of such Option or SAR;

(ii) the Restriction Period with respect to all awards shall immediately lapse or expire on the date of such Termination of Service and, in the case of performance-based vesting conditions, the “performance targets” shall be achieved as determined pursuant to the terms of the applicable Agreement and such awards shall be settled pursuant to the terms of the applicable Agreement; and

(iii) all Performance Awards outstanding shall be earned and settled pursuant to the terms of the applicable Agreement.

(b) In the event a Change of Control occurs and outstanding awards are (i) impaired in value or rights, as determined solely in the discretionary judgment of the Board (as constituted prior to the Change of Control), (ii) not assumed by a successor corporation or an affiliate thereof, or (iii) not replaced with an award or grant that, solely in the discretionary judgment of the Board (as constituted prior to the Change of Control), preserves the existing value of the outstanding awards at the time of the Change of Control:

(i) all Options and SARs to purchase or acquire shares of Common Stock of the Company shall immediately vest on the date of such Change of Control and become exercisable in accordance with the terms of the applicable Agreement;

(ii) the Restriction Period with respect to all awards shall immediately lapse or expire on the date of such Change of Control and, in the case of performance-based vesting conditions, the “performance targets” shall be achieved as determined pursuant to the terms of the applicable Agreement and such awards shall be settled pursuant to the terms of the applicable Agreement;

(iii) all Performance Awards outstanding shall be earned, shall immediately vest and shall be settled pursuant to the terms of the applicable Agreement; and

(iv) the Board (as constituted prior to the Change of Control) may, in its sole discretion, require outstanding awards to be surrendered (or deemed surrendered) to the Company by the holder, and to be immediately cancelled by the Company, and to provide for the holder to receive a cash payment in an amount equal to (A) in the case of an option or an SAR, the aggregate number of shares of Common Stock then subject to the portion of such option or SAR surrendered (or deemed surrendered) multiplied by the excess, if any, of the Fair Market Value of a share of Common Stock as of the date of the Change of Control, over the exercise price or base price per share of Common Stock subject to such option or SAR, (B) in the case of a Stock Award or a Performance Award denominated in shares of Common Stock, the aggregate number of shares of Common Stock then subject to the portion of such award surrendered (or deemed surrendered) to the extent the Performance Measures applicable to such award have been satisfied or are deemed satisfied pursuant to this Section 6.9(b), multiplied by the Fair Market Value of a share of Common Stock as of the date of the Change of Control, and (C) in the case of a Performance Award denominated in cash, the value of the Performance Award then subject to the portion of such award surrendered (or deemed surrendered) to the extent the Performance Measures applicable to such award have been satisfied or are deemed satisfied pursuant to this Section 6.9(b).

(c) The Board (as constituted prior to the Change of Control) shall have the sole and complete authority and discretion to decide any questions concerning the application, interpretation or scope of any of the terms and conditions of any Award or participation under the Plan in connection with a Change of Control, and their decisions shall be binding and conclusive upon all interested parties; and

(d) Other than as set forth above, the terms and conditions of all awards shall remain unchanged.

(e) Notwithstanding the provisions of this Section 6.9, the Committee may, in its discretion, take such other action with respect to Awards in connection with a Change of Control as it shall determine to be appropriate.

(f) If a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company occurs (as defined in Section 409A of the Code), Deferred Stock Units shall be settled on the date of such Change of Control by the delivery of shares of Common Stock to the extent permitted under Section 409A of the Code.

(g) A “Change of Control” shall be deemed to have taken place upon the occurrence of any of the following events:

(i) any Person (as defined below) is or becomes the Beneficial Owner (as defined below), directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates (as defined below)) representing 20% or more of either the then outstanding shares of Common Stock of the Company or the combined voting power of the Company’s then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (A) of paragraph (iii) below; or

(ii) the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the Effective Date, constituted the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s shareholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors in office at the time of such approval or recommendation who either were directors on the Effective Date or whose appointment, election or nomination for election was previously so approved or recommended; or

(iii) there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than (A) any such merger or consolidation after the consummation of which the voting securities of the Company outstanding immediately prior to such merger or consolidation continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least 50% of the combined voting power of the voting securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (B) any such merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Company or its Affiliates) representing 20% or more of either the then outstanding shares of Common Stock of the Company or the combined voting power of the Company’s then outstanding securities; or

(iv) the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by shareholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such transaction or series of transactions; or

(v) Notwithstanding the foregoing, with respect to an Award that is determined to be deferred compensation subject to the requirements of Section 409A of the Code, the Company will not make a payment upon the happening of a Change of Control unless the Company is deemed to have undergone a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company (within the meaning of Section 409A of the Code).

(h) For purposes of this Section 6.9, the following terms shall have the meanings indicated:

(i) “Affiliate” shall have the meaning set forth in Rule 12b-2 under Section 12 of the Exchange Act.

(ii) “Beneficial Owner” shall have the meaning set forth in Rule 13d-3 under the Exchange Act, except that a Person shall not be deemed to be the Beneficial Owner of any securities that are properly filed on a Form 13-F.

(iii) “Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any of its Affiliates, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities or (iv) a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company.

6.10 Deferrals. The Committee may determine that the delivery of shares of Common Stock or the payment of cash, or a combination thereof, upon the exercise or settlement of all or a portion of any award (other than awards of Incentive Stock Options, Nonqualified Stock Options and SARs) made hereunder shall be deferred, or the Committee may, in its sole discretion, approve deferral elections made by holders of awards. Deferrals shall be for such periods and upon such terms as the Committee may determine in its sole discretion, subject to the requirements of Section 409A of the Code.

6.11 No Right of Participation, Employment or Service. Unless otherwise set forth in an employment agreement, no person shall have any right to participate in this Plan. Neither this Plan nor any award made hereunder shall confer upon any person any right to continued employment by or service with the Company or any Affiliate of the Company or affect in any manner the right of the Company or any Affiliate of the Company to terminate the employment or service of any person at any time without liability hereunder.

6.12 Rights as Stockholder. No person shall have any right as a stockholder of the Company with respect to any shares of Common Stock or other equity security of the Company which is subject to an award hereunder unless and until such person becomes a stockholder of record with respect to such shares of Common Stock or equity security.

6.13 Designation of Beneficiary. To the extent permitted by the Company, a holder of an award may file with the Company a written designation of one or more persons as such holder’s beneficiary or beneficiaries (both primary and contingent) in the event of the holder’s death or incapacity. To the extent an outstanding option or SAR granted hereunder is exercisable, such beneficiary or beneficiaries shall be entitled to exercise such option or SAR pursuant to procedures prescribed by the Company. Each beneficiary designation shall become effective only when filed in writing with the Company during the holder’s lifetime on a form prescribed by the Company. The spouse of a married holder domiciled in a community property jurisdiction shall join in any designation of a beneficiary other than such spouse. The filing with the Company of a new beneficiary designation shall cancel all previously filed beneficiary designations. If a holder fails to designate a beneficiary, or if all designated beneficiaries of a holder predecease the holder, then each outstanding award held by such holder, to the extent vested or exercisable, shall be payable to or may be exercised by such holder’s executor, administrator, legal representative or similar person.

6.14 Governing Law. This Plan, each award hereunder and the related Agreement, and all determinations made and actions taken pursuant thereto, to the extent not otherwise governed by the Code or the laws of the United States, shall be governed by the laws of the State of Delaware and construed in accordance therewith without giving effect to principles of conflicts of laws.

6.15 Foreign Employees. Without amending this Plan, the Committee may grant awards to eligible persons who are foreign nationals and/or reside outside the U.S. on such terms and conditions different from those specified in this Plan as may in the judgment of the Committee be necessary or desirable to foster and promote achievement of the purposes of this Plan and, in furtherance of such purposes the Committee may make such modifications, amendments, procedures, subplans and the like as may be necessary or advisable to comply with provisions of laws in other countries or jurisdictions in which the Company or its Affiliates operates or has employees.

6.16 Awards Subject to Clawback. The awards granted under this Plan and any cash payment or shares of Common Stock delivered pursuant to an award shall be subject to forfeiture, recovery by the Company or other action pursuant to the applicable Agreement or any clawback or recoupment policy which the Company may adopt from time to time, including without limitation the Knowles Corporation Policy on Recoupment of Incentive Compensation, effective as of October 31, 2017, and any clawback or recoupment policy which the Company may be required to adopt under the Dodd-Frank Wall Street Reform and Consumer Protection Act and implementing rules and regulations thereunder, or as otherwise required by applicable law.

6.17 Section 409A.

(a) To the extent that the Committee determines that any award granted under the Plan is, or may reasonably be, subject to Section 409A of the Code, the Agreement evidencing such award shall incorporate the terms and conditions necessary to avoid the adverse consequences described in Section 409A(a)(1) of the Code (or any similar provision). To the extent applicable and permitted by law, the Plan and Agreements shall be interpreted in accordance with Section 409A and other interpretive guidance issued thereunder, including without limitation any other guidance that may be issued or amended after the date of grant of any award hereunder. Notwithstanding any provision of the Plan to the contrary, in the event that the Committee determines that any award is, or may reasonably be, subject to Section 409A, the Committee may, without the participant’s consent, adopt such amendments to the Plan and the applicable Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Committee determines are necessary or appropriate to (A) exempt the Award from Section 409A and/or preserve the intended tax treatment of the benefits provided with respect to the Award, or (B) comply with the requirements of Section 409A. Where applicable, the requirement that Awards constituting deferred compensation under Section 409A that are payable upon termination of a participant’s employment or services not be paid prior to the participant’s “separation from service” within the meaning of Section 409A are incorporated herein.

(b) In addition, and except as otherwise set forth in the applicable Agreement, if the Company determines that any award granted under this Plan constitutes, or may reasonably constitute, “deferred compensation” under Section 409A and the participant is a “specified employee” of the Company at the relevant date, as such term is defined in Section 409A(a)(2)(B)(i), then any payment or benefit resulting from such award that is scheduled to be paid on such participant’s “separation from service” will be delayed until the first day of the seventh month following the participant’s “separation from service” with the Company or its “affiliates” within the meaning of Section 409A (or following the date of participant’s death, if earlier), with all payments or benefits due thereafter occurring in accordance with the original schedule.

(c) Notwithstanding anything to the contrary contained herein, neither the Company nor any of its Affiliates shall be responsible for, or required to reimburse or otherwise make any participant whole for, any tax or penalty imposed on, or losses incurred by, any participant that arises in connection with the potential or actual application of Section 409A to any award granted hereunder.

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 04/30/2018 for shares held directly and by 11:59 P.M. ET on 04/26/2018 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET 04/30/2018 for shares held directly and by 11:59 P.M. ET on 04/26/2018 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

KNOWLES CORPORATION ATTN: THOMAS JACKSON 1151 MAPLEWOOD DR ITASCA, IL 60143

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS
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DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following nominees:

1.	Election of Directors — To elect the four Class II directors named in the proxy statement;

Nominees

		For	Against	Abstain			For	Against	Abstain

01)	Didier Hirsch	☐	☐	☐	4.	To approve an amendment to our Amended and Restated Certificate of Incorporation to declassify our Board of Directors;	☐	☐	☐
02)	Ronald Jankov	☐	☐	☐

03)	Ye Jane Li	☐	☐	☐	5.	To approve the Knowles Corporation 2018 Equity and Cash Incentive Plan	☐	☐	☐

04)	Cheryl Shavers	☐	☐	☐	NOTE: The proxies are authorized to vote in their discretion on such other business as may properly come before the meeting or any adjournment thereof.
The Board of Directors recommends you vote FOR proposals 2, 3, 4 and 5:		For	Against	Abstain
2.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2018;	☐	☐	☐
3.	To approve, on an advisory basis, our named executive officer compensation;	☐	☐	☐
Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

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KNOWLES CORPORATION
Annual Meeting of Stockholders
May 1, 2018 09:15 AM CDT
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Jeffrey S. Niew, John S. Anderson and Thomas G. Jackson and each of them (with full power of substitution), as proxies for the undersigned, revoking all proxies previously given, and hereby authorizes them to vote all shares of Common Stock of Knowles Corporation that the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held at 9:15 a.m. CDT on May 1, 2018 at Sofitel Chicago Magnificent Mile, 20 East Chestnut Street, Chicago, Illinois 60611, and at any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner specified on the reverse side. If this proxy is executed, but no instruction is given, this proxy will be voted “FOR” each of the director nominees and “FOR” proposals 2, 3, 4 and 5. The votes entitled to be cast by the undersigned will be cast in the discretion of the proxy holder on any other matter that may properly come before the meeting and at any adjournment or postponement thereof.

Continued and to be signed on reverse side